Exhibit 10.1

EXECUTION VERSION

AMENDMENT TO

TERM LOAN CREDIT AGREEMENT

AMENDMENT TO TERM LOAN CREDIT AGREEMENT (this “Amendment”) dated as of January 29, 2018 (the “Amendment Effective Date”), among

SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”),

SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation, and KMART CORPORATION, a Michigan corporation (the “Borrowers”),

the Guarantors listed on the signature page hereto (the “Guarantors”).

JPP, LLC and JPP II, LLC, as lenders party to the Existing Term Loan Credit Agreement (as defined below) (the “Term Increase Lenders”), as lenders party to the Existing Term Loan Credit Agreement and the Amended Term Loan Credit Agreement (the “Lenders”) and as holders of rights pursuant to Section 9.16 of the Amended Term Loan Credit Agreement (the “Buy-Out Parties”),

JPP, LLC, as Administrative Agent and collateral administrator (the “Agent”), and

Cyrus Opportunities Master Fund II, Ltd., CRS Master Fund, L.P., Crescent 1, L.P., Canary SC Master Fund, L.P., Cyrus Select Opportunities Master Fund, Ltd., Cyrus Special Strategies Master Fund, LP and Cyrus 1740 Master Fund, LP (each, a “Cyrus Entity” and collectively, the “Cyrus Entities”), as initial Tranche A Term Loan Lenders, in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, Holdings, the Borrowers, the Lenders party thereto, Guarantors party thereto and the Agent are party to that certain Term Loan Credit Agreement, dated as of January 4, 2018 (as amended by that certain Term Increase Amendment No. 1 to the Term Loan Credit Agreement, dated as of January 19, 2018, the “Existing Term Loan Credit Agreement”; the Existing Term Loan Credit Agreement as amended hereby, the “Amended Term Loan Credit Agreement”);

WHEREAS, pursuant to the Existing Term Loan Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers;

WHEREAS, pursuant to Section 2.18 of the Existing Term Loan Credit Agreement, the Borrowers may obtain additional term loans by, among other things, entering into a Term Increase Amendment in accordance with the terms and conditions of the Existing Term Loan Credit Agreement;

WHEREAS, the Borrowers have hereby notified the Agent that they are requesting the establishment of a Term Increase in an aggregate principal amount of $20,000,000 (the

“Additional Term Increase” and the commitments related thereto, the “Additional Term Increase Commitments”) pursuant to Section 2.18(a) of the Existing Term Loan Credit Agreement;

WHEREAS, the Borrowers have requested that the Required Lenders (immediately prior to giving effect to the amendments in Section 4 below) agree to waive certain condition precedents to the effectiveness of the Term Increase that is required pursuant to the terms of the Existing Term Loan Credit Agreement;

WHEREAS, the Term Increase Lenders have indicated their willingness to lend such Additional Term Increase on the terms and subject to the conditions herein and the Required Lenders (immediately prior to giving effect to the amendments in Section 4 below) have agreed to make certain waivers as hereinafter set forth;

WHEREAS, immediately after the Additional Term Increase is effective, the Borrowers have requested the Existing Term Loan Credit Agreement be amended to, among other things, (a) provide for Tranche A Term Loans in an aggregate principal amount equal to $60,000,000 and (b) treat the Term Loans under the Existing Term Loan Credit Agreement as separate Classes (namely, the Tranche A Term Loans and Tranche B Term Loans);

WHEREAS, each party that executes this Amendment has agreed to the terms of this Amendment; and

WHEREAS, upon the satisfaction of the terms and conditions set forth herein, Holdings, the Borrowers, the Guarantors, the Lenders, the Buy-Out Parties, the Cyrus Entities and the Agent have agreed to amend the Existing Term Loan Credit Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Term Increase and Waiver.

a.	Defined Terms; References. Capitalized terms used in this Section 1 but not defined have the meaning provided in the Existing Term Loan Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Existing Term Loan Credit Agreement shall, after giving effect to this Amendment (without giving effect to the amendments in Section 4 below), refer to the Existing Term Loan Credit Agreement as amended hereby.

b.

Additional Term Increase. Subject to the terms and conditions set forth herein, each Term Increase Lender severally agrees to make available its portion of the Additional Term Increase to the Borrowers on the Amendment Effective Date (as defined below) (immediately prior to the effectiveness of the amendments pursuant to Section 4 of this Amendment) in the amount of such Term Increase Lender’s Additional Term Increase Commitment as set forth on Schedule A hereto. Pursuant to Section 2.18(b) of the Existing Term Loan Credit Agreement, the Additional Term Increase shall be “Loans” and “Term Loans” for all purposes under the Existing Term Loan Credit Agreement and each of the other Loan Documents and shall have terms identical to the Term Loans outstanding under the Existing Term Loan Credit Agreement immediately prior to the date hereof (the “Existing Term Loans”). Each Term Increase Lender acknowledges and agrees that upon the Amendment Effective Date, such Term Increase Lender shall be a “Lender” and “Term Lender” under, and for all purposes, of the Existing Term Loan Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

c.	Existing Term Loan Credit Agreement Governs. Except as set forth in Section 1 of this Amendment, the Additional Term Increase shall have identical terms as the Existing Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Term Lenders, of the Existing Term Loan Credit Agreement and the other Loan Documents, each reference to a “Loan”, “Loans”, “Term Loan” or “Term Loans” in the Existing Term Loan Credit Agreement shall be deemed to include the Additional Term Increase and other related terms will have the correlative meanings mutatis mutandis.

d.	Effectiveness. The Additional Term Increase shall become effective as of the Amendment Effective Date (immediately prior to the effectiveness of the amendments in Section 4 hereof), subject to satisfaction of the conditions in Section 6 hereof.

e.	Waiver. The undersigned Lenders, constituting the Required Lenders, hereby waive the Term Increase Conditions described in clauses (d) and (e) of the definition thereof and waive the requirement in Section 2.18 that each Term Increase request shall be in a minimum amount of $25,000,000, in each case, solely with respect to the Additional Term Increase. Except as provided in the prior sentence, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

f.	Use of Proceeds. The Borrowers may use the proceeds of the Additional Term Increase for any purpose permitted by the Existing Term Loan Credit Agreement.

g.	Request for Term Increase. By their execution of this Amendment, the Borrowers hereby deliver and the Agent hereby acknowledges receipt of this Amendment as the satisfaction of the requirement to give notice required to the Agent pursuant to Section 2.18(a) of the Existing Term Loan Credit Agreement.

2.	Incorporation of Terms. Except as indicated in Section 1 above, all capitalized terms not otherwise defined herein shall have the same meaning as in the Amended Term Loan Credit Agreement.

3.	Release by Loan Parties. Each Loan Party hereby acknowledges and agrees that it has no actual knowledge of any defenses or claims against any Lender, any Term Increase Lender, the Agent, any Cyrus Entity, the Buy-Out Parties, any of their respective Affiliates or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Obligations, and that if such Loan Party now has, or ever did have, any defenses or claims with respect to the Obligations against any Lender, any Term Increase Lender, the Agent, any Cyrus Entity, any Buy-Out Party, any of their respective Affiliates or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of effectiveness of this Amendment, all of them are hereby expressly WAIVED, and each Loan Party hereby RELEASES each Lender, each Term Increase Lender, the Agent, each Cyrus Entity, each Buy-Out Party, each of their respective Affiliates and their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

4.	Amendments to Existing Term Loan Credit Agreement. The Existing Term Loan Credit Agreement (immediately after giving effect to the incurrence of the Additional Term Increase) is hereby amended to delete the red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue double-underlined text (indicated textually in the same manner as the following example: double-underlined) as set forth in the pages of the Amended Term Loan Credit Agreement attached as Annex A hereto. In addition, notwithstanding anything to the contrary herein or in the Amended Term Loan Agreement, the parties hereto agree that accrued and unpaid interest on the Term Loans outstanding immediately prior to the effectiveness of this Amendment (which, for the avoidance of doubt, shall exclude the Additional Term Increase) shall be capitalized on the Amendment Effective Date as PIK Interest as if the Amendment Effective Date were an Interest Payment Date with respect to such Term Loans (with the result that the principal amount of Tranche B Term Loans outstanding immediately following the Amendment Effective Date is $151,093,691.67). Except as provided herein and in the Amended Term Loan Credit Agreement, all of the terms and conditions of the Existing Term Loan Credit Agreement shall remain in full force and effect.

5.

Joinder of Tranche A Term Loan Lenders. Effective as of the Amendment Effective Date, each Cyrus Entity acknowledges and agrees (a) that it is hereby joined as a party to the Amended Term Loan Credit Agreement and the other Loan Documents as a Tranche A Term Loan Lender, as indicated with its signature below, (b) that it is bound by all representations, warranties, covenants, agreements, liabilities and acknowledgments of a Tranche A Term Loan Lender under the Amended Term Loan Credit Agreement and the other Loan Documents, in each case, with the same force and effect as if it was a signatory to the Amended Term Loan Credit Agreement and the other Loan Documents, (c) that it has all rights and obligations of a Tranche A Term Loan Lender under the Amended Term Loan Credit Agreement and the other Loan Documents and (d) that its Tranche A Term Commitment is as set forth on Schedule 2.01, as amended by this Amendment. The parties party hereto other than the Cyrus Entities hereby acknowledge and agree that, effective as of the Amendment Effective Date, each Cyrus Entity has all rights and obligations of a Tranche A Term Loan Lender under the Amended Term Loan Credit Agreement and the other Loan Documents.

6.	Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) that each of the following conditions precedent has been fulfilled as determined by the Term Increase Lenders, Required Tranche A Lenders and the Required Tranche B Lenders, such date being January 29, 2018:

a.	This Amendment shall have been duly executed and delivered by Holdings, the Borrowers, the Guarantors, each of the Term Increase Lenders, each of the Lenders, each of the Buy-Out Parties, the Agent, and each Cyrus Entity and the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

b.	The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated as of the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Effective Date) and each in form and substance satisfactory to the Term Increase Lenders, Required Tranche A Lenders and the Required Tranche B Lenders:

i.	such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Increase Term Lenders, Required Tranche A Lenders and the Required Tranche B Lenders may reasonably require evidencing (A) the authority of each Loan Party to enter into this Amendment and the other documents or instruments executed or to be executed in connection with this Amendment to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Amendment and such other documents to which such Loan Party is a party or is to be a party (or, in the case of this clause (B), in the Increase Term Lender’s, Required Tranche A Lender’s and Required Tranche B Lender’s discretion “no change” certifications);

ii.

copies of each Loan Party’s organization or other governing documents and such other documents and certifications as the Increase Term Lenders, Required Tranche A Lenders and the Required Tranche B Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of organization and, with respect to each Loan Party granting a Mortgage, in good standing in each jurisdiction other than California where any Property owned by such Loan Party is located;

iii.	an opinion of counsel from each of (a) Wachtell, Lipton, Rosen & Katz, as special New York counsel, (b) Morris, Nichols, Arsht & Tunnel LLP, as Delaware local counsel and (c) Dykema Gossett PLLC, as Illinois, Michigan and Texas local counsel, to Holdings, the Borrowers, and the other Loan Parties, or such other firms as may be reasonably acceptable to the Term Increase Lenders, Required Tranche A Lenders and the Required Tranche B Lenders, addressed to the Agent, each Term Increase Lender (as defined in the Existing Term Loan Credit Agreement) and each Lender (as defined in the Amended Term Loan Credit Agreement) as to such matters as the Term Increase Lenders, Required Tranche A Lenders and the Required Tranche B Lenders may reasonably request;

iv.	a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying (A) for the benefit of the Term Increase Lenders only, that the conditions specified in Section 4.02 of the Existing Term Loan Credit Agreement have been satisfied and that the Loan Parties, taken as a whole, are, and after giving effect to the Additional Term Increase will be, Solvent, (B) that the conditions specified in Section 4.02 of the Amended Term Loan Credit Agreement have been satisfied and (C) that the execution and delivery of this Amendment and the incurrence of the Loans, when incurred, will not conflict with, and the Liens on the Collateral granted pursuant to any Loan Document to secure the Loans are permitted by, the Material Documents;

v.	results of searches or other evidence reasonably satisfactory to the Term Increase Lenders, Required Tranche A Lenders and the Required Tranche B Lenders (in each case dated as of a date reasonably satisfactory to the Term Increase Lenders, Required Tranche A Lenders and the Required Tranche B Lenders) indicating the absence of Liens on the Collateral, except for Liens permitted by Section 6.02(a) of the Amended Term Loan Credit Agreement; and

vi.	such other customary certificates, documents or consents as the Term Increase Lenders, Required Tranche A Lenders and the Required Tranche B Lenders reasonably may require.

c.	With respect to the effectiveness of the Additional Term Increase pursuant to Section 1 hereof, the conditions set forth in Section 4.02 of the Existing Term Loan Credit Agreement shall be satisfied, and, the Loan Parties, taken as a whole, are, and after giving effect to the Additional Term Increase will be, Solvent;

d.	The conditions set forth in Section 4.02 of the Amended Term Loan Credit Agreement shall be satisfied.

e.	Since January 30, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

f.	The Borrowers shall have paid all reasonable, documented, out-of-pocket fees and expenses of the Agent, the Term Increase Lenders, the Lenders and the Cyrus Entities that have executed this Amendment.

7.	Representations and Warranties. By execution of this Amendment, each Loan Party certifies that:

a.	no Default or Event of Default exists under the Existing Term Loan Credit Agreement or under any other Loan Document as of the date hereof;

b.	all representations and warranties contained in the Existing Term Loan Credit Agreement, after the effectiveness of the Additional Term Increase pursuant to Section 1 hereof, and the Amended Term Loan Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, immediately prior and immediately after giving effect the amendments pursuant to Section 4 hereof, except to the extent that (i) such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects, and (ii) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date, except to the extent that such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects as of such earlier date);

c.	The Loan Parties, taken as a whole, are, and after giving effect to the Additional Term Increase will be, Solvent;

d.	the execution, delivery and performance by each Loan Party of this Amendment and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and (i) will not result in a breach of any of the terms and provisions of, or constitute a default under the Material Documents, and (ii) do not contravene (A) the charter or by-laws or other organizational or governing documents of such Loan Party or (B) law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii)(B), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect;

e.	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance of this Amendment and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby or thereby that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect or as contemplated by the Post-Closing Undertakings schedule to the Amended Term Loan Credit Agreement or Schedule – Exhibit E – Section 1.14(ii) of the Amendment Effective Date Certificate; and

f.	this Amendment has been duly executed and delivered by each Loan Party party hereto, constitutes the legal, valid and binding obligation of each Loan Party party hereto enforceable against such Loan Party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

8.

Acknowledgement and Reaffirmation. This Amendment shall amend the Existing Term Loan Credit Agreement, but is not intended to, and shall not, constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Term Loan Credit Agreement as amended hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered, as well as all Liens created, pursuant to or in connection with the Existing Term Loan Credit Agreement (as amended) shall remain in full force and effect, each in accordance with its terms (as amended). Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms as of the date hereof the covenants and agreements contained in this Amendment and each Loan Document to which it is a party, including in each case such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, (c) agrees that this Amendment and all documents executed in connection herewith do no operate to reduce or discharge such Loan Party’s obligations under the Loan Documents, (d) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and secure the Secured Obligations (as defined under the Security Agreement), including those Obligations arising under the Amended Term Loan Credit Agreement and (e) agrees that neither this Amendment nor any other document executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents. Each Guarantor hereby confirms that its guarantee under the Amended Term Loan Credit Agreement remains unaltered and in full force and effect and hereby reaffirms, ratifies and confirms the terms and conditions of such guarantee. Agent hereby acknowledges and agrees that its obligations under each of (a) the Acknowledgement of License Agreement, dated as of the Effective Date, between the Agent the ABL Agent and

(b) the Acknowledgement of License Agreement, dated as of the Effective Date, between the Agent and the administrative and collateral agent under the Existing Second Lien Credit Agreement (the “2L Agent”) remain in full force and effect.

9.	Liens Unimpaired. Neither the modification of the Existing Term Loan Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment: (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens other than as contemplated by the Post-Closing Undertakings schedule to the Amended Term Loan Credit Agreement.

10.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.	Expenses. The Borrowers shall reimburse each of the Agent, the Lenders party hereto and the Cyrus Entities for all reasonable and documented out-of-pocket expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees.

12.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

13.	Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.

Entire Agreement. This Amendment, the Amended Term Loan Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Amended Term Loan Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Term Loan Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Existing Term Loan Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Amended Term Loan Credit Agreement and that this Amendment is a Loan Document.

15.	Lender Consent. Upon the satisfaction of the Conditions to Effectiveness set forth in Section 6 above, the Lenders hereby consent to the amendment of the Existing Term Loan Credit Agreement in form and substance as set forth in the Amended Term Loan Credit Agreement attached hereto as Annex A.

16.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Remainder of page intentionally left blank; Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

KMART CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

SEARS ROEBUCK ACCEPTANCE CORP.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President, Finance

SEARS, ROEBUCK AND CO.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

STI MERCHANDISING, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

SEARS BRANDS, L.L.C.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[Signature page to Second Amendment to Term Loan Credit Agreement]

A&E FACTORY SERVICE, LLC
A&E HOME DELIVERY, LLC
A&E LAWN & GARDEN, LLC
A&E SIGNATURE SERVICE, LLC
CALIFORNIA BUILDER APPLIANCES, INC.
FLORIDA BUILDER APPLIANCES, INC.
KMART OF MICHIGAN, INC.
KLC, INC.
PRIVATE BRANDS, LTD.
SEARS BRANDS MANAGEMENT CORPORATION SEARS PROTECTION COMPANY
SEARS PROTECTION COMPANY (FLORIDA), L.L.C.
SEARS, ROEBUCK DE PUERTO RICO, INC.
SOE, INC.
STARWEST, LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

SEARS HOME IMPROVEMENT PRODUCTS, INC.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

KMART HOLDING CORPORATION
KMART OPERATIONS LLC
SEARS OPERATIONS LLC

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[Signature page to Second Amendment to Term Loan Credit Agreement]

KMART OF WASHINGTON LLC
KMART STORES OF ILLINOIS LLC
KMART STORES OF TEXAS LLC
MYGOFER LLC

By: Kmart Corporation, as Sole Member

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

SEARS DEVELOPMENT CO.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

KMART.COM LLC
By: BlueLight.com, Inc., as Sole Member

By:	/s/ Lawrence J. Meerschaert
Name:	Lawrence J. Meerschaert
Title:	Vice President of BlueLight.com, Inc., the Sole Member of Kmart.com LLC

SEARS HOLDINGS MANAGEMENT CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	President

SEARS BRANDS BUSINESS UNIT CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President

[Signature page to Second Amendment to Term Loan Credit Agreement]

JPP, LLC, as Agent, as a Term Increase Lender, as a Lender, and as a holder of rights under Section 9.16 of the Amended Term Loan Credit Agreement

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Member

JPP II, LLC, as a Term Increase Lender, as a Lender and as a holder of rights under Section 9.16 of the Amended Term Loan Credit Agreement

By: RBS Partners, L.P., as Manager

By: ESL Investments, Inc., as General Partner

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Chairman and Chief Executive Officer

[Signature page to Amendment to Term Loan Credit Agreement]

Acknowledged and agreed:

CRS MASTER FUND, L.P.

CYRUS SPECIAL STRATEGIES MASTER FUND, LP

CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.

CYRUS OPPORTUNITIES MASTER FUND II, LTD.

CANARY SC MASTER FUND, L.P.

CRESCENT 1, L.P.

CYRUS 1740 MASTER FUND, LP

By:	Cyrus Capital Partners, L.P., as Investment Manager

By:	/s/ Jennifer M. Pulick
Name: Jennifer M. Pulick
Title: Authorized Signatory

[Signature page to Second Amendment to Term Loan Credit Agreement]

SCHEDULE A TO TERM INCREASE AMENDMENT

Name of Term Increase Lender	Additional Term Increase Commitment
JPP, LLC	$14,465,000
JPP II, LLC	$5,535,000

Total	$20,000,000

Annex A

Conformed Term Loan Credit Agreement

[See Attached]

EXECUTION VERSION

~~Execution Version~~

TERM LOAN CREDIT AGREEMENT

Dated as of January 4, 2018

as amended January 19, 2018

as further amended January 29, 2018

among

SEARS HOLDINGS CORPORATION,

as Holdings,

and

SEARS ROEBUCK ACCEPTANCE CORP.

and

KMART CORPORATION,

as Borrowers

and

THE OTHER GUARANTORS PARTY HERETO,

and

THE LENDERS NAMED HEREIN,

and

JPP, LLC,

as Agent

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Computation of Time Periods	~~27~~35
SECTION 1.03. Accounting Terms	~~27~~36
SECTION 1.04. Other Interpretive Provisions	~~28~~36

ARTICLE II AMOUNTS AND TERMS OF THE ~~LOANS~~LOANs	~~28~~ 36

SECTION 2.01. The Term ~~Loan~~	~~28~~36
SECTION 2.02. [Reserved ~~28~~]Loans	37
SECTION 2.03. Termination Date Reduction	~~28~~37
SECTION 2.04. Notes	~~29~~37
SECTION 2.05. ~~Fees {~~ [Reserved ~~}~~]	~~29~~37
SECTION 2.06. ~~{~~ [Reserved ~~}~~ ].	~~29~~38
SECTION 2.07. Repayment of Loans	~~29~~38
SECTION 2.08. Interest	~~29~~38
SECTION 2.09. Interest Rate Determination	~~30~~39
SECTION 2.10. Optional Conversion of Term Loan Borrowings	~~30~~40
SECTION 2.11. Optional Prepayments of Term ~~Loan~~Loans	~~34~~ 40
SECTION 2.12. Increased Costs	~~31~~40
SECTION 2.13. Illegality	~~32~~41
SECTION 2.14. Payments and Computations	~~32~~42
SECTION 2.15. Taxes	~~33~~43
SECTION 2.16. Sharing of Payments, Etc.	~~35~~46
SECTION 2.17. Use of Proceeds of the Loans	~~36~~47
SECTION 2.18. Term Increases.	~~36~~47

ARTICLE III [RESERVED ~~37~~]	49

ARTICLE IV CONDITIONS TO EFFECTIVENESS	~~37~~49

SECTION 4.01. Conditions Precedent to Effectiveness	~~37~~49
SECTION 4.02. Conditions Precedent to Each Extension of Credit	~~38~~50

ARTICLE V REPRESENTATIONS AND WARRANTIES	~~39~~51

SECTION 5.01. Representations and Warranties of the Borrowers	~~39~~51

ARTICLE VI COVENANTS	~~43~~55

SECTION 6.01. Affirmative Covenants	~~43~~55
SECTION 6.02. Negative Covenants	~~47~~60
SECTION 6.03. Financial Covenant	~~50~~64

ARTICLE VII EVENTS OF DEFAULT	~~50~~64

SECTION 7.01. Events of Default	~~50~~ 64
SECTION 7.02. Additional Remedies	~~52~~67

ARTICLE VIII THE AGENT	~~53~~69

SECTION 8.01. Appointment	~~53~~69
SECTION 8.02. Delegation of Duties	~~53~~69
SECTION 8.03. Exculpatory Provisions	~~53~~69
SECTION 8.04. Reliance by Agent	~~54~~69
SECTION 8.05. Notice of Default	~~54~~70
SECTION 8.06. Non-Reliance on Agents and Other Lenders	~~54~~70
SECTION 8.07. Reports and Financial Statements	~~55~~70
SECTION 8.08. Indemnification	~~55~~71
SECTION 8.09. Agent in Its Individual Capacity	~~55~~71
SECTION 8.10. Successor Agent	~~56~~71
SECTION 8.11. [Reserved ~~56~~]	72
SECTION 8.12. Defaulting Lenders	~~56~~72

ARTICLE IX MISCELLANEOUS	~~57~~73

SECTION 9.01. Amendments, Etc.	~~57~~73
SECTION 9.02. Notices, Etc.	~~57~~74
SECTION 9.03. No Waiver; Remedies	~~58~~75
SECTION 9.04. Costs and Expenses	~~58~~75
SECTION 9.05. Right of Set-off	~~59~~76
SECTION 9.06. Binding Effect; Effectiveness	~~60~~77
SECTION 9.07. Assignments and Participations	~~60~~77
SECTION 9.08. Confidentiality	~~62~~79
SECTION 9.09. Governing Law	~~62~~80
SECTION 9.10. Execution in Counterparts	~~62~~80
SECTION 9.11. Jurisdiction, Etc.	~~62~~80
SECTION 9.12. WAIVER OF JURY TRIAL	~~63~~80
SECTION 9.13. Release of Collateral or Guarantee Obligation	~~63~~80
SECTION 9.14. PATRIOT Act Notice	~~63~~81
SECTION 9.15. Integration	~~63~~81
SECTION 9.16. Replacement of Lenders	~~63~~81
SECTION 9.17. No Advisory or Fiduciary Capacity	~~64~~83
SECTION 9.18. Reinstatement	~~65~~83
SECTION 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~65~~83

ARTICLE X GUARANTEE	~~65~~84

SECTION 10.01. Guarantee	~~65~~84
SECTION 10.02. Right of Contribution	~~66~~85
SECTION 10.03. No Subrogation	~~66~~85
SECTION 10.04. Amendments, etc. with Respect to Obligations	~~67~~85
SECTION 10.05. Guarantee Absolute and Unconditional	~~67~~86
SECTION 10.06. Reinstatement	~~68~~87
SECTION 10.07. Payments	~~68~~87
SECTION 10.08. Additional Guarantors	~~68~~87
SECTION 10.09. Releases	~~68~~87

SCHEDULES

Schedule 2.01	Lenders; Commitments

Schedule 5.01(n)	Pension Plan Issues

Schedule 5.01(s)	Existing Rights to Purchase Equity Interests

Schedule 5.01(t)	Labor Matters

Schedule 6.01(j)	Financial and Collateral Reports

Schedule 6.01(r)	Post-Closing Undertakings

Schedule 6.02(d)	Restricted Payments

Schedule 6.02(k)(ii)	Investment Policy

EXHIBITS

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Joinder Agreement

Exhibit D	Real Estate Definitions

Exhibit E	Real Estate Representations

Exhibit F	Real Estate Covenants

TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of January 4, 2018, as amended on January 19, 2018 and as further amended on January 29, 2018 (the “Amendment Effective Date”), among SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (“SRAC”), KMART CORPORATION, a Michigan corporation (“Kmart Corp”), the guarantors listed on the signature pages hereto or pursuant to any joinder hereto as provided in Sections 6.01(i) and 10.08, JPP II, LLC, as a Lender and as a holder of rights under Section 9.16, the banks, financial institutions and other institutional lenders listed on the signature pages hereof or through an assignment as provided in Section 9.07 hereof or otherwise as Lenders, and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator (together with any successor thereto, the “Agent”)~~.~~, and as a holder of rights under Section 9.16.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Term Lenders make term loans to the Borrowers in an aggregate principal amount ~~of $100,000,000~~as of the Amendment Effective Date of $210,000,000 on the terms and subject to the conditions set forth in this Agreement~~.~~, as such amount may be increased pursuant to Section 2.18.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings and the meanings specified in Exhibit D hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Agent” means Bank of America, N.A., in its capacity as administrative agent and as a co-collateral agent under the ABL Credit Agreement Documents, or any successor administrative agent and co-collateral agent.

“ABL Collateral Agreement” means the Third Amended and Restated Collateral Agreement, dated as of July 21, 2015 (as amended April 8, 2016) by and among Holdings and the other grantors party thereto and the Co-Collateral Agents (as such term is defined therein).

“ABL Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended April 8, 2016, as further amended February 10, 2017, as further amended December 12, 2017) by and among Holdings, the Borrowers, the lenders party thereto in their capacities as lenders thereunder, the ABL Agent, as agent and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, guarantors, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by this Agreement.

“ABL Credit Agreement Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Limited License” means the limited license of Related Intellectual Property (as such term is defined in the ABL Collateral Agreement as of the Effective Date) granted to the Co-Collateral Agents (as such term is defined in the ABL Collateral Agreement as of the Effective Date) pursuant to Section 6.7 in the ABL Collateral Agreement as of the Effective Date, for the sole purpose of enabling the Co-Collateral Agents to exercise their rights and remedies under Section 6 of the ABL Collateral Agreement as of the Effective Date at such time as the Co-Collateral Agents shall be lawfully entitled to exercise such rights and remedies.

“2L Security Agreement” means the “Security Agreement” as defined in the Existing Second Lien Credit Agreement as of the Effective Date.

“2L Collateral Agent” means the “Collateral Agent” as defined in the 2L Security Agreement as of the Effective Date.

“2L Limited License” means the limited license of Related Intellectual Property (as such term is defined in the Existing Second Lien Credit Agreement as of the Effective Date) granted to the 2L Collateral Agent pursuant to Section 5.7 in the 2L Security Agreement as of the Effective Date, for the sole purpose of enabling the 2L Collateral Agent to exercise its rights and remedies under Section 5 of the 2L Security Agreement as of the Effective Date at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies.

“Acquisition” means, with respect to any Person (a) a purchase of a controlling interest in, the equity interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the equity interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Term Increase Lender” has the meaning set forth in Section 2.18(c).

“Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any items of loss resulting from the sale of assets other than in the ordinary course of business for such period, (v) any non-cash charges for tangible or intangible impairments or asset write downs for such period (excluding any write downs or write-offs of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters), and (vi) any other non-cash charges for such period (including non-cash charges arising from share-based payments to employees or directors, but excluding (1) any non-cash charge already added back to Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period, (2) any non-cash charge that relates to the write-down or write-off of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters, and (3) non-cash charges for which a cash payment is required to be made in that or any other period), minus (b) without duplication and to the extent included in Consolidated Net Income for such period, (i) any items of gain resulting from the sale of assets other than in the ordinary course of business for such period, (ii) any cash payments made during such period in respect of non-cash charges described in clause (a)(vi) taken in a prior period ~~and~~, (iii) any non-cash items of income for such period, all calculated on a Consolidated basis in accordance with GAAP (excluding any non-cash income already deducted from Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period) and (iv) any cancellation of debt income for such period. For the purposes of calculating Adjusted Consolidated EBITDA in connection with any determination of the Consolidated Leverage Ratio or Fixed Charge Ratio, (i) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made any Material Disposition, the Adjusted Consolidated EBITDA for such fiscal quarter shall be reduced by an amount equal to the Adjusted Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Adjusted Consolidated EBITDA (if negative) attributable thereto for such fiscal period and (ii) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made a Material Acquisition, Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $100,000,000.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Agent” has the meaning provided in the Preamble, or any successor thereto.

“Amendment Effective Date” has the meaning provided in the Preamble.

“Amendment Effective Date Certificate” means that certain officer’s certificate of the Borrowers delivered to the Amendment Effective Date Term Lenders on the Amendment Effective Date.

“Amendment Effective Date Term Lender” means any Person that makes a portion of the Term Loans on the Amendment Effective Date.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Application of Disposition Proceeds” means, with respect to any applicable Disposition, the application of the Net Proceeds thereof by Holdings and its Subsidiaries in the order set forth in the ABL Credit Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“April 2016 Mortgage Debt” means the Debt owing by Sears and certain other Subsidiaries of Holdings to JPP, LLC, JPP II, LLC and Cascade Investment, L.L.C., as lenders, pursuant to that certain $500,000,000 secured short-term loan facility dated as of April 8, 2016, as amended and restated on May 22, 2017, and as may be further amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit A hereto or such other form as may be reasonably acceptable to the Borrowers and the Agent.

“Authorized Officer” means, as to Holdings, any Borrower or any other Loan Party, its president, chief executive officer, chief financial officer, vice president and controller, vice president and treasurer, vice president, finance, executive vice president, finance or any other person designated by it and acceptable to the Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the Eurodollar Rate (calculated utilizing a one-month Interest Period) plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by the ABL Agent as its “prime rate.” Any change in such rate announced by the ABL Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means a Term Loan Borrowing that bears interest as provided in Section 2.08(a)(i).

“Base Rate Advance Interest Payment Date” has the meaning specified in Section 2.08(a)(i).

“Borrower Information” has the meaning specified in Section 9.08.

“Borrowers” means, collectively, SRAC and Kmart Corp~~.; provided that in the event SRAC is dissolved, merged with and into Holdings or any Subsidiary of Holdings or otherwise ceases to exist in accordance with Section 6.01(d), then Holdings shall designate that Holdings or a direct wholly owned Domestic Subsidiary of Holdings become a Borrower for all purposes of the Loan Documents~~.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type made by each of the applicable Term Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Boston, Massachusetts or, in the case of matters relating to SRAC, Greenville, Delaware or, in the case of matters relating to Kmart Corp., Detroit, Michigan, and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day of the year on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all cash expenditures made or costs incurred for the acquisition or improvement of fixed or capital assets of such Person, in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capped Excess Availability “ means, at any time, “Capped Excess Availability” as defined in the ABL Credit Agreement (or analogous term in any successor agreement).

“Cash Equivalents” means investments of Holdings and its Subsidiaries recorded as cash or cash equivalents in accordance with GAAP.

“Class” means (a) with respect to Lenders, ~~those of such Term Lenders that have Loans of a particular~~Lenders having Tranche A Term Loan Exposure and Lenders having Tranche B Term Loan Exposure each constituting a separate Class, and (b) with respect to any Loans or Borrowing, ~~refers to~~ whether such Loan, or the Loans comprising such Borrowing, are Tranche A Term Loans, Tranche B Term Loans, Shortened Loans with respect to Tranche A Term Loans or Shortened Loans~~,~~ with respect to Tranche B Term Loans; provided that (i) Lenders holding Tranche A Term Loans or ~~Shortened~~Tranche B Term Loans, as applicable, shall vote as a single Class or separate Classes pursuant to Section 9.01, ~~and~~ (ii) Tranche A Term Increases and any existing Tranche A Term Loans, after giving effect to Section 2.18(f) to the extent applicable, shall constitute the same Class of Term Loans and (iii) Tranche B Term Increases and any existing Tranche B Term Loans, after giving effect to Section 2.18(f) to the extent applicable, shall constitute the same Class of Term Loans. For clarity, except as expressly provided ~~herein~~in this Agreement, each Lender shall have the same rights and obligations under this Agreement and the other Loan Documents.

“Closing Certificate” has the meaning given to it in Section 4.01(a)(vii).

“Collateral” means (i) “Collateral” as defined in the Security Agreement and (ii) the Real Property Collateral.

“Commitments” means, collectively the Term Commitments and any Term Increases.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Consolidated” refers to the consolidation of accounts of Holdings and its Subsidiaries in accordance with GAAP and as presented on a GAAP basis.

“Consolidated Interest Expense” means for any period for any Person, total interest expense of such Person (including that attributable to Capital Lease Obligations and other expenses classified as interest expense in accordance with GAAP) on a Consolidated basis with respect to all outstanding Debt of such Person, as determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any given day, the ratio of (a) Consolidated Total Debt on such day to (b) Adjusted Consolidated EBITDA for the four immediately preceding fiscal quarters for which financial statements are available or were required to have been delivered pursuant to Section 6.01(j).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Debt of Holdings and its Subsidiaries at such date, determined on a Consolidated basis in accordance with GAAP, but excluding (i) issued but not funded letters of credit, (ii) reimbursement obligations which are characterized as trade payables and are not overdue with respect to trade letters of credit and (iii) contingent obligations.

“Convert”, “Conversion” and “Converted” each refers to a conversion of a Term Loan Borrowing of one Type into a Term Loan Borrowing of the other Type, pursuant to Section 2.09 or 2.10.

“Covenant Compliance Event” means “Capped Excess Availability” at any time is less than $150,000,000.

“Credit Card Accounts Receivable” means each Account or Payment Intangible (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Loan Party resulting from charges by a customer of a Loan Party on credit cards issued by such issuer in connection with the sale of goods by a Loan Party or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Card Program Assets” means the Credit Card Program Documents, all rights or obligations arising thereunder (including, without limitation, royalty fees and other revenues payable to Holdings or any of its subsidiaries pursuant thereto), all related Intellectual Property and such other assets as the Borrowers and the Agent may agree, but excluding, for the avoidance of doubt, Credit Card Accounts Receivable or any proceeds thereof.

“Credit Card Program Documents” means the Program Agreement, originally dated as of July 15, 2003, amended and restated as of November 3, 2003, and as further amended by the parties from time to time by and among Sears, Roebuck and Co., Sears Brands Business Unit Corporation (as successor in interest to Sears Intellectual Property Management Company) and Citibank, N.A. (as successor in interest to Citibank (South Dakota), N.A., which was successor in interest to Citibank (USA), N.A.), and the other agreements entered into in connection therewith.

“Credit Card Royalty Securitization” means the securitization, subject to Section 6.01(h) hereof, of royalty fees and other revenues payable to Holdings or any of its subsidiaries pursuant to the Credit Card Program Documents, but excluding, for the avoidance of doubt, Credit Card Accounts Receivable or any proceeds thereof; provided that the documents governing such securitization shall not provide, directly or indirectly, for recourse against any Loan Party by way of a guaranty or any other support arrangement other than such limited recourse as is reasonable given market standards for transactions of a similar type, including in connection with any servicing or management of the assets subject thereto by any Loan Party.

“Credit Card Royalty Securitization Subsidiary” means any Subsidiary of Holdings that engages in no material activities other than the transactions contemplated by a Credit Card Royalty Securitization and activities reasonably related thereto.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) the Agent, and (iii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Customer Information” has the meaning given to such term in the Security Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (excluding interest payable thereon unless such interest has been accrued and added to the principal amount of such indebtedness), (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) any such obligations which are due less than twelve months from the date of incurrence), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business and other than the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or in respect of bankers’ acceptances or letters of credit, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender (as reasonably determined by the Agent) that (a) has failed to fund any portion of its obligations required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (c) has failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Agent’s receipt of such confirmation, (d) has notified the Borrowers or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (f) a Lender that has become subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Difference Amount” means the amount that is equal to the Permitted Short Term Debt Amount minus $1,000,000,000, provided that if such amount is less than zero, the Difference Amount shall be zero.

“Disposition” means any sale, transfer, license (as licensor), sublicense (as sublicensor), lease or other disposition (including any sale and leaseback transaction and, with respect to Intellectual Property, any covenant not to sue, release, abandonment, lapse, forfeiture, dedication to the public or other similar disposition of such Intellectual Property), whether in one transaction or in a series of transactions, of any property (including, without limitation, any equity interests).

“Dollars” and “$” refers to lawful money of the United States.

“Domain Names” has the meaning given to such term in the Security Agreement.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means January 4, 2018.

~~“Effective Date Term Lender” means any Person that makes a portion of the Term Loans on the Effective Date.~~

~~“Effective Date Term Loans” means Term Loans made on the Effective Date.~~

“Effective Yield” means, as to any Debt, the effective yield on such Debt in the reasonable determination of the Agent and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining weighted average life to maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness; provided that with respect to any Debt that includes a “Eurodollar Rate floor” or “Base Rate floor,” (i) to the extent that the Eurodollar Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the Eurodollar Rate or Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a commercial bank or any other Person engaged in the business of making asset based or commercial loans, or any fund or other Person (other than a natural Person) that invests in loans, which bank, Person or fund, together with its Affiliates, has a combined capital and surplus in excess of $300,000,000 and which bank, Person or fund is approved by the Agent, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Borrowers, in each case such approval not to be unreasonably withheld or delayed, (b) an existing Lender or an Affiliate of an existing Lender or an Approved Fund, or (c) any Permitted Holder; provided that neither the Borrowers nor an Affiliate of the Borrowers (other than a Permitted Holder) shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrowers, or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a Reportable Event, as defined herein, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to Section 4043(b)(2)) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of

ERISA; (f) the conditions for the imposition of a lien under Sections 303(k) or 4068(a) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, or (h) the Borrowers or any ERISA Affiliate incur liabilities under Section 4069 of ERISA.

“ESL” means, collectively, JPP, LLC and JPP II, LLC, each a Delaware limited liability company, and their Affiliates.

“ESL Buy-Out Notice” has the meaning specified in Section 9.16.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum (which shall in no event be less than zero) equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the ABL Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the ABL Agent (which shall in no event be less than zero) to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period;

(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum (which shall in no event be less than zero) equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the ABL Agent (which shall in no event be less than zero) to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Advance” means any Term Loan Borrowing that bears interest as provided in Section 2.08(a)(ii).

“Eurodollar Rate Advance Interest Payment Date” has the meaning specified in Section 2.08(a)(ii),

“Eurodollar Rate Reserve Percentage” for any Interest Period for a Eurodollar Rate Advance by any Lender means the reserve percentage applicable to such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the minimum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and including any Taxes imposed in lieu of income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in any Extension of Credit or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in such Extension of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 9.16) or (ii) in the case of a Lender, such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e) or (f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of September 1, 2016 (as amended July 7, 2017), between Holdings, SRAC, Kmart Corp., the lenders party thereto, and JPP, LLC, as administrative agent and collateral administrator, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements.

“Existing Second Lien Notes” means the 6 5⁄8% Senior Secured Notes due 2018 of Holdings outstanding as of the Effective Date.

“Extensions of Credit” means as to any Term Lender at any time, an amount equal to the sum of the outstanding principal amount of the Term Loans held by such Term Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing reasonably selected by it.

“Fixed Charge Ratio” means, the ratio, determined as of the end of each fiscal month of the Borrowers for the most recently ended twelve fiscal months, of (a) Adjusted Consolidated EBITDA minus the unfinanced portion of Capital Expenditures (but including Capital Expenditures financed with proceeds of the revolving facility under the ABL Credit Agreement) minus taxes paid in cash net of refunds (but in no event less than zero), to (b) Fixed Charges, all calculated on a Consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense paid or payable in cash, plus scheduled principal payments on Debt made during such period, plus Capital Lease Obligation payments made during such period, all calculated on a Consolidated basis.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, Holdings, the Borrowers and their respective Subsidiaries.

“Guarantors” means, collectively, each Loan Party in its capacity as a guarantor pursuant to Article X (including, for the avoidance of doubt, Holdings).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Holdings” has the meaning provided in the Preamble.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Initial Tranche A Term Lenders” means, collectively, Cyrus Opportunities Master Fund II, Ltd., CRS Master Fund, L.P., Crescent 1, L.P., Canary SC Master Fund, L.P., Cyrus Select Opportunities Master Fund, Ltd., Cyrus Special Strategies Master Fund, LP, Cyrus 1740 Master Fund, LP and any and all successors or assigns of the foregoing; provided that any Lender to which an ESL Buy-Out Notice has been delivered shall be treated for purposes of determining the “Initial Tranche A Term Lenders” definition as if it has been replaced by the applicable assignee as of the date such notice is delivered.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” shall mean, as to any Loan Party, any of the following: (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, arrangement, compromise, liquidation, receivership, dissolution, winding-up, foreclosure, power of sale, or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, any proceeding seeking the appointment of a receiver, monitor or other insolvency official with similar powers with respect to such Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under any Debtor Relief Law and whether voluntary or involuntary.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” has the meaning given to such term in the Security Agreement.

“Interest Payment Date” has the meaning specified in Section 2.08(a)(ii),

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Term Loan Borrowing the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending one month later and, thereafter, each subsequent one month period; provided, however, that:

(a) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period of one month or longer to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” as defined in the UCC.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition.

“IP Filing Office” has the meaning given to such term in the Security Agreement.

“IP Security Agreement” has the meaning given to such term in the Security Agreement.

“January 2017 Mortgage Debt” means the Debt owing by Sears and certain other Subsidiaries of Holdings to JPP, LLC and JPP II, LLC, as lenders, pursuant to that certain $500,000,000 secured loan facility dated as of January 3, 2017, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time.

“Kmart” means Kmart Holding Corporation, a Delaware corporation.

“Kmart Corp.” has the meaning provided in the Preamble.

“Lenders” means the Term Lenders.

“LC Facility” means Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016, among Holdings, the other Borrowers, the financial institutions party thereto from time to time as L/C Lenders, and Citibank, N.A., as Administrative Agent and Issuing Bank, as amended.

“Lien” means any lien, security interest or other charge or encumbrance of any kind or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, any license or sublicense of Intellectual Property and any easement, right of way or other encumbrance on title to real property, but excluding consignments or bailments of goods of third parties and the interests of lessors under operating leases.

“Line Cap” means the “Line Cap” as defined in the ABL Credit Agreement.

“Loan(s)” shall mean the Term Loans.

“Loan Documents” means this Agreement, the Security Documents, the Notes, any other document or instrument now or hereafter designated by the Borrowers and the Agent as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means each Group Member that is a party to a Loan Document.

~~“Margin Increase Amount” has the meaning specified in Section 2.18(e).~~

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of Holdings and its Subsidiaries taken as a whole, or (b) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents taken as a whole or the rights and remedies of the Agent, or the Lenders thereunder taken as a whole (including, but not limited to, the enforceability or priority of any Liens granted to the Agent under the Loan Documents).

“Material Documents” mean agreements (i) constituting or evidencing any Debt of the Borrowers and the other Loan Parties~~, in each case,~~ in an amount in excess of $25,000,000, including without limitation the agreements set forth on Schedule 1.01(a) to the Closing Certificate, (ii) evidencing Real Property Collateral and (iii) Material IP Documents.

“Material IP Documents” mean agreements evidencing any income, royalties, proceeds, damages, receivables and payments with respect to any Intellectual Property of the Borrowers or the other Loan Parties, in each case, (a) in excess of $1,000,000 per year, (b) relating to Specified Intellectual Property or (c) containing a grant of exclusive rights; including, without limitation, the Sears Mexico Trademark License Agreement and any agreement entered into following termination or expiration of the Sears Mexico Trademark License Agreement with respect to all or a portion of the Intellectual Property licensed under the Sears Mexico Trademark License Agreement.

“Material Subsidiary Guarantor” means a Subsidiary Guarantor that, at the time of determination, accounts for more than 2% of both the total assets and total revenues of Holdings on a consolidated basis (and, together with all other Material Subsidiary Guarantors accounts for more than 5% of both the total assets and total revenues of Holdings on a consolidated basis).

“MFN Term Loans” has the meaning specified in Section 2.18(3).

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on the Real Property Collateral in favor of the Agent on behalf of the Lenders to secure the Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time and in form and substance reasonably satisfactory to the ~~Agent~~Required Lenders.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Holdings or any ERISA Affiliate and at least one Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means, (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of any property or any casualty or condemnation of such property, the excess, if any, of (i) the sum of cash and cash equivalents received in such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt owed to Holdings or any of its Subsidiaries, the payment of which in connection with any Permitted Disposition or other transaction shall not, for the avoidance of doubt, be deemed to reduce the amount of Net Proceeds for any purposes under this Agreement) that is secured by the applicable asset by a Lien which is senior to the collateral agent’s lien under the ABL Credit Agreement Documents, if any, on such asset and that is required, and permitted under this Agreement, to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction, (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or any of its Subsidiaries to third parties (other than Affiliates), (C) transfer Taxes paid as a result thereof and (D) amounts paid by any Loan Party or any of its Subsidiaries in order to obtain consents required from any third parties (other than Affiliates) to consummate such transaction, and (b) the excess of (i) the sum of the cash and cash equivalents received in connection with the issuance of any equity interests of any Loan Party or any Permitted Refinancing Debt over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.

~~“Non-Affiliated Lender” has the meaning specified in Section 9.16.~~

“Non-Consenting Lender” has the meaning specified in Section 9.16.

“Non-Consenting ~~Non-Affiliated~~Required Lender” has the meaning specified in Section 9.16.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note of any Borrower payable to any Lender evidencing the Term Loans of such Lender.

“Obligations” means all amounts owing pursuant to this Agreement and the other Loan Documents, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorneys costs, indemnities and other amounts, whether in respect of Term Loans or otherwise. For the avoidance of doubt, Obligations shall include any increase in the principal amount of the Loans as a result of PIK Interest.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Extension of Credit or Loan Document pursuant to an assignment request by the Borrowers under Section 9.16).

“Other LC Facility” has the meaning assigned to such term in the ABL Credit Agreement.

“Other Taxes” has the meaning specified in Section 2.15.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings or any ERISA Affiliate or to which Holdings or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition permitted under Section 6.02(c).

“Permitted Debt” means each of the following as long as no Default or Event of Default exists at the time of incurrence thereof or would arise from the incurrence thereof:

(a) Debt outstanding on September 1, 2016, including term loans issued pursuant to the Existing Second Lien Credit Agreement (other than obligations under the ABL Credit Agreement);

(b) Debt of any Loan Party to any other Loan Party;

(c) Debt of Holdings or any Subsidiary of Holdings which is not a Loan Party to any Loan Party; provided, that (1) such Debt is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Debt shall not exceed $100,000,000 in the aggregate at any one time outstanding or (3) (i) at the time of incurrence of any such Debt and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) after giving effect to any such Debt (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;

(d) Debt of any Group Member to any Subsidiary of Holdings which is not a Loan Party;

(e) (i) purchase money Debt used to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Debt assumed in connection with the acquisition of any such assets or secured solely by a Lien on any such assets prior to the acquisition thereof, and (ii) Debt incurred in connection with sale-leaseback transactions with respect to assets not constituting Collateral;

(f) Debt of any Person that becomes a Subsidiary in an Acquisition permitted in accordance with Section 6.02(c), which Debt is existing at the time such Person becomes a Subsidiary (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary);

(g) the Obligations;

(h) other Debt in an amount not to exceed $1,000,000,000 (or, if greater, the Permitted Short Term Debt Amount) in the aggregate outstanding at any time;

(i) Debt described in paragraph (i) of the definition of “Permitted Debt” in the ABL Credit Agreement, in effect as of the Effective Date;

(j) any other Debt (including, without limitation, the January 2017 Mortgage Debt), provided, that such Debt (i) does not require the repayment of principal prior to the Termination Date in effect at the time of the incurrence of such Debt in excess of 1.0% of the original principal amount thereof per annum (excluding, for the avoidance of doubt, repayments required as a result of the sale of assets and repayments required in connection with an event that would constitute an Event of Default under Section 7.01(g) hereof) (ii) does not have a maturity date which is earlier than the Termination Date in effect at the time of the incurrence of such Debt, and (iii) is incurred on arm’s-length terms;

(k) Debt of the type specified in clause (g) of the definition thereof to the extent such Debt constitutes a Permitted Investment;

(l) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) Debt arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, automated clearing house transfers, credit cards, and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Debt (other than credit cards or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Debt in respect of credit cards or purchase cards is extinguished within 60 days from its incurrence;

(n) Debt arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such Acquisition;

(o) Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Debt on account of Other LC Facilities and on account of letters of credit issued for the account of any Loan Party by any other Person;

(q) Debt arising from a Credit Card Royalty Securitization in an amount not to exceed $500,000,000, so long as the Net Proceeds of such Credit Card Securitization received by Holdings or any Subsidiary are applied in accordance with the ABL Credit Agreement;

(r) Permitted Refinancing Debt; and

(s) Debt outstanding pursuant to the ABL Credit Agreement, the LC Facility and other obligations secured equally and ratably with the ABL Credit Agreement and permitted under the ABL Credit Agreement in an aggregate principal amount not to exceed $4,250,000,000.

“Permitted Dispositions” means any of the following:

(a) transfers and Dispositions of Inventory in the ordinary course of business;

(b) transfers and Dispositions (other than transfers and Dispositions of Collateral) among the Loan Parties;

(c) transfers and Dispositions (other than transfers and Dispositions of Collateral) by any Subsidiary of Holdings which is not a Loan Party to any Loan Party, and transfers and Dispositions (other than transfers and Dispositions of Collateral) by any Subsidiary of Holdings (which is not a “Loan Party” under the ABL Credit Agreement) to any Subsidiary of Holdings;

(d) transfers and Dispositions (other than transfers and Dispositions of Collateral) by any Subsidiary of Holdings which is not a Loan Party to other Subsidiaries which are not Loan Parties;

(e) transfers and Dispositions (other than transfers and Dispositions of Collateral) to any Subsidiary of Holdings which is not a Loan Party by any Loan Party;

(f) transfers and Dispositions of personalty (other than “fixtures”, as defined in the UCC) in the ordinary course of business comprising Real Property Collateral and any surplus, obsolete or worn out equipment or other property (other than Collateral) in the ordinary course of business by the Borrowers or any Subsidiary;

(g) transfers and Dispositions of assets (other than Collateral) of Holdings or any Subsidiary of Holdings as follows:

(i) Dispositions of real property securing the January 2017 Mortgage Debt, provided, that, after giving effect to any repayment of the January 2017 Mortgage Debt from the Net Proceeds of any such Disposition as required pursuant to the loan documentation governing the January 2017 Mortgage Debt (as such loan documentation is in effect as of the Effective Date or amended thereafter), any remaining Net Proceeds of such Disposition are applied pursuant to the Application of Disposition Proceeds;

(ii) transfers and Dispositions of any assets (other than Collateral) held by Holdings or any Subsidiary of Holdings, including any equity interests in any Subsidiary (other than the equity interests of either Borrowers or of Sears), in exchange for total consideration in an amount not to exceed $1,000,000 with respect to any transaction or series of related transactions; and

(iii) other transfers and Dispositions of all or any portion of any assets (other than Collateral) held by Holdings or any of its Subsidiaries (other than substantially all of the assets of either Borrowers or of Sears), including, but not limited to, (v) any equity interests of any Subsidiaries (other than the equity interests of either Borrowers or of Sears), (w) real property, (x) Intellectual Property (including, without limitation, the Kenmore, Craftsman and Die Hard brands), (y) the Sears Automotive Center business and (z) the Home Services Business of Holdings and its Subsidiaries, provided, that immediately after giving effect to any such Disposition and the application of the proceeds thereof, (i) no Default or Event of Default then exists, (ii) either (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap (provided that, with respect to the transfer or Disposition of the assets of, or any equity interest in, a Material Subsidiary Guarantor (other than Sears), such Pro Forma and Projected Capped Excess Availability is at least the greater of (x) 25% of the Line Cap or (y) $750,000,000), or (B) the Net Proceeds of such Disposition are applied pursuant to the Application of Disposition Proceeds, (iii) if the Disposition is to a Subsidiary or Affiliate of a Loan Party which is not a Loan Party, such Disposition shall be on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary or Affiliate of a Loan Party, and (iv) Capped Excess Availability is no less than Capped Excess Availability immediately prior to such Disposition;

(h) transfers and Dispositions (other than Collateral) which constitute Restricted Payments or Permitted Investments that are otherwise permitted hereunder;

(i) Dispositions (other than Collateral) permitted pursuant to Section 6.02(b) hereof (other than clause 6.02(b)(iv));

(j) the sale of other Policy Investments in the ordinary course of business;

(k) the sale or Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;

(l) leases, licenses or subleases or sublicenses of any real or personal property not constituting Collateral in the ordinary course of business;

(m) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind to the extent that any of the foregoing does not relate to Specified Intellectual Property or any Material IP Document and (i) could not reasonably be expected to materially adversely affect the Collateral taken as a whole, with respect to Collateral other than Specified Intellectual Property or (ii) does not constitute Collateral;

(n) sales of Inventory determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;

(o) Permitted Licenses;

(p) transfers of assets (other than Collateral), including Inventory, in connection with Store closings (and/or department closings within Stores) permitted pursuant to Section 6.02(l);

(q) Dispositions of Credit Card Program Assets to or by a Credit Card Royalty Securitization Subsidiary pursuant to a Credit Card Royalty Securitization, so long as the Net Proceeds of such Credit Card Royalty Securitization received by Holdings or any Subsidiary are applied in accordance with the ABL Credit Agreement;

(r) transfers and Dispositions that are expressly required pursuant to the terms of any REA’s or Ground Leases, provided that the same do not significantly and adversely impact the use and operation of any Properties or materially diminish the value of any Properties;

(s) any Disposition of Sears Home Improvement Products, Inc., provided that such Disposition shall not include a Disposition of Collateral other than: (A) a Disposition of Customer Information or Domain Names, in each case, to the extent exclusively relating to the SHIP Business and (B) fully revocable (in consideration of a reasonable payment) (1) non-exclusive outbound licenses of Intellectual Property and (2) exclusive outbound licenses of Intellectual Property exclusively related to the SHIP Business; in each case of (1) and (2), entered into in connection with a SHIP Transaction where such licenses are solely for the purposes of operating the SHIP Business; and (C) Customer Information and Intellectual Property, other than any Specified Intellectual Property, owned by Sears Home Improvement Products, Inc. at the time of the Disposition; in each case of the foregoing (A), (B) and (C), to the extent reasonably required in connection with a SHIP Transaction, as determined in good faith by the Borrowers;

(t) abandonment or lapse of Trademarks listed under the heading “Inactive Trademarks” on Schedule D to the Security Agreement;

(u) any other Disposition reasonably acceptable to the ~~Agent~~Required Lenders (or, if an Event of Default is continuing, at ~~Agent’s~~the Required Lenders’ sole discretion), provided that (i) 100% of the consideration for such Disposition is cash, (ii) the gross cash proceeds of such Disposition are at least equal to 80% of the fair market value (based on the applicable Appraisal or, with respect to Collateral other than Real Estate Collateral, an appraisal by a third party firm reasonably acceptable to the Required Lenders) of the Collateral subject to such Disposition ~~(as reasonably determined by the Borrowers and the Agent mutually), (ii~~, (iii) the Net Proceeds of such Disposition are applied to repay the Loans ~~(on a pro rata basis across all Borrowings) and (iii~~in accordance with Section 2.07, (iv) to the extent any such Disposition is to an Affiliate of a Loan Party or Seritage Growth Properties (or any Affiliate thereof), such Disposition shall be on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate of a Loan Party and the terms of such Disposition shall be reviewed by a third party financial advisor reasonably acceptable to the Required Lenders (with any report of such advisor to be provided to the Lenders upon request of the Required Lenders) and (v) the ABL Credit Agreement permits the Disposition and the repayment described in clause (ii); provided that prior to such Disposition an Authorized Officer of the Borrowers shall certify to the ~~Agent~~Lenders as to the satisfaction of the conditions set forth in clauses (i), (ii), (iv) and (~~iii~~v).

“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than a Group Member.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of the making such of Investment or would arise from the making of such Investment, in each case, other than ~~a non-cash~~an Investment consisting of assets that constitute Collateral:

(a) Investments existing on, or contractually committed as of, the Effective Date, and any Investments by Subsidiaries of Holdings (other than the “Loan Parties” under the ABL Credit Agreement”) in Subsidiaries of Holdings;

(b) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) Investments by any Loan Party and its Subsidiaries in Loan Parties, and (iii) Investments by Subsidiaries that are not Loan Parties in Holdings or any Subsidiary and (iv) Investments in connection with a SHIP Transaction;

(c) other Investments of any Loan Party in any other Subsidiary of Holdings which is not a Loan Party; provided, that (1) such Investment is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Investments shall not exceed $100,000,000 in the aggregate at any one time outstanding and the Pro Forma and Projected Capped Excess Availability is at least 25% of the Line Cap, or (3) (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;

(d) Investments of any Loan Party in any other Person not constituting an Acquisition; provided that (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;

(e) Investments constituting a Permitted Acquisition and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of such Acquisition);

(f) Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;

(g) Policy Investments;

(h) Investments in Swap Contracts not entered into for speculative purposes;

(i) to the extent not prohibited by applicable law, (1) advances to officers, directors and employees and consultants of the Loan Parties made for travel, entertainment, relocation and other ordinary business purposes and (2) advances to officers, directors and employees and consultants of non-Loan Parties made for travel, entertainment, relocation and other ordinary business purposes, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Group Member as a result of a foreclosure by any Loan Party with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) Investments consisting of contributions of Credit Card Program Assets to a Credit Card Royalty Securitization Subsidiary in connection with a Credit Card Royalty Securitization;

(l) Investments made with the common stock of Holdings;

(m) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business;

(n) Guarantees by Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by Holdings or any Subsidiary in the ordinary course of business;

(o) (1) advances in the form of a prepayment of expenses of any Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party and (2) advances in the form of a prepayment of expenses of any non-Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable non-Loan Party, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;

(p) Investments consisting of the non-exclusive licensing of Intellectual Property pursuant to and solely for the purpose of joint marketing arrangements with other Persons;

(q) Investments in joint ventures that own real properties upon which Stores are located existing as of the Effective Date and entered into hereafter in the ordinary course of business; ~~and~~

(r) other Investments not involving Collateral and in an amount not to exceed $50,000,000 in the aggregate outstanding at any time; provided that any cash returns on such Investments, whether in the form of dividends or otherwise, other than Investments in Holdings and its Subsidiaries, are subject to the Application of Disposition Proceeds; and

(s) Investments in joint ventures made pursuant to a contribution of assets (other than cash or cash equivalents) constituting all or a portion of the Sears Automotive Center business and/or the DieHard business (including related trademarks that in each case, do not constitute Collateral); to the extent permitted under paragraph (s) of the definition of the ABL Credit Agreement as of the Effective Date.

“Permitted License” has the meaning given to such term in the Security Agreement.

“Permitted Liens” means:

(a Liens for taxes, assessments and governmental charges or levies to the extent such taxes, assessments or governmental charges are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b) Liens presently existing or hereafter created in favor of the Agent, on behalf of the Credit Parties;

(c) Liens incurred or deposits made by any Group Member in the ordinary course of business in connection with workers’ compensation and other casualty insurance liens, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of- money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d) any interest or title of a lessor or sublessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Agreement, and, including without limitation under or with respect to any Ground Leases or Multi-Site Agreements;

(e) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision, or ordinary course contractual obligation, relating to bankers’ liens, rights of setoff or similar rights in favor of banks or other depository institutions;

(f) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or any Subsidiary;

(g) Permitted Licenses;

(h) Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(i) all (A) easements, REA’s, rights-of-way, covenants, conditions, statutory restrictions (including building, fire and safety, land use and development, and zoning regulations and restrictions), declarations, ~~rights of reverter,~~or minor defects or irregularities in title and ~~other~~ similar charges or encumbrances~~, whether or not of record~~ now existing, in each case, of record, and (B) matters which a physical inspection or accurate survey of the Properties would disclose, in each case of any matters in (A) ~~and (B) that are first created after the date~~or (B), solely to the extent the same ~~do not, in the aggregate,~~(x) are reasonably necessary (as determined by the Required Lenders in their reasonable discretion) for the ownership, use or operation of the applicable Real Property and the ordinary conduct of the business of Borrower, (y) are noted on “Schedule B” of any Title Insurance Policy (to the extent such Title Insurance Policy has been or would be required to be accepted by the Required Lenders in accordance with the other terms of this Agreement), or (z) could not, individually and/or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that with respect to any matter described in clause (A) or (B) which is not covered by clause (x) or (y) and could not, individually and/or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrowers will provide the title company, the Agent and the Lenders with any and all unsecured affidavits and/or unsecured indemnities reasonably required by the title company in order to either provide affirmative insurance coverage over such matter or delete such matter as an exception to coverage; provided further, to the extent the Borrowers are willing to satisfy their obligations in the foregoing proviso as reasonably determined by the Required Lenders and the title company refuses to provide such affirmative insurance coverage over such matter or delete such matter as an exception to coverage, in each case, in a manner reasonably satisfactory to the Required Lenders, the Borrowers shall deliver an indemnity to the Agent and the Lenders (which, at the request of the Required Lenders, shall be secured by the Collateral) which is reasonably satisfactory to the Required Lenders with respect to such matter;

(j) Liens, if any, for taxes not yet ~~delinquent~~due or payable and Liens for ~~delinquent~~ taxes or impositions if being diligently contested in good faith and by appropriate proceedings, provided that, with respect to delinquent taxes or impositions, either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the applicable Title Insurance Policy (including be subsequent endorsement) within 60 days of its creation, or (b) Borrowers deposit with ~~Lender~~the Agent, by the expiration of such 60-day period, an amount equal to 125% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to ~~Lender~~the Required Lenders, as security for the payment or release of such Lien;

(k) mechanics’, materialmen’s, environmental or similar Liens or other Liens created by operation of law and judgment liens or lis pendens, in each case securing obligations that are not overdue for a period of more than 30 days or that are being diligently contested in good faith and by appropriate proceedings, provided that no such Lien is in imminent danger of foreclosure and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the applicable Title Insurance Policy (including by subsequent endorsement) within 60 days of the Borrowers’ receipt of notice or other knowledge thereof, or (b) Borrowers deposit with the Agent, by the expiration of such 60-day period, an amount equal to 125% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to the ~~Agent~~Required Lenders, as security for the payment or release of such Lien;

(l) rights of tenants, as tenants only, under all leases and subleases (including all oil, gas and mineral leases and all subleases, licenses, sublicenses and concessions by the tenant of any Borrower, as landlord, lessor or licensor, which are permitted under the terms of any Lease with a Borrower) and all Multi-Site Agreements, all as in existence on the date hereof, and all rights of existing and future tenants as tenants only (including the rights of any subtenant or licensee deriving rights through any such tenant) pursuant to written Leases, and all rights of existing and future occupants under all Multi-Site Agreements;

(m) any interest or title of a lessor under any lease with respect to assets other than the ~~Land or Improvements as defined in the Mortgage~~Real Property Collateral (including without limitation, leases of furniture, furnishings, fixtures, equipment and other personal property) entered into by a Borrower in the ordinary course of business and covering only the assets so leased;

(n) all other Liens on Collateral (other than Real Property Collateral) existing as of the Effective Date and disclosed in writing to the Lenders on the Effective Date;

(o) all bonds, deposits and security instruments or other Liens required or imposed by any Governmental Authority in connection with the use, occupancy or operation of the Property in the ordinary course of business of a Borrower, so long as such Liens do not arise from the failure of Borrower to pay taxes or other amounts payable with respect to the Properties and do not result in a Material Adverse Effect;

(p) all material agreements and all other agreements and licenses in connection with the ordinary use and operation of the Properties, in each case~~,~~ solely to the extent the same do not grant a Lien on the Land or ~~the~~ Improvements (as defined in ~~a~~the Mortgage) ~~for the purpose of securing Debt~~;

(q) Liens on cash and cash equivalents securing obligations under the ABL Credit Agreement Documents, the LC Facility, the Existing Second Lien Notes, the Existing Second Lien Credit Agreement, and other obligations secured on an equal and ratable basis with any of the foregoing as permitted thereunder;

(r) the ABL Limited License and the 2L Limited License;

(s) all Ground Leases, and all Superior Leases, and all Liens now or hereafter (A) expressly required to be granted or created by any parties pursuant to the terms of the Ground Leases, or (B) suffered or created by the holders of the lessor’s or landlord’s interest in or under the Ground Leases and Superior Leases (collectively, “Superior Interests”); and

(t) Liens with respect to an individual Property that (i) do not have a Property Material Adverse Effect, (ii) do not have a value in excess of $100,000 individually or in the aggregate, and (iii) are satisfied in full or released of record, or bonded to the reasonable satisfaction of ~~Lender~~the Required Lenders, within 60 days of the Effective Date.

“Permitted Refinancing Debt” shall mean any Debt issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the maturity date of such Permitted Refinancing Debt shall not be earlier than the maturity date of the Debt being Refinanced and weighted average life to maturity of such Permitted Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Debt being Refinanced, (c) if the Debt being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced, (d) [~~reserved~~Reserved]; and (e) the Permitted Refinancing Debt shall otherwise be on terms which would not reasonably likely result in a Material Adverse Effect.

“Permitted Short Term Debt Amount” shall mean the maximum aggregate principal amount of Short Term Debt (as defined in the ABL Credit Agreement as of the Effective Date) that can be incurred pursuant to paragraph (h) of “Permitted Debt” (as defined in the ABL Credit Agreement).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PIK Interest” has the meaning given to it in Section 2.08(d).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Policy Investments” means Investments made in accordance with the investment policy of the Loan Parties set forth on Schedule 6.02(k)(ii), as such policy may be amended from time to time with the reasonable consent of the Agent, such consent not to be unreasonably withheld.

“Pro Forma and Projected Capped Excess Availability” shall mean, for any date of calculation, after giving effect to the applicable transaction or payment, the pro forma and projected Capped Excess Availability for the subsequent twelve (12) fiscal month period, determined as of the last day of each fiscal month in such period and based on Holdings’ good faith projections that are used to run the businesses of the Borrowers and prepared in accordance with past practice, which projections shall be reasonably satisfactory to the Agent.

“Pro Forma Fixed Charge Ratio” shall mean, for any date of calculation, the Fixed Charge Ratio as of the last day of the most recently completed fiscal quarter for which financial statements are available or were required to have been delivered pursuant to Section 6.01(j) (the “Reference Date”), after giving pro forma effect to any applicable transaction or payment as if such transaction or payment had occurred on the first day of the four fiscal quarter period ending on the Reference Date.

“Pro Rata Share” means, as to any Lender as of any date of determination, a percentage equal to (i) the sum of such Lender’s share of the outstanding principal amount of the Term ~~Loan~~Loans as of such date, divided by (ii) the aggregate outstanding principal amount of Loans as of such date.

“Recipient” means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 9.07(e).

“REMIC Certificates” means the SRC Commercial Mortgage Trust 2003-1 Mortgage Pass-Through Certificates in the aggregate face amount of $1,312,416,000 (as amended, supplemented or otherwise modified, replaced or refinanced, in any case in a manner not materially adverse to the Lenders).

“Reorganization” means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” means, at any time, ~~the holders of more than 50% of the principal amount of the Loans then outstanding.~~(a) until the Tranche A Term Loans held by holders other than any holders that are Affiliates of any Loan Party are paid in full in cash, the Required Non-Affiliated Tranche A Lenders, and (b) thereafter, the Required Tranche A Lenders and the Required Tranche B Lenders; provided, that any Lender to which an ESL Buy-Out Notice has been delivered shall be treated solely for purposes of determining the “Required Lenders” as if it has been paid in full in cash as of the date such notice is delivered.

“Required Non-Affiliated Tranche A Lenders” means, at any time, the holders (other than any holders that are Affiliates of any Loan Party) of 50% or more of the principal amount (including any accrued and unpaid interest with respect to which the Borrowers are required to “pay-in-kind” in accordance with Section 2.08(d)) of the Tranche A Term Loans then outstanding and held by holders that are not Affiliates of any Loan Party.

“Required Tranche A Lenders” means, at any time, the holders of 50% or more of the principal amount (including any accrued and unpaid interest with respect to which the Borrowers are required to “pay-in-kind” in accordance with Section 2.08(d)) of the Tranche A Term Loans then outstanding; provided, that any Lender to which an ESL Buy-Out Notice has been delivered shall be treated for purposes of determining the “Required Tranche A Lenders” as if it has been replaced by the applicable assignee as of the date such notice is delivered.

“Required Tranche B Lenders” means, at any time, the holders of 50% or more of the principal amount (including any accrued and unpaid interest with respect to which the Borrowers are required to “pay-in-kind” in accordance with Section 2.08(d)) of the Tranche B Term Loans then outstanding.

“Requirements of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in Holdings or any Subsidiary of Holdings, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in Holdings or any Subsidiary of Holdings or any option, warrant or other right to acquire any such equity interests in Holdings or any Subsidiary of Holdings.

“Sears” means Sears, Roebuck and Co., a New York corporation.

“Sears Mexico” means Sears, Roebuck de Mexico, S.A. de C.V.

“Sears Mexico Trademark License Agreement” means that certain Amended and Restated Trademark License Agreement, dated as of December 20, 2001 by and among Sears, Sears Brands Management Corporation, and Sears Mexico, as amended, restated, supplemented and otherwise modified from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means that certain Amendment to Term Loan Credit Agreement, dated as of the Amendment Effective Date, among Holdings, the Borrowers, the Guarantors party thereto, JPP, LLC, as a Term Increase Lender, a Lender and a Buy-Out Party (each as defined therein), JPP II, LLC, as a Term Increase Lender, a Lender and a Buy- Out Party (each as defined therein), JPP, LLC as the Agent, and the Cyrus Entities listed therein as Initial Tranche A Term Loan Lenders.

“Security Agreement” means that certain Intellectual Property Security Agreement in connection with this Agreement, dated as the Effective Date, among the Borrowers, the other Loan Parties party thereto from time to time and the Agent.

“Security Documents” means the collective reference to the Security Agreement, Mortgages and all other security documents and mortgages hereafter delivered to the Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SHIP Business” means the Sears Home Improvement Products business, namely, the business of home improvement and repair services for residential and commercial buildings.

“SHIP Transaction” means any sale or other disposition of the SHIP Business.

“Shortened Loans” means the Term Loans with a shortened Termination Date pursuant to a Termination Date Event under Section 2.03.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature.

“Specified Intellectual Property” has the meaning provided in the Security Agreement.

“SRAC” has the meaning provided in the Preamble.

“Store” means any store owned or leased and operated by any Loan Party.

“Store Closure Sale” means a store closure sale that, if including more than twenty (20) stores (whether in one transaction or a series of related transactions), is properly managed by an independent, nationally recognized, professional retail inventory liquidation firm reasonably acceptable to the Agent, over a defined period that is anticipated by the Borrowers not to exceed 12 weeks (on average) from the date of the same commencement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock or other equity interest having ordinary voting power to elect a majority of the Board of Directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust or estate (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation, partnership, joint venture, limited liability company, trust or estate shall or might have voting power upon the occurrence of any contingency), is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means each direct and indirect wholly owned Domestic Subsidiary of Holdings that owns (~~I~~a) Real Property Collateral or (~~II~~b) property that would be “Collateral” (as defined in the Security Agreement) were such Person party to the Security Agreement.

“Superior Leases” means those certain leases, subleases and agreements set forth on the schedule captioned “Superior Leases” to the ~~Closing~~Amendment Effective Date Certificate.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to any Person, ~~the~~its obligation ~~of such Person to make its portion of the Term Loan to the Borrowers pursuant to Section 2.01(a) on the Effective Date in an aggregate amount not to exceed the amount specified opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment”. The initial aggregate amount of the Term Commitments is $100,000,000.~~to make a Tranche A Term Loan or a Tranche B Term Loan.

“Term Increase”~~has the meaning provided in Section 2.18(a)~~means a Tranche A Term Increase or a Tranche B Term Increase.

~~“Term Increase Cap” means $100,000,000, provided that the Term Increase Cap shall be increased to an aggregate principal amount of $200,000,000, upon request by the Borrowers to the Agent, if the Collateral shall have a market value, as reasonably determined by the Agent in good faith, greater than or equal to $500,000,000.~~

~~“Term Increase Effective Date” has the meaning provided in Section 2.18(f).~~

~~“Term Increase Lender” shall mean a Term Lender providing a Term Increase.~~

“Term Increase Conditions” shall mean:

(a) The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated as of the applicable Term Increase Effective Date (or, in the case of certificates of governmental officials, a recent date before such date) and each in form and substance satisfactory to the Agent and the Term Increase Lenders:

(i) a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying (A) that the conditions specified in Section 4.02 have been satisfied, (B) that the incurrence of the Term Increase on the applicable Term Increase Effective Date does not conflict with the Material Documents, and (C) as to the matters required under paragraph (b); and

(ii) bring down certificates of good standing (to the extent such concept exists) from the secretary of state of the state of organization of each Loan Party (or any immediate predecessor thereof) (to the extent such concept exists in such jurisdiction) and copies of certified resolutions dated after the Effective Date or other appropriate evidence of the authority of each Loan Party to incur such Term Increase.

(b) There shall have been no event or circumstance since January 30, 2017 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(c) ~~The Existing Second Lien Credit Agreement and the Existing Second Lien Notes shall have been amended in a manner satisfactory to the Effective Date Term Lenders and Term Increase Lenders, in their sole discretion.~~ [Reserved].

(d) The aggregate value of the Real Property Collateral, as determined pursuant to the Appraisals for the Real Property Collateral, shall not be less than $250,000,000 or such other lower amount as determined in the sole discretion of the ~~Agent~~Term Increase Lenders.

(e) On the applicable Term Increase Effective Date, the ~~Agent~~Borrowers shall have taken all steps necessary to provide the Agent with a perfected first priority lien on the Collateral; provided that the Lenders hereby agree that this condition shall be deemed to have been met so long as the Borrowers shall have provided written sign off on the form of mortgages to be recorded against the Post-Closing Properties and delivered to the Agent executed and notarized signature pages thereto.

“Term Increase Lender” means with respect to any Term Increase, each Tranche A Term Increase Lender, Tranche B Term Increase Lender or Additional Term Increase Lender providing such Term Increase.

“Term Lenders” means, collectively, any Persons party hereto as a Tranche A Term Lender or Tranche B Term Lender, and each Person that shall become a party hereto as a Tranche A Term Lender or Tranche B Term Lender pursuant to Section 9.07, including, for the avoidance of doubt, each ~~Term Increase Lender~~Tranche A Term Increase Lender or Tranche B Term Increase Lender. For the avoidance of doubt, if any Person shall at any time be both a Tranche A Term Lender and a Tranche B Term Lender, such Person’s rights and obligations under this Agreement shall be determined independently with respect to each such capacity as the circumstances require.

“Term ~~Loans” means the term loans made by the Term Lenders on the Effective Date pursuant to Section 2.01(a), as increased by any Term Increases pursuant to Section 2.18.~~Loan” means a Tranche A Term Loan and/or a Tranche B Term Loan.

“Term Loan Borrowing” means a ~~portion of the~~Tranche A Term Loan ~~of a particular Type; provided that no Term Loan Borrowing shall be in an aggregate principal amount of less than $5,000,000 and each Term Loan Borrowing constituting a Eurodollar Rate Advance shall be in a principal amount that is an integral multiple of $1,000,000 (unless no portion of the Term Loan constitutes a Base Rate Advance), and no more than ten (10) Interest Periods in the aggregate for Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time~~Borrowing and a Tranche B Term Loan Borrowing.

~~“Term Loan Margin” (a) with respect to any~~Termination Date” means (a) for outstanding ~~portion of the~~ Term ~~Loan (~~Loans other than Shortened Loans~~), (1) 12.5% per annum, for Eurodollar Rate Advances, or (2) 11.5% per annum, for Base Rate Advances, and (b) with respect to any outstanding~~

~~portion of Shortened Loans (1) 10.5% per annum, for Eurodollar Rate Advances, or (2) 9.5% per annum, for Base Rate Advances. “Termination Date” means (a) for outstanding Term Loans other than Shortened Loans~~, July 20, 2020, and (b) for Shortened ~~Loans~~, the Termination Date shall be the date specified by the Borrowers in the Termination Date Notice~~.~~, as such date may be extended in accordance with Section 2.03.

“Termination Date Notice” has the meaning specified in Section 2.03.

“Title Hurdle Conditions” means that, in the reasonable discretion of the Required Lenders, (a) the Agent has a perfected first priority lien (subject only to Permitted Liens) on Real Property Collateral pursuant to Mortgages delivered by the Borrowers with a fair market value of at least $200,000,000 in the aggregate on a “lit/as if leased” basis (other than with respect to the property known as “Tinley Park”) as determined by Appraisals and (b) Title Insurance Policies have been delivered with respect to all such Mortgages, containing such endorsements and affirmative coverages that are customarily available in the applicable jurisdiction and otherwise in form and substance reasonably satisfactory to the Required Lenders, subject to all customary title company exclusions and subject only to Permitted Liens.

“Trading With the Enemy Act” means 50 U.S.C. § 1 et seq., as amended.

“Tranche A Term Commitment” means, as to any Person, the obligation of such Person to make its portion of the Tranche A Term Loan to the Borrowers pursuant to Section 2.01(a) on the Amendment Effective Date in an aggregate amount not to exceed the amount specified opposite such Tranche A Term Lender’s name on Schedule 2.01 under the caption “Tranche A Term Commitment”. The aggregate principal amount of the Tranche A Term Commitments on the Amendment Effective Date is $60,000,000.

“Tranche A Term Increase” has the meaning provided in Section 2.18(a).

“Tranche A Term Increase Cap” means $40,000,000.

“Tranche A Term Increase Effective Date” has the meaning provided in Section 2.18(f).

“Tranche A Term Increase Lender” shall mean a Tranche A Term Lender providing a Tranche A Term Increase.

“Tranche A Term Lender” means any Lender that holds Tranche A Term Loans.

“Tranche A Term Loan Borrowing” means a portion of the Tranche A Term Loan of a particular Type; provided that no Tranche A Term Loan Borrowing shall be in an aggregate principal amount of less than $5,000,000 and each Tranche A Term Loan Borrowing constituting a Eurodollar Rate Advance shall be in a principal amount that is an integral multiple of $1,000,000 (unless no portion of the Tranche A Term Loan constitutes a Base Rate Advance), and no more than ten (10) Interest Periods in the aggregate for Tranche A Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.

“Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loans of such Lender.

“Tranche A Term Loan Margin” means with respect to any outstanding portion of the Tranche A Term Loan, either (a) 11.0% per annum, for Eurodollar Rate Advances, or (b) 10.0%

per annum, for Base Rate Advances, in each case as may be increased pursuant to Section 2.18(e); provided that if the Title Hurdle Conditions are not then satisfied, the Tranche A Term Loan Margin shall increase by (i) 200 bps on the 90th day after the Amendment Effective Date, (ii) another 100bps on the 120th day after the Amendment Effective Date, (iii) another 100bps on the 150th day after the Amendment Effective Date and (iv) another 100bps on the 180th day after the Amendment Effective Date. Upon the satisfaction of the Title Hurdle Conditions, the Tranche A Term Loan Margin shall revert to the rate that would apply but for the foregoing proviso.

“Tranche A Term Loans” means the term loans made by the Tranche A Term Lenders on the Amendment Effective Date pursuant to Section 2.01(a), as increased by any Tranche A Term Increases pursuant to Section 2.18.

“Tranche B Term Increase” has the meaning provided in Section 2.18(a).

“Tranche B Term Increase Cap” means $90,000,000 minus the amount of any Tranche A Term Loan Increase made after the Amendment Effective Date.

“Tranche B Term Increase Effective Date” has the meaning provided in Section 2.18(f).

“Tranche B Term Increase Lender” shall mean a Tranche B Term Lender providing a Tranche B Term Increase.

“Tranche B Term Lender” means any Lender that holds Tranche B Term Loans.

“Tranche B Term Loan Borrowing” means a portion of the Tranche B Term Loan of a particular Type; provided that no Tranche B Term Loan Borrowing shall be in an aggregate principal amount of less than $5,000,000 and each Tranche B Term Loan Borrowing constituting a Eurodollar Rate Advance shall be in a principal amount that is an integral multiple of $1,000,000 (unless no portion of the Tranche B Term Loan constitutes a Base Rate Advance), and no more than ten (10) Interest Periods in the aggregate for Tranche B Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.

“Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender.

“Tranche B Term Loan Margin” means, with respect to any outstanding portion of the Tranche B Term Loan, (a) 13.10000000% per annum, for Eurodollar Rate Advances, or (b) 12.10000000% per annum, for Base Rate Advances, as may be increased pursuant to Section 2.18(e); provided that if a Tranche A Term Increase is made after the Amendment Effective Date, the Tranche B Term Loan Margin shall automatically adjust such that the weighted average margin applicable to all Term Loans (after giving effect to such Tranche A Term Increase) remains 12.5% per annum for Eurodollar Rate Advances (and 100 basis points less for Base Rate Advances). By way of example, if a Tranche A Term Increase of $40 million with a Tranche A Term Loan Margin of 11.00% were made immediately after the Amendment Effective Date, the Tranche B Term Loan Margin for all Tranche B Term Loans would increase to 13.5000000% for Eurodollar Rate Advances (and 12.5000000% for Base Rate Advances); provided that if the Title Hurdle Conditions are not then satisfied, the Tranche B Term Loan Margin shall increase by (i) 200 bps on the 90th day after the Amendment Effective Date, (ii) another 100bps on the 120th day after the Amendment Effective Date, (iii) another 100bps on the 150th day after the Amendment Effective Date and (iv) another 100bps on the 180th day after the Amendment

Effective Date. Upon the satisfaction of the Title Hurdle Conditions, the Tranche B Term Loan Margin shall revert to the rate that would apply but for the immediately preceding proviso.

“Tranche B Term Loans” means the Term Loans previously made by the Tranche B Term Lenders on each of the Effective Date, on January 19, 2018, and on January 29, 2018 (such Term Loans made immediately prior to giving effect to Section 4 of the Second Amendment), in an aggregate amount specified opposite such Tranche B Term Lender’s name on Schedule 2.01 under the caption “Existing Tranche B Term Loans”, as increased by any Tranche B Term Increases pursuant to Section 2.18.

“Type” means either a Base Rate Advance or a Eurodollar Rate Advance.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“USCO” has the meaning given to such term in the Security Agreement.

“USPTO” has the meaning given to such term in the Security Agreement.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Computation of Time Periods. In this Agreement, unless otherwise specified, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” (b) “including” means “including without limitation”; and (c) any reference to a time of day means Eastern time.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein or in the other Loan Documents shall be construed in accordance with U.S. generally accepted accounting principles (“GAAP”) which for purposes of Section 6.03 shall be consistently applied. If at any time any change in U.S. generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth herein, and either the Borrowers or the Required Lenders of either Class shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders which shall not be unreasonably withheld), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in principles, and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, no retroactive change in GAAP shall apply to the construction of accounting terms under this Agreement in the absence of an amendment hereto in accordance with the terms of this Section 1.03.

SECTION 1.04. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise noted, references to section references in Exhibit E shall refer to sections within Exhibit E and section references in Exhibit F shall refer to sections within Exhibit F.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Term ~~Loan~~Loans.

(a) ~~Effective Date Borrowing~~Tranche A Term Loans. Each Tranche A Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make its portion of the Tranche A Term ~~Loan~~Loans to the Borrowers on the Amendment Effective Date (or, if this agreement is entered into after 6:00pm New York time, by 10:00am New York Time on the date following the Amendment Effective Date) in a principal amount not to exceed the Tranche A Term Commitment of such Tranche A Term Lender. Amounts repaid in respect of the Tranche A Term ~~Loan~~Loans borrowed under this Section 2.01(a) may not be reborrowed. Upon each Tranche A Term Lender’s making of its portion of the Tranche A Term ~~Loan~~Loans borrowed under this Section 2.01(a), the Tranche A Term Commitment of such Tranche A Term Lender shall be terminated.

(b) Tranche B Term Loans. The Borrowers acknowledge that $100,000,000 in Term Loans were made by the Tranche B Term Lenders on the Effective Date, $30,000,000 in Term Loans were made by the Tranche B Term Lenders on January 19, 2018, and $20,000,000 in Term Loans were made by the Tranche B Term Lenders on the Amendment Effective Date (such Term Loans made immediately prior to giving effect to Section 4 of the Second Amendment), and that such Term Loans are referred to herein as Tranche B Term Loans. Amounts repaid in respect of the Tranche B Term Loans may not be reborrowed.

SECTION 2.02. [Reserved].

SECTION 2.03. Termination Date Reduction. At any time, the Borrowers may, by notice to the Agent (such notice, a “Termination Date Notice”) (whereupon the Agent shall promptly notify each of the Term Lenders), request to shorten the Termination Date with respect to Term Loans of one or more Classes to the date specified in the Termination Date Notice (such event, the “Termination Date Event”); provided that:

(a) such Termination Date Event shall only apply to Term Loans in an aggregate amount specified by the Borrowers and not to exceed the Difference Amount, on a pro rata basis across all Borrowings of any applicable Class;

(b) the ABL Credit Agreement (i) has been amended such that the Permitted Short Term Debt Amount is equal or greater than $1,000,000,000 and (ii) such amendment is satisfactory to the Agent;

(c) such shortened Termination Date must be a Business Day on or prior to the 181st calendar day after the Effective Date;

(d) the Termination Date Event and the consummation thereto shall not conflict with any Material Document;

(e) the Termination Date for any Tranche B Term Loans may not be shortened to a date earlier than the Termination Date for any Tranche A Term Loans; and

(f) ~~(e)~~ the Agent shall receive a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying as to the satisfaction of the conditions set forth in this Section 2.03 (other than 2.03(b)(ii));

provided further that, after the occurrence of such Termination Date Event, so long as no Default or Event of Default then exists or would arise therefrom, the Termination Date for all Term Loans may be extended in six month increments (but in no event beyond July 20, 2020) upon written notice to the Lenders and, concurrently with each such extension, paying each Term Lender a fee in cash in an amount equal to 1.00% of the aggregate principal amount of its Term Loans being extended.

SECTION 2.04. Notes. Each Lender shall be entitled to request one or more Notes in form reasonably satisfactory to such Lender to evidence such Lender’s Term Loans.

SECTION 2.05. ~~Fees~~[Reserved]. ~~[Reserved].~~

SECTION 2.06. [Reserved].

SECTION 2.07. Repayment of Loans. ~~Each~~On the Termination Date, each Borrower shall first repay to the ~~Agent for the ratable account of the~~Tranche A Term Lenders ~~on the Termination Date~~ the aggregate principal amount of the Tranche A Term Loans then outstanding~~,~~ (which shall include any PIK Interest that may have been added to the principal amount of the Tranche A Loans pursuant to this Agreement) and, after repayment in full in cash of the Tranche A Term Loans, the aggregate principal amount of the Tranche B Term Loans then outstanding (which shall include any PIK Interest that may have been added to the principal amount of the Tranche B Loans pursuant to this Agreement). On the date of any Permitted Disposition under clause (u) of the definition thereof, the Borrowers shall repay to the Agent for ~~the ratable account of~~ the Term Lenders an amount equal to the Net Proceeds of such Disposition, which Net Proceeds shall be applied first to any Tranche A Term Loans on a pro rata basis until repayment in full in cash of all Term Loans of such Class and, thereafter, to any Tranche B Term Loans on a pro rata basis.

SECTION 2.08. Interest.

(a) Term ~~Loan~~Loans. Each Borrower shall pay interest on the unpaid principal amount of the Term ~~Loan~~Loans made to it and owing to each Term Lender from the date such Loan is made until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as any outstanding portion of the Term ~~Loan~~Loans is a Base Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) ~~the~~(1) in the case of Tranche A Term Loans, the Tranche A Term Loan Margin for Base Rate Advances or (2) in the case of Tranche B Term Loans, the Tranche B Term Loan Margin for Base Rate Advances, payable in arrears monthly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full (each such date, the “Base Rate Advance Interest Payment Date”).

(ii) Eurodollar Rate Advances. During such periods as any outstanding portion of the Term ~~Loan~~Loans is a Eurodollar Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Advance to the greater of (A) 1.00% or (B) the Eurodollar Rate for such Interest Period for such outstanding portion of the Term ~~Loan~~Loans plus, in either case, the (1) in the case of Tranche A Term Loans, the Tranche A Term Loan Margin for Eurodollar Rate Advances or (2) in the case of Tranche B Term Loans, the Tranche B Term Loan Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period (each such date, the “Eurodollar Rate Advance Interest Payment Date” and, together with the Base Rate Advance Interest Payment Date, each an “Interest Payment Date”);

provided that on each Interest Payment Date, each Borrower shall pay interest due to the Term Lenders on such Interest Payment Date first to the Tranche A Term Lenders until all interest payments due to the Tranche A Term Lenders on such Interest Payment Date are paid in full in cash (other than PIK Interest) and then to the Tranche B Term Lenders.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, ~~at the option of the Agent or on the request of~~unless waived by the Required Lenders, the Borrowers shall pay interest on the principal amount of the Term ~~Loan~~Loans then outstanding, payable in arrears on the dates referred to in Sections 2.08(a) above, at a rate per annum equal to 2.0% per annum above the rate per annum required to be paid on the outstanding amount of the Term Loan pursuant to Section 2.08(a)(i) above. Further, the Borrowers shall pay interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to 2.0% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.08(a)(i).

(c) Regulation D Compensation. Each Term Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the Borrowers to pay, contemporaneously with each payment of interest on the Eurodollar Rate Advances, additional interest on the related Eurodollar Rate Advances of such Term Lender at the rate per annum equal to the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Rate Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Term Lender wishing to require payment of such additional interest (x) shall so notify the Agent and the Borrowers, in which case such additional interest on the Eurodollar Rate Advances of such Term Lender shall be payable to such Term Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Agent and the Borrowers at least five Business Days prior to each date on which interest is payable on the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrowers may reasonably request.

(d) PIK Interest. Up to and including the first anniversary of the Effective Date (the “PIK Interest Period”), interest required to be paid on the outstanding principal amount of the Term Loans ~~required to be paid (including in connection with the incurrence of any Term Increase, so long as PIK Interest would continue to be able to be paid on such Term Loan after the effectiveness of such Term Increase and any amendments pursuant to Sections 2.18(e) and (f)) may, at the option of the applicable Borrower~~shall, be paid by the applicable Borrower in kind by increasing on a ratable basis the outstanding principal amount of the Term Loans of such Class on any applicable Interest Payment Date by the amount of interest so paid in kind (the “PIK Interest”). Notwithstanding the foregoing, on the Termination Date or in the event of any repayment or prepayment of a Term Loan all accrued and unpaid interest on principal amount of the Term Loans repaid or prepaid shall be paid in cash. Following an increase in the principal amount of the Term Loans as PIK Interest, interest shall be payable on such increased amount of the Term Loans (it being understood and agreed that during the PIK Interest Period such interest may itself be paid in PIK Interest). ~~If the Borrowers expect to pay any accrued interest on the Term Loans in kind on any Interest Payment Date, the applicable Borrower shall deliver to the Agent, at least five Business Days prior to such Interest Payment Date, an officer’s certificate certifying that the proposed payment of PIK Interest complies with the foregoing provisions of this Section. The Agent shall promptly deliver a corresponding notice to all Term Lenders.~~

SECTION 2.09. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrowers and the Term Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent at least one Business Day before the date of any proposed Eurodollar Rate Advance that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Term Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Term Lenders to Convert Base Rate Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Term Lenders that the circumstances causing such suspension no longer exist.

(c) [Reserved].

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent or on the request of the Required Lenders (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Term Lenders to Convert any outstanding portion of the Term ~~Loan~~Loans into Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Optional Conversion of Term Loan Borrowings. The Borrowers may on any Business Day, upon notice given to the Agent not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert any Term Loan Borrowing of one Type into a Term Loan Borrowing of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) Term Loan Borrowings to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Term Loan Borrowing. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.

SECTION 2.11. Optional Prepayments of Term ~~Loan~~Loans.

(a) Any Borrower may, subject to the terms of this Section 2.11(a) and Section 2.05 and upon notice given not later than 12:00 noon on the date three Business Days prior to such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Term ~~Loan~~Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (w) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (x) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Term Lenders in respect thereof pursuant to Section 9.04(c).

(b) Any prepayment of the Term Loans pursuant to clause (a) of this Section 2.11 shall be applied, first, to any Base Rate Advances then outstanding and the balance of such prepayment, if any, to the Eurodollar Rate Advances then outstanding. Any prepayments shall be applied ~~to the~~first to the Tranche A Term Loans then outstanding on a pro rata basis until paid in full in cash and, the balance of such prepayment, if any, to the Tranche B Term Loans then outstanding on a pro rata basis.

SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made or issued after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the

Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that a Lender claiming additional amounts under this Section 2.12(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office and/or take other commercially reasonable action if the making of such a designation or the taking of such actions would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be entitled to a presumption of correctness. If any Borrower so notifies the Agent after any Lender notifies the Borrowers of any increased cost pursuant to the foregoing provisions of this Section 2.12(a), such Borrower may, upon payment of such increased cost to such Lender, replace such Lender with a Person that is an Eligible Assignee in accordance with the terms of Section 9.07 (and the Lender being so replaced shall take all action as may be necessary to assign its rights and obligations under this Agreement to such Eligible Assignee).

(b) If any Lender determines that compliance with any change after the Effective Date in law or regulation or any guideline or request after the Effective Date from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any entity controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such entity in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be entitled to a presumption of correctness. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law covered by this Section 2.12 regardless of the date enacted, adopted, issued or implemented.

(c) The Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or capital, liquidity or reserve requirement or pursuant to Section 2.15 for any Taxes incurred more than six months prior to the date that such Lender notifies the Borrowers of the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax and of such Lender’s intention to claim compensation therefor; provided that if the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance, and (b) the obligation of the Term Lenders to Convert Term Loan Borrowings into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Term Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.14. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the other Loan Documents, without any right of counterclaim or set-off, not later than 1:00 P.M. on the day when due in U.S. dollars to the Agent into the account specified by the Agent in writing from time to time in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees in the case of Term Loans, ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 9.04(c)) to the Term Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Term Lender to such Term Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed by it to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due. Any such Lender so charging such accounts shall deliver the proceeds therefrom to the Agent for distribution to the Credit Parties in the manner set forth herein and in the other Loan Documents.

(c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of duration-based fees, if any, shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be.

(e) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due by it to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that the applicable Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Tranche B Term Lender receive any payment (other than regularly scheduled interest) on account of its Loans prior to the payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) relating to the Tranche A Term Loans. To the extent any Tranche B Term Lender receives any such payment, such Lender shall hold such payment in trust for the benefit of the Tranche A Term Lenders and turn over any and all such payments to the Agent for distribution to the Tranche A Term Lenders on a pro rata basis.

SECTION 2.15. Taxes. (a) Any and all payments by the Borrowers to or for the account of any Lender or the Agent hereunder or under the other Loan Documents or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future Taxes (excluding any Excluded Taxes). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Lender or the Agent, (i) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.15) such Lender and the Agent (as the case may be) receive an amount equal to the sum each would have received had no such deductions of Indemnified Taxes been made, (ii) the Borrowers shall make such deductions as are determined by such Borrowers to be required based upon the information and documentation it has received pursuant to Sections 2.15(e) and (f) and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder, but excluding (i) any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.16), and (ii) all other United States federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.

(c) Without duplication of any additional amounts paid pursuant to Section 2.15(a), the Borrowers shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Indemnified Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(i) Without limiting the generality of the foregoing:

(a) Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers or the Agent), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax on payments pursuant to this Agreement or the other Loan Documents; and

(b) Each Lender organized under the laws of a jurisdiction outside the United States, and each other Lender that is not a domestic corporation within the meaning of Section 7701(a)(30) of the Internal Revenue Code:

(1) represents that all payments to be made to it under this Agreement or any other Loan Document are exempt from United States withholding tax (including backup withholding tax) under an applicable statute or tax treaty;

(2) on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents; and

(3) on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made.

If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Indemnified Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W- 8BEN-E, or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Indemnified Taxes. Further, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(i) If any Lender determines, in its sole discretion exercised in good faith, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes paid or reimbursed by the Borrowers pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrowers, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the amount of such excess, net of all out-of-pocket expenses incurred by such Lender reasonably allocable in securing such refund, deduction or credit, provided that the Borrowers, upon the request of such Lender, agree to repay the amount paid over to the Borrowers to such Lender in the event such Lender is required to repay such refund to such jurisdiction. Nothing in this subsection (i) shall be construed to require any Lender to make available to the Borrowers or any other Person its tax returns or any confidential tax information.

(j) If the Agent or any Lender, as the case may be, shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by Borrowers pursuant to this Section 2.15, including Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers, or with respect to which Borrowers or a Group Member that is a signatory hereto has paid additional amounts pursuant to this Section 2.15, it shall notify Borrowers of the availability of such refund claim and, if the Agent or any Lender, as the case may be, determines in good faith that making a claim for refund will not have any adverse consequence to its taxes or business operations, shall, after receipt of a request by Borrowers, make a claim to such Governmental Authority for such refund at Borrowers’ expense.

SECTION 2.16. Sharing of Payments, Etc. If any Tranche A Term Lender shall obtain any payment from any Group Member (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Tranche A Term ~~Loan~~Loans or other amounts owing to it as a Tranche A Term Lender (other than pursuant to Section ~~2.05,~~ 2.12, 2.15, or 9.04(c)) in excess of its ratable share of the Tranche A Term Loans in the applicable Class, such Tranche A Term Lender shall forthwith purchase from the other Tranche A Term Lenders in the applicable Class such participations in the Tranche A Term ~~Loan~~Loans or other amounts owing to them as Tranche A Term Lenders as shall be necessary to cause such purchasing Tranche A Term Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Term Lender, such purchase from each Term Lender shall be rescinded and such Term Lender shall repay to the purchasing Term Lender the purchase price to the extent of such recovery together with an amount equal to such Term Lender’s ratable share (according to the proportion of (i) the amount of such Term Lender’s required repayment to (ii) the total amount so recovered from the purchasing Term Lender) of any interest or other amount paid or payable by the purchasing Term Lender in respect of the total amount so recovered. If any Tranche B Term Lender shall obtain any payment from any Group Member (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Tranche B Term Loans or other amounts owing to it as a Tranche B Term Lender (other than pursuant to Section 2.12, 2.15, or 9.04(c)) in excess of its ratable share of the Tranche B Term Loans in the applicable Class, such Tranche B Term Lender shall forthwith purchase from the other Tranche B Term Lenders in the applicable Class such participations in the Tranche B Term Loans or other amounts owing to them as Tranche B Term Lenders as shall be necessary to cause such purchasing Tranche B Term Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Term Lender, such purchase from each Term Lender shall be rescinded and such Term Lender shall repay to the purchasing Term Lender the purchase price to the extent of such recovery together with an amount equal to such Term Lender’s ratable share (according to the proportion of (i) the amount of such Term Lender’s required repayment to (ii) the total amount so recovered from the purchasing Term Lender) of any interest or other amount paid or payable by the purchasing Term Lender in respect of the total amount so recovered. The Borrowers agree that any Term Lender so purchasing a participation from another Term Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Term Lender were the direct creditor of the Borrowers in the amount of such participation.

SECTION 2.17. Use of Proceeds of the Loans. The proceeds of the Tranche A Term Loans ~~shall be available (and each Borrower agrees that it shall use such proceeds)~~made by the Initial Tranche A Term Lenders shall be used by the Borrowers to repay existing indebtedness under the ABL Credit Agreement and the proceeds of any other Term Loans shall be used by the Borrowers for general corporate purposes of Holdings and its ~~Subsidiaries~~subsidiaries, but, in any case, not for any Restricted Payments.

SECTION 2.18. Term Increases.

(a Request for Term Increases. Provided no Default or Event of Default then exists or would arise therefrom, upon written notice to the Agent, the Borrowers may request one or more increases in the aggregate principal amount of the outstanding Tranche A Term Loans (each, a “Tranche A Term Increase”)~~,~~ or the outstanding Tranche B Term Loans (each, a “Tranche B Term Increase”), in each case from time to time after the Amendment Effective Date; provided, however, that (~~x~~w) no such Term Increases may be made without the consent of the Agent (in its sole discretion), ~~(y~~(x) the aggregate amount of all Tranche A Term Increases pursuant to this Section 2.18(a) shall not exceed the Tranche A Term Increase Cap, (y) the aggregate amount of all Tranche B Term Increases pursuant to this Section 2.18(a) shall not exceed the Tranche B Term Increase Cap, and (z) each Term Increase request shall be in a minimum amount of $~~25,000,000.~~10,000,000. For the avoidance of doubt, no Lender will be required to commit, nor shall any Lender have any preemptive right to provide, any portion of any Term Increase.

(b) Term Increases. The terms and provisions of any Term Increases shall be identical to the existing applicable Term Loans of such Class, other than with respect to any pricing terms and as contemplated by Section 2.18(g) (if applicable), which shall be set forth in the Term Increase ~~Amendment~~Document as determined by the Borrowers and the lenders of such Term Increases; provided that to the extent more than one Class of Term Loans is outstanding at the time of the Term Increase, the maturity of such Term Increase shall be identical to the ~~later~~latest maturing Class. Term Increases and any existing Term Loans with identical terms and provisions, after giving effect to Section 2.18(f) to the extent applicable, shall constitute the same Class of Term Loans. For the avoidance of doubt, to the extent Interest with respect to Term Increases may only be paid in cash, the existing Term Loans shall be modified to match. Further, on the date of any Term Increase but prior to the effectiveness of such Term Increase, (1) to the extent such Term Increase occurs during the PIK Interest Period, all accrued and unpaid interest on the principal amount of the existing Term Loans shall be paid in PIK Interest on such date and (2) to the extent such Term Increase occurs after the PIK Interest Period, all accrued and unpaid interest on the principal amount of the existing Term loans shall be paid in cash.

(c) Provision of Term Increases. Term Increases may be provided by any existing Term Lender (it being understood that no existing Term Lender will have an obligation to make all or any portion of any Term Increases), or by any other consenting Eligible Assignee (each an “Additional Term Increase Lender”). Final allocations in respect of Term Increases will be made by the Borrowers together with the Agent, in their discretion, on the terms permitted by this Section 2.18. The Borrowers will use the proceeds of the Term Increases for any purpose not prohibited by this Agreement.

(d) Conditions to Effectiveness of each Term Increase. As a condition precedent to the effectiveness of each Term Increase:

(i) the Borrowers shall deliver to the Agent a certificate of each Borrower dated as of the applicable Term Increase Effective Date signed by an Authorized Officer of such Borrower certifying and attaching the resolutions adopted by the board of directors (or other applicable governing body) of such Borrower authorizing such Term Increase, and (B) certifying that~~,~~ the Term Increase Conditions ~~(other than the condition described in clause (c) of the definition thereof)~~ have been satisfied,

(ii) the Borrowers, the Agent~~,~~ and each Term Increase Lender ~~(including each Additional Term Increase Lender, if any)~~ shall have executed and delivered to the Agent an amendment, borrowing request, officer’s certificate or notice (each, an “Term Increase ~~Amendment~~Document”) relating to this Agreement (which ~~amendment~~ shall not require the consent of any other Lender) in such form as the Agent shall reasonably require to establish such Term Increase;

(iii) the Borrowers shall have paid such fees to the ~~Additional~~ Term Increase Lenders ~~and the other Term Lenders who agree to provide such Term Increases~~, as the Borrowers and such Lenders may agree; ~~and~~

(iv) the Borrowers shall deliver to the Agent and the Term Increase Lenders an opinion or opinions, in form and substance reasonably satisfactory to the ~~Agent~~Additional Term Increase Lenders and the other Term Lenders who agree to provide such Term Increases, from counsel to the Borrowers reasonably satisfactory to the ~~Agent~~Additional Term Increase Lenders and the other Term Lenders who agree to provide such Term Increase and dated such date; and

(v) the Term Increase Conditions shall have been satisfied.

(e) Amendment to the ~~Effective Date~~ Term Loans.

(i) In the event that the Effective Yield for any Term Increase is greater than the Effective Yield for the ~~Effective Date Term Loans or other~~ Term Loans in the same Class as such Term Increase (collectively, the “MFN Term Loans”), the Effective Yield for the MFN Term Loans of such Class shall be increased to the extent necessary so that the Effective Yield of the MFN Term Loans of such Class is equal to the Effective Yield for the Term Increases of such Class, provided that the Term Loan Margin on all MFN Term Loans and Term Increases that are in the same Class shall be identical after giving effect to any such Term Increase ~~(the percentage increase, the “Margin Increase Amount”)~~; provided further that the Tranche B Term Loan Margin on all MFN Term Loans in connection with a Tranche B Term Increase that are not in the same Class as the applicable Tranche B Term Increase shall be ~~increased by the Margin~~identical after giving effect to such Term Increase ~~Amount~~. In each case, payments to the applicable Term Lenders shall be made as necessary to allow the Effective Yield for all MFN Term Loans to be equal to the Effective Yield for the Term Increase and, to the extent applicable, prorated based on the difference in tenor of the MFN Term Loans in the same Class with the Term Increase and those that are in a different Class. For purposes of determining “Effective Yield” or “Term Loan Margin” with respect to any Term Loans in this clause (i), the Tranche A Term Loan Margin or the Tranche B Term Loan Margin, as applicable, shall be deemed to be determined without giving effect to the provisos in the respective definitions thereof.

(ii) In the event that any other pricing terms of any Term Increases are less favorable to the Borrowers relative to the terms of the MFN Term Loans, the terms of the MFN Term Loans shall be amended such that all or any of such pricing terms in such Term Increases are also added for the benefit of the MFN Term Loans and related Term Lenders.

(f) Effectiveness of Term ~~Increase AmendmentsIncreases~~; Conflicting Provisions. The Agent shall promptly notify each Lender as to the effectiveness of each Term Increase ~~Amendment~~and provide each Lender a copy of any applicable Term Increase Document (such date of effectiveness, the “Term Increase Effective Date”). Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Term Increase ~~Amendment~~Document, without the consent of any other Lenders, to the extent necessary to (i) reflect the existence and terms of the Term Increases incurred pursuant thereto, (ii) effect any amendments to the terms of the ~~Effective Date~~ Term Loans pursuant to Section 2.18(e), and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent ~~and~~, the Borrowers~~,~~ and the Term Increase Lenders to effect the provisions of this Section 2.18. This Section 2.18 shall supersede any provisions in Sections 2.16 or 9.01 to the contrary.

(g) Payments. Notwithstanding anything to the contrary contained in this Agreement, until such time as the Title Hurdle Conditions have been satisfied, no Term Increase Lender that holds Tranche A Term Loans shall receive any payment (other than regularly scheduled interest to the extent interest with respect to the Tranche A Term Loans held by the Initial Tranche A Term Lenders has first been paid in full on the applicable Interest Payment Date) on account of its Loans prior to the payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) owing to the Initial Tranche A Term Lenders. For the avoidance of doubt, the Borrowers and the Term Lenders understand and agree that irrespective of the date on which the Title Hurdle Conditions are ultimately satisfied, it remains their intent that the grant of a perfected first priority lien on the Real Property Collateral shall serve as a contemporaneous exchange to secure the Borrowers’ Obligations hereunder and under the Loan Documents.

ARTICLE III

[RESERVED]

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is conditioned upon satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before such date) and each in form and substance satisfactory to the Agent:

(i) this Agreement duly executed by each of Holdings, the Borrowers, the Agent, and the Lenders.

(ii) the Security Documents (including, without limitation, the Security Agreement), each duly executed by the applicable Loan Parties;

(iii) [ ~~reserved];~~ Reserved];

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) copies of each Loan Party’s organization or other governing documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where failure to so qualify could reasonably be expected to have a Material Adverse Effect;

(vi) an opinion of (x) in house counsel to Holdings and (y) one or more special or local counsel to Holdings, the Borrowers, and the other Loan Parties, addressed to the Agent and each Lender as to such matters as the Agent may reasonably request;

(vii) a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying (A) that the conditions specified in Section 4.02 have been satisfied, and (B) that the incurrence of the Term Loans does not conflict with the Material Documents, and attaching certain schedules (the “Closing Certificate”); and

(viii) such other customary certificates, documents or consents as the Agent reasonably may require.

(b) All actions required by law or reasonably requested by the Agent to be undertaken, and all, documents and instruments, including Uniform Commercial Code financing statements and, with respect to registered, issued and applied-for Intellectual Property, IP Security Agreements, required by law or reasonably requested by the Agent to be filed, registered, or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, or, with respect to IP Security Agreements, shall have been executed and delivered to the Agent for filing with the USPTO, USCO or other IP Filing Office, as applicable.

(c) The conditions set forth in Section 4.02 shall be satisfied.

(d) There shall have been no event or circumstance since January 30, 2017 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) All fees required to be paid to the Agent on or before the Effective Date shall have been paid in full.

(f) The Borrowers shall have paid all costs and expenses of the Agent (to the extent set forth in Section 9.04(a)) incurred in connection with or relating to this Agreement and the other Loan Documents, including reasonable fees, charges and disbursements of counsel to the Agent, to the extent invoiced prior to or on the Effective Date, (provided that such payment shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

SECTION 4.02. Conditions Precedent to Each Extension of Credit. The obligation of each Lender to make an Extension of Credit on any date shall be subject to the conditions precedent that, with respect to Term Loans, the effectiveness of this Agreement shall have occurred and on the date of such Extension of Credit the following statements shall be true (and in the case of Term Loans, each of the giving of the applicable notice of borrowing and the acceptance by the applicable Borrower of the proceeds of such Borrowing shall in each case constitute a representation and warranty by the applicable Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct on and as of such date in all material respects, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects and (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

(iii) after giving effect to such Extension of Credit, no Covenant Compliance Event shall result therefrom.

The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of the Borrowers. Holdings and the Borrowers hereby jointly and severally represent and warrant as follows:

(a) Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and (x) will not result in a breach of any of the terms and provisions of, or constitute a default under the Material Documents, and (y) do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (y)(ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party (including Sears Mexico) is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect.

(d) Each Loan Document has been duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan

Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) The consolidated balance sheet of Holdings and its Subsidiaries as at January 30, 2017, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(f) Since January 30, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(g) There is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which is pending or, to Holdings or any Borrower’s knowledge, threatened affecting Holdings, the Borrowers or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than as reported in filings with the SEC made prior to the date hereof.

(h) On the Effective Date and the date on which any Term Loans are borrowed, not more than five (5%) percent of the value of the assets of the Borrowers and their respective Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(i) No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the Borrowers and their respective Subsidiaries, and all taxes due with respect to Holdings, the Borrowers and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the Borrowers or any Subsidiary have been paid except to the extent permitted in Section 6.01(b). The charges, accruals and reserves on the books of Holdings, the Borrowers and their Subsidiaries in respect of taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.

(k) All written factual information heretofore furnished by Holdings, the Borrowers or their Subsidiaries to the Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(l) (i) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no Collateral is subject to any Lien except as permitted by Section 6.02(a).

(m) (i) Each Loan Party owns or has valid rights to use all of the material Intellectual Property that is used in or necessary for the conduct of its business as currently conducted and (ii) neither the Intellectual Property of any Group Member nor the use of any Intellectual Property by any Group Member materially infringes, violates, misappropriates or otherwise violates the Intellectual Property of any Person.

(n) Except as disclosed in the publicly available reports of Holdings filed with the SEC prior to the Effective Date or as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet minimum required contributions (in accordance with Section 430 or any prior applicable section of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws, and (iii) no termination of a Single Employer Plan has occurred. Except as set forth on Schedule 5.01(n), no Lien imposed under the Internal Revenue Code or ERISA exists on account of any Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period ending on the Effective Date. Each Single Employer Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would cause the loss of, such qualification. Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 430 of the Internal Revenue Code has been made with respect to any Plan. There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary duty rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Pension Plan, other than premiums due and not delinquent under Section 4007 of ERISA or as would not reasonably be expected to have a Material Adverse Effect; neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Borrowers, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings, the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent except as would not reasonably be expected to result in aggregate liability to Holdings and its Subsidiaries of $100,000,000 or more.

(o) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(p) The Security Agreement is effective to create in favor of the Agent, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, subject to all Permitted Liens. On the Effective Date, to the extent a security interest in such Collateral can be perfected by filing a UCC financing statement (or, with respect to registered, issued or applied-for Intellectual Property that may be perfected by the filing of an IP Security Agreement with the USPTO, USCO or IP Filing Office, on the date the relevant IP Security Agreement is filed with the applicable IP Filing Office), the security interests granted pursuant to the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien or claim of any other Person (except Liens permitted by Section 6.02(a) and Liens which by operation of law would have priority over the Liens securing the Obligations).

(q) ~~[Reserved].~~The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

(r) The properties of the Loan Parties are insured as required pursuant to Section 6.01(c) hereof. Each insurance policy required to be maintained by the Loan Parties pursuant to Section 6.01(c) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(s) As of the Effective Date: (1) except as listed on Schedule 5.01(s), there are no outstanding rights to purchase any equity interests in any Subsidiary of a Loan Party, and (2) the copies of the organization and governing documents of each Loan Party and each amendment hereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

(t) As of the Effective Date, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of Holdings or any Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters, (c) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.01(t) (as updated by the Borrowers from time to time) (i) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements) and (ii) no employee of a Loan Party is also an employee of the Permitted Holder. There are no representation proceedings pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan

Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) No broker or finder brought about the obtaining, making or closing of the Loans or this Agreement or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(v) [Reserved].

(w) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, and (iv) the Corruption of Foreign Public Officials Act, as amended (the “FCPA”). No part of the proceeds of any credit extensions will be used, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(x) None of Holdings, the Borrowers, nor any of their respective Subsidiaries, nor, to the knowledge of the Borrowers, any director, officer, employee, agent or affiliate of the Borrowers is an individual or entity (for purposes of this clause (x), a “Person”) that is, or is owned or controlled by Persons that are the subject of any sanctions (A) administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or (B) pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (C) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria). The Loan Parties will not, directly or, to their knowledge, indirectly, use the proceeds of any Extensions of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would directly or indirectly result in a violation of Sanctions by any Person.

(y) No Loan Party is an EEA Financial Institution.

(z) All representations and warranties specified on Exhibit E hereto are true and correct.

ARTICLE VI

COVENANTS

SECTION 6.01. Affirmative Covenants. So long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid or any Term Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will, and will cause each of their Subsidiaries to (subject in each case to the obligations of the holders of any Superior Interests):

(a) Compliance with Laws, Etc. Comply in all respects with all applicable Requirements of Law, such compliance to include compliance with ERISA and Environmental Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither Holdings, the Borrowers nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such non-payments, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that Holdings, the Borrowers and their Subsidiaries may self-insure to the extent consistent with prudent business practice. In the event that the Borrowers fail to maintain any such insurance as required pursuant to this Section 6.01(c), the Agent may obtain such insurance on behalf of the Borrowers and the Loan Parties shall reimburse the Agent as provided herein for all costs and expenses in connection therewith; the Agent’s obtaining of such insurance shall not be deemed a cure or waiver of any Default or Event of Default arising from the Loan Parties’ failure to comply with the provisions of this Section 6.01(c).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, material rights (charter and statutory) and franchises; provided that (i) Holdings, the Borrowers and their Subsidiaries may consummate any merger or consolidation permitted under Section 6.02(b); (ii) neither Holdings nor the Borrowers nor any of their Subsidiaries shall be required to preserve or maintain the corporate existence of any Subsidiary (other than Sears, SRAC, Kmart Corp. or any Material Subsidiary Guarantors) if the Board of Directors of the parent of such Subsidiary, or an executive officer of such parent to whom such Board of Directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent and that the loss thereof is not disadvantageous in any material respect to the Borrowers, Sears, any Material Subsidiary Guarantor, such parent or the Lenders; (iii) ~~Sears shall not be required to preserve or maintain the corporate existence of SRAC, provided that in the event SRAC is dissolved, merged with or into Holdings or any Subsidiary of Holdings or otherwise ceases to exist, then Sears shall or shall cause a direct wholly owned Domestic Subsidiary of Sears to, execute and deliver to the Agent an assumption agreement with respect to SRAC’s obligations under the Loan Documents in form and substance reasonably satisfactory to the Agent and such other officer certificates, legal opinions, financing statements (if applicable) and documentation as the Agent reasonably requests~~[Reserved]; (iv) none of Holdings, the Borrowers or any of Material Subsidiary Guarantors shall be required to preserve any right or franchise of any Subsidiary (other than a Material Subsidiary Guarantor) if the Board of Directors of Holdings, such Borrower or such Material Subsidiary Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to Holdings, the Borrowers, such Material Subsidiary Guarantor or the Lenders and (v) no Subsidiary Guarantor which is not a Material Subsidiary Guarantor shall be required to preserve or maintain its corporate existence if (A) no Default or Event of Default has occurred and is continuing, and (B) such Subsidiary Guarantor is merged or liquidated into another Subsidiary Guarantor.

(e) Inspection Rights. Subject to reasonable confidentiality limitations and requirements imposed by Holdings or the Borrowers due to competitive concerns or otherwise, at any reasonable time and from time to time (but no more than twice a year unless a Default or an Event of Default has occurred and is continuing), Borrowers shall permit, subject to the rights of tenants under Leases, agents, representatives and employees of Agent to enter and inspect the Properties or any portion thereof, and/or inspect, examine, audit and copy the books and records of Borrowers to the extent relating to the Properties (including all recorded data of any kind or nature, regardless of the medium of recording, but excluding data relating to the operation of the retail business of Borrower at the Properties), at such reasonable times so as not to disrupt the normal business operations of Borrowers as may be requested by Agent upon reasonable advance notice allowing an opportunity for agents or representatives of Borrowers to be present, permit the Agent or any of the Lenders or any agents or representatives thereof, at the Lenders’ expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Holdings, the Borrowers and any of their Subsidiaries, and to discuss the affairs, finances and accounts of Holdings, the Borrowers and any of their Subsidiaries, as the case may be, with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings, the Borrowers and each such Subsidiary in accordance with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Except as otherwise permitted pursuant to Section 6.02(b), or where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Holdings, the applicable Borrower or their respective Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than (i) as required by any applicable Requirement of Law, (ii) so long as no Default or Event of Default has occurred and is continuing, transactions between or among the Loan Parties and any of their Subsidiaries, to the extent not prohibited hereunder, or (iii) if a Default or Event of Default has occurred and is continuing, transactions in the ordinary course of business between or among the Loan Parties and any of their Subsidiaries and transactions between or among Loan Parties, to the extent not prohibited hereunder; provided, that the foregoing shall not prohibit (i) any Loan Party or any Subsidiary thereof from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business or (ii) any transactions pursuant to the agreements in effect on the Effective Date and, to the extent material to Holdings and its subsidiaries taken as a whole or material to the Collateral or the Loan Documents, reported in filings with the SEC made prior to the date hereof.

(i) Further Assurances.

(i) With respect to any Collateral owned by any Group Member on the Effective Date or acquired by any Group Member after the Effective Date promptly (i) execute and deliver to the Agent such amendments to the Security Agreement or such other documents as the Agent may reasonably request in order to grant to the Agent, for the benefit of the Credit Parties, a security interest in such property and (ii) take all actions as the Agent may reasonably request to grant to the Agent, for the benefit of the Credit Parties, a perfected security interest in such property with the priority required herein, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Agent, and including executing and delivering IP Security Agreements for filing with the USPTO, USCO and other IP Filing Office, as applicable.

(ii) With respect to any Domestic Subsidiary of a Group Member existing on the Effective Date that is not a party hereto or any new Domestic Subsidiary which is created or acquired after the Effective Date by any Group Member, in each case, which owns any Specified Intellectual Property or any other material Intellectual Property or is a licensee under any material licenses of Intellectual Property, promptly cause such Domestic Subsidiary to (i) become a party to this Agreement pursuant to Section 10.08 hereof, (ii) become a party to the Security Agreement, (iii) take such actions as the Agent may reasonably request to grant to the Agent, for the benefit of the Credit Parties, a security interest, with the priority and perfection required herein, in the Collateral described in the Security Agreement held by such Domestic Subsidiary, including, to the extent applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Agent, (iv) if requested by the Agent, deliver to the Agent an officer’s certificate with respect to such Domestic Subsidiary in form and substance reasonably satisfactory to the Agent, and (v) if requested by Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(j) Reporting Requirements. Furnish to the Agent and the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit B, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (i)(a) by delivery, in the manner provided in Section 9.02(b), of its quarterly report on form 10-Q (or any successor form), as filed with the SEC);

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, (a) a copy of the annual audit report for such year for Holdings and its Subsidiaries, containing the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, in each case reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by its Board-appointed auditor of national standing (b) a consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year duly certified by an Authorized Officer of Holdings as having been prepared in accordance with GAAP, and (c) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit B, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (ii)(a) by delivery, in the manner provided in Section 9.02(b), of its annual report on form 10-K (or any successor form), as filed with the SEC);

(iii) ~~reserved;~~[Reserved];

(iv) promptly and in any event within five days after any Authorized Officer of Holdings or any Borrower has knowledge of the occurrence and continuance of a Default or Event of Default, a statement of an Authorized Officer of Holdings or such Borrower setting forth details of such Default or Event of Default and the action that Holdings or such Borrower has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that Holdings sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (other than pursuant to employee Plans) of securities that Holdings or any of its Subsidiaries files with the SEC or any national securities exchange;

(vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Holdings, the Borrowers or any of their Subsidiaries of the type described in Section 5.01(g);

(vii) as soon as available, but in any event no later than 60 days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings for Holdings and its domestic Subsidiaries in form satisfactory to the ~~Agent~~Required Lenders and containing information reasonably required by the ~~Agent~~Required Lenders;

(viii) (A) contemporaneously with the delivery of the reports required pursuant to clauses (i) and (ii) above, a report (which may take the form of a footnote to Holdings’ quarterly and annual reports filed with the SEC and delivered to the Agent) setting forth the estimated Unfunded Pension Liability of Holdings and its Subsidiaries, and (B) promptly after receipt thereof by the Loan Parties, a copy of the funded status report received from the Loan Parties’ actuaries with respect to amounts to be funded under the Loan Parties’ Pension Plan;

(ix) promptly, notice of any event that the Loan Parties reasonably believes has resulted in a Material Adverse Effect;

(x) promptly, notice of all notifications received from any counterparty to a Material IP Document, including, without limitation, from Sears Mexico relating to the Sears Mexico Trademark License Agreement; and

(xi) such other information respecting Holdings, the Borrowers or any of their Subsidiaries, as the Agent or any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Borrowers pursuant to clauses (i)(a), (ii)(a) and (v) of this subsection (j) shall be deemed to have been delivered on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge. Notwithstanding the foregoing, any information, document or agreement required to be provided pursuant to this Section 6.01(j) that the Borrowers reasonably believe may contain material non-public information shall not be provided to any

Tranche A Term Lender that is a party hereto on the Amendment Effective Date (and the Borrowers shall notify the Agent not to distribute such materials to such Tranche A Term Lenders) without first providing such information, document or agreement to counsel for such Tranche A Term Lender and obtaining such counsel’s Tranche A Term Lender’s prior written consent (it being understood that the Borrowers will have satisfied their obligations under this Section 6.01(j) upon providing such information, documents or agreement to such counsel and authorizing such counsel to provide such information to such Tranche A Term Lenders).

(k) The Borrowers will, and will cause each Loan Party to, do or cause to be done all things within its or their control necessary to keep in full force and effect all Material IP Documents, including, without limitation, the Sears Mexico Trademark License Agreement.

(l) Real Estate. The Borrowers will, and will cause each Loan Party to, comply with the covenants set forth on Exhibit F hereto.

(m) Cash Management. The Borrowers shall maintain in effect the cash management arrangements currently existing pursuant to the ABL Credit Agreement, including with respect to deposit account control agreements and credit card processors, or such other arrangements not less favorable to the Agent and the Lenders as to which the ~~Agent~~Required Lenders may consent, such consent not to be unreasonably withheld.

(n) [Reserved].

(o) [Reserved].

(p) [Reserved].

(q) Security Documents. ~~Other than filings of IP Security Agreements with the USPTO, USCO and other IP Filing Office, as applicable, with respect to registered, issued and applied-for Intellectual Property, which shall be made by the Agent (at the sole cost and expense of the Loan Parties),~~ Holdings shall, and shall cause each other Loan Party to, and each other Loan Party shall, make (or cause to be made) all filings (including filings of (i) continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements and (ii) IP Security Agreements with the USPTO, USCO and other IP Filing Office, as applicable, with respect to registered, issued and applied-for Intellectual Property) and take all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Loan Parties) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest subject only to Permitted Liens.

(r) Post-Closing Undertakings. Within the time periods specified on Schedule 6.01(r) (or such longer period as the ~~Agent~~Required Lenders may agree in ~~its~~their sole discretion), complete such undertakings as are set forth on Schedule 6.01(r) hereto (the “Undertakings”). Notwithstanding anything to the contrary in this Agreement, any failure to complete such Undertakings (including any inaccuracy of a representation or warranty as a result of matters subject to such Undertaking) shall not constitute a Default or an Event of Default (or breach of representation) until such applicable time period has expired.

SECTION 6.02. Negative Covenants. So long as any Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid or any Term Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to:

(a) Liens, Etc. Create or suffer to exist any Lien upon property constituting Collateral, other than Permitted Liens.

(b) Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary of Holdings (other than SRAC) may merge into Holdings or any other Subsidiary of Holdings (provided that (A) if Kmart Corp. is a party to such merger, such merger shall be with Holdings, Kmart or a direct Subsidiary of Kmart Corp. and Kmart Corp. shall be the continuing or surviving entity~~,~~ and (B) if any Subsidiary Guarantor is a party to such merger (other than with a Borrower or Holdings), such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor ~~and (C) if SRAC is a party to such merger, then Sears shall comply with the requirements of Section 6.01(d)~~), (iii) any Subsidiary of Holdings other than the Borrowers may sell, transfer, lease or otherwise dispose of its assets to any Borrower, to Holdings or to a Subsidiary of Holdings (provided that if such sale or transfer includes Collateral and the transferee is not the Borrower or Holdings, the transferee shall be a Subsidiary Guarantor), (iv) any Subsidiary of Holdings other than the Borrowers or Sears may sell, transfer, lease or otherwise dispose of its assets to a Person that is not a Subsidiary or merge with a Person that is not a Subsidiary, in each case, pursuant to a Permitted Disposition, (v) any Subsidiary of Holdings other than the Borrowers, Sears or any Material Subsidiary Guarantor ~~(except, in the case of SRAC, as provided in Section 6.01(d))~~ may liquidate or dissolve if Holdings and the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors and their Subsidiaries and is not disadvantageous in any material respect to Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors or the Lenders; provided, that a Material Subsidiary Guarantor may liquidate or dissolve into a Person that is a Subsidiary of Holdings immediately prior to such liquidation or dissolution, if the continuing or surviving entity is or shall become a Subsidiary Guarantor in accordance with Section 6.01(i)(ii), (vi) Holdings or any Subsidiary of Holdings may merge with a Person that is not a Subsidiary of Holdings immediately prior to such merger if, in the case of any merger involving Holdings, a Borrower or a Subsidiary Guarantor, Holdings, such Borrower or such Subsidiary Guarantor, as applicable, is the continuing or surviving entity or, in the case of any merger involving a Subsidiary Guarantor, the continuing or surviving entity shall become a Subsidiary Guarantor in accordance with Section 6.01(i)(ii) and (vii) any Credit Card Royalty Securitization Subsidiary may sell or otherwise finance or Dispose of the assets subject to the Credit Card Royalty Securitization.

(c) Acquisitions. Make any Acquisition unless (a) at the time of any such Acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) after giving effect to any such Acquisition (A) Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0, and (D) immediately after giving effect to any such Acquisition, Holdings and the Borrowers shall comply with Section 6.01(i) to the extent applicable, (c) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law, and (d) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of equity interests, the Person which is the subject of such Acquisition shall be engaged in, a business engaged by, or related to a business engaged by, the Loan Parties as of the Effective Date.

(d) Restricted Payments.

(i) Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if at the date of declaration thereof (either before or immediately after giving effect thereto and the payment thereof), a Default or Event of Default shall have occurred and be continuing, except that at any time that a Default or Event of Default shall exist and be continuing, (A) Holdings may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (B) Subsidiaries of Holdings may declare and pay dividends to Holdings, the Borrowers or another wholly owned Subsidiary of any Borrower and (C) non-wholly-owned Subsidiaries may declare and pay dividends to the holders of their equity interests other than a Group Member on a ratable basis.

(ii) Declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payment (other than a Restricted Payment to a Loan Party), except that if no Default or Event of Default shall have occurred and be continuing (either before or immediately after giving effect thereto and the payment thereof):

(A)   ~~Holdings and its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $1,500,000,000 from and after April 2011 through the Termination Date, provided, that, (i) immediately after giving effect to any such Restricted Payment, Pro Forma and Projected Capped Excess Availability is greater than 50% of the Line Cap and (ii) Restricted Payments pursuant to this subsection (A) shall not exceed $1,000,000,000 in any rolling twelve month period;~~[Reserved];

(B) Holdings and its Subsidiaries may make other Restricted Payments, provided, that, immediately after giving effect thereto (i) Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (ii) the Pro Forma Fixed Charge Ratio shall be at least 1.05 to 1.0; provided, that, for purposes of the calculation of Pro Forma Fixed Charge Ratio (x) Adjusted Consolidated EBITDA and Consolidated Interest Expense shall be computed on a trailing four quarter basis, and scheduled principal payments shall be computed on a four quarter forward basis, and (y) the amount of the Restricted Payment paid in cash being made in connection with the calculation shall be added to Fixed Charges;

(C)   ~~Holdings and its Subsidiaries may make other Restricted Payments in cash or in kind (with values equal to the amount of any cash otherwise distributable hereunder) (1) in an amount not to exceed the Net Proceeds of any common stock issuances by Holdings after the September 1, 2016, (2) in an amount not to exceed the Net Proceeds of any Permitted Dispositions of the type set forth in clauses (f) and (g) of the definition thereof, and (3) in an amount not to exceed any dividends and distributions received (directly or indirectly) on account of equity interests in any Subsidiary of Holdings which is not a Loan Party, and (4) to the stockholders of Holdings in the form of the equity interests of the subsidiaries set forth on Schedule 6.02(d), provided, that (x) in each case, immediately after giving effect thereto, the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (y) the aggregate amount of any such Restricted Payments pursuant to clauses (1) through (and including) (3) (whether in cash or in other property or a combination thereof) shall not exceed in any twelve consecutive months 75% of any such Net Proceeds, dividends and distributions received in such twelve consecutive month period; provided that Restricted Payments made pursuant to this clause (C) in cash during any twelve consecutive month period shall not exceed $125,000,000; and~~[Reserved]; and

(D)   ~~Holdings and its Subsidiaries may make other Restricted Payments as long as (i)(A) such Restricted Payment is funded from cash on hand and not from proceeds of Debt, (B) for the 120 days before any such Restricted Payment, no revolving credit loans were outstanding under the ABL Credit Agreement, and (C) for each of the 120 days before any such Restricted Payment, the Borrowers shall have had cash on hand sufficient to make such Restricted Payment without the necessity of obtaining proceeds of revolving advances under the ABL Credit Agreement for the operations of their businesses or for the purpose of making such Restricted Payment, and (ii) after giving effect to such Restricted Payment, no revolving advances under the ABL Credit Agreement are outstanding~~.[Reserved].

(e) Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien in favor of the Agent upon the Collateral (as defined in the Security Agreement and other Security Documents in effect from time to time, and including assets which become Collateral pursuant to Section 6.01(n)), whether now owned or hereafter acquired, other than (I) any agreement relating to any Lien on cash and cash equivalents not prohibited by Section 6.02(a), (II) any existing Restrictive Provision (as defined in the Security Agreement), and (III) with respect to Real Property Collateral, any Permitted Liens existing as of the Effective Date.

(f) Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings other than a Loan Party to (a) make Restricted Payments in respect of any equity interests of such Subsidiary held by, or pay any indebtedness owed to, Holdings or any other Subsidiary of Holdings, (b) make loans or advances to, or other investments in, Holdings or any other Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents or the Material Documents (and any future agreements with restrictions no more burdensome, in the good faith determination of the Borrowers, than those contained in any of the foregoing); (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of such Subsidiary; (iii) the provisions contained in any agreement governing indebtedness existing as of the Effective Date (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective existing indebtedness); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Subsidiary of any Borrower entered into in the ordinary course of business, (v) customary restrictions and conditions contained in the documents relating to any Lien, so long as such Lien is not prohibited hereunder and such restrictions or conditions relate only to the specific asset subject to such Lien; (vi) customary provisions restricting assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of business, (vii) any agreement or instrument governing acquired debt, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (viii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (ix) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations; (x) customary net worth provisions contained in real property leases entered into by Subsidiaries of any Borrower, so long as the applicable Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations, (xi) restrictions in respect of the REMIC Certificates and the real property assets related thereto, the Intellectual Property held by KCD IP, LLC and any proceeds of the foregoing, (xii) restrictions governing a Subsidiary of

Holdings in connection with a Credit Card Royalty Securitization, and (xiii) such other restrictions as the Borrowers and Agent may agree.

(g) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(h) [Reserved].

(i) Dispositions. Make any Disposition except Permitted Dispositions.

(j) Debt; Prepayment of Debt.

(i) Create, incur, assume, suffer to exist or otherwise become or remain liable with respect to, any Debt, except Permitted Debt;

(ii) [Reserved]; and

(iii) Prepay any Debt earlier than 90 days prior to its stated maturity other than (A) Debt outstanding under the ABL Credit Agreement, the LC Facility, the Existing Second Lien Credit Agreement or the Existing Second Lien Notes (in each case, to the extent such prepayment is permitted by the ABL Credit Agreement), (B) any other Debt with the proceeds of or in exchange for Permitted Refinancing Debt with respect thereto, (C) Debt owed by Holdings or any of its Subsidiaries to Holdings or any of its Subsidiaries, or (D) to the extent permitted under the ABL Credit Agreement, Debt with the proceeds of the disposition of any collateral therefor (or, to the extent permitted under the ABL Credit Agreement, with the proceeds of a draw under the ABL Credit Agreement to the extent the obligations under the ABL Credit Agreement are first repaid with proceeds of the applicable disposition of collateral for the applicable Debt) to the extent such Disposition is otherwise permitted hereunder.

(k) Investments. Make any Investments, except Permitted Investments.

(l) Store Closings. Close more than 250 full line Sears or Kmart Stores in any fiscal quarter or more than 500 full line Sears or Kmart Stores in any four consecutive fiscal quarters without the consent of the Agent, such consent not to be unreasonably withheld and/or fail to comply with the requirements of the definition of Store Closure Sale when and as applicable.

(m) Amendments. Enter into or permit to exist any amendment, restatement, replacement, supplement or other modification to, or waiver of, any provision of the Material IP Documents as in effect on the Effective Date.

SECTION 6.03. Financial Covenant. During the continuance of a Covenant Compliance Event, each of Holdings and the Borrowers will not permit the Fixed Charge Ratio as of the last day of any fiscal month of Holdings to be less than 1.0 to 1.0.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable, or (ii) any interest on any Loan or any fees, or any other amounts payable under this Agreement or any other Loan Document, in each case under this clause (ii), within three (3) days after the same becomes due and payable; provided, that any Borrower’s failure to pay interest in cash shall not be an Event of Default so long as the PIK Interest Period is then in effect and such interest is paid as PIK Interest; or

(b) Any representation or warranty made by any Loan Party herein or in any other Loan Document shall prove to have been incorrect in any material respect when made and, if able to be cured, the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given to Holdings and the Borrowers by the Agent or any Lender or (ii) the date on which such failure shall first become known to an officer of Holdings, the Borrowers or any other applicable Loan Party; or

(c) ~~(i)~~ Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 6.01 (d), (e), (h), (j) (other than 6.01(j)(viii)), (k), (m) or (~~m~~r), 6.02, or 6.03 of this Agreement or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, if such failure under this clause (ii) shall remain unremedied for thirty (30) days (or such longer period as may be provided in the applicable Security Document) after the earlier of (x) written notice thereof shall have been given to Holdings and the Borrowers by the Agent or any Lender and (y) the date on which such failure shall first become known to an officer of Holdings, the Borrowers or any other applicable Loan Party; or

(d) Any Group Member shall fail to pay principal of at least $50,000,000 on any Debt that is outstanding (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least $50,000,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made and is accepted in an amount of at least $50,000,000 (in each case other than (i) a scheduled prepayment, redemption or purchase, or (ii) a mandatory prepayment, redemption or purchase, or a required offer to prepay, redeem or purchase, that results from the voluntary sale or transfer of property or assets), in each case prior to the stated maturity thereof; or

(e) Any Group Member shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Group Member shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) A judgment or order for the payment of money in excess of $50,000,000 (net of any portion of such judgment to be paid by a third-party insurer as to which coverage has not been disputed) shall be rendered against any Group Member and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such “person” or “group” shall beneficially own (as such term is used herein) a greater percentage of the equity Securities of Holdings entitled to vote for members of the Board of Directors than the Permitted Holders shall, collectively, beneficially own; or (ii) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) Holdings shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of Sears and Kmart; or

(h) (i) Any Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or (iv) the PBGC shall have filed a notice of Lien; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so state in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby and such default shall remain unremedied for thirty (30) days after the earlier of (x) written notice thereof shall have been given to Holdings and the Borrowers by the Agent or any Lender and (y) the date on which such failure shall first become known to an officer of Holdings, the Borrowers or any other applicable Loan Party; or

(j) If any event occurs that is explicitly identified as an “Event of Default” under any provision contained herein or in any of the other Loan Documents and with respect to the other Loan Documents such event shall remain unremedied for thirty (30) days after the earlier of (x) written notice thereof shall have been given to Holdings and the Borrowers by the Agent or any Lender and (y) the date on which such failure shall first become known to an officer of Holdings, the Borrowers or any other applicable Loan Party; or

(k) The guarantees contained in Article X hereof shall cease, for any reason, to be in full force and effect or any Loan Party shall so state in writing and such default shall remain unremedied for thirty (30) days after the earlier of (x) written notice thereof shall have been given to Holdings and the Borrowers by the Agent or any Lender and (y) the date on which such failure shall first become known to an officer of Holdings, the Borrowers or any other applicable Loan Party;

then, and in any such event, the Agent may, or, at the ~~request~~direction of the Required Lenders, shall, take any or all of the following actions upon notice to the Borrowers and the Lenders: (i) [Reserved]; (ii) declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that, at the direction of the Required Lenders (including to the extent a new Required Lender vote is obtained because an ESL Buy-Out Notice has been delivered), the Agent shall declare the Loans, all interest thereon and/or all other amounts payable under this Agreement and the other Loan Agreement to no longer be due and payable and any such acceleration shall be null and void; and (iii) enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrowers and the Collateral (including all rights or remedies available at law or in equity); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the United States Bankruptcy Code or any other Event of Default under Section 7.01(e), (A) [Reserved] and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

Any actions taken by Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

SECTION 7.02. Additional Remedies.

(a) If Agent receives any payments of any kind with respect to any Collateral, forecloses on any Collateral, or otherwise receives any proceeds of any Collateral, (i) Agent shall apply all such payments, net proceeds of such foreclosure or other proceeds of Collateral first to repay ~~the Loans,~~any Obligations relating to the Tranche A Term Loans on a pro rata basis until repayment in full in cash of all such Obligations and, the balance of such net proceeds or payments, if any, to any Obligations relating to the Tranche B Term Loans on a pro rata basis, (ii) the Loans shall be reduced to the extent of such net proceeds and (iii) the remaining portion of the Loans shall remain outstanding and secured by the remaining Collateral. At the election of ~~Agent~~the Required Lenders, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Agent with respect to the Collateral and applied in reduction of the Loans as provided above.

(b) During the continuance of any Event of Default, Agent may, but without any obligation to do so and without notice to or demand on Borrowers and without releasing Borrowers from any obligation hereunder, with the written consent of the Required Lenders, take any action to cure such Event of Default. During the continuance of any default under any of the Ground Leases as to which Borrowers have received a notice of default ~~and~~ as to which, in the Required Lender’s reasonable discretion, Borrowers are not in the process of timely curing the same pursuant to all applicable notice and cure periods under such Ground ~~Leases.~~Lease, Agent may, without any obligation to do so, or at the request of the Required Lenders, shall,   and without notice to or demand on Borrower and without

releasing Borrowers from any obligation hereunder, take any action to cure such default. Agent may enter upon any or all of the Properties, subject to the rights of the lessors under the Ground Leases and subject to the rights of all tenants, licensees and concessionaires of Borrowers, upon reasonable notice to Borrowers for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or to foreclose the Mortgages or collect the Loans. The costs and expenses incurred by Agent in exercising rights under this paragraph shall be secured by the Mortgages.

(c) Notwithstanding the availability of legal remedies, Agent will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Borrowers to cure or refrain from repeating any Default.

(d) Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrowers shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to ~~Agent~~the Required Lenders. Borrowers hereby absolutely and irrevocably appoints Agent as their true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrowers ratifying all that their said attorney shall do by virtue thereof); provided, however, that Agent shall not make or execute any such Severed Loan Documents under such power until the expiration of three days after written notice has been given to Borrowers by Agent of Agent’s intent to exercise its rights under the aforesaid power. Borrowers shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the Effective Date.

(e)   In any Insolvency Proceeding, each Tranche A Term Lender that is an Affiliate of a Loan Party and each Tranche B Term Lender agrees to execute, verify, deliver and file any proofs of claim in respect of the Obligations relating to the Term Loans requested by the Required Non-Affiliated Tranche A Lenders in connection with any such Insolvency Proceeding and hereby irrevocably authorizes, empowers and appoints the Agent (at the direction of the Required Non-Affiliated Tranche A Lenders) its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of any such Term Loan Lender promptly to do so prior to 10 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Insolvency Proceeding upon the failure of any Term Loan Lender to do so prior to 5 days before the expiration of the time to vote any such claim; provided the Agent shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim unless directed to do so by the Required Non-Affiliated Tranche A Lenders. In the event that the Agent (at the direction of the Required Non-Affiliated Tranche A Lenders) votes any claim in accordance with the authority granted hereby, no Term Loan Lender shall be entitled to change or withdraw such vote.

ARTICLE VIII

THE AGENT

SECTION 8.01. Appointment. Each Lender hereby irrevocably designates and appoints JPP, LLC, a Delaware limited liability company, as Agent, under this Agreement and the other Loan

Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. For clarity, and notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, no consent of the Lenders shall be required to amend this Agreement or the Loan Documents to (i) cause additional assets to become Collateral or to add additional Subsidiaries as guarantors of the Obligations, or (ii) implement the provisions of Section 8.12, and the Agent and the Loan Parties shall be entitled to execute any and all amendments necessary or desirable to accomplish any of the foregoing and such amendments shall be binding on the other parties hereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement and the other Loan Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

SECTION 8.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. No Agent (for purposes of this Article VIII, “Agent” and “Agents” shall mean the collective reference to the Agent and any other Lender designated as an “Agent” for purposes of this Agreement nor any of their respective officers, directors, employees, agents, attorneys-in- fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as they deem appropriate or they shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of Loans.

SECTION 8.05. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender (it being agreed that so long as the Agent is an Affiliate of any Lender, the Agent shall be deemed to have such knowledge of such Default or Event of Default simultaneously with such Lender obtaining knowledge thereof), Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, so long as the Agent is an Affiliate of any Lender, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non- Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys- in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Reports and Financial Statements. ~~By~~Subject to the last sentence of Section 6.01(j), by signing this Agreement, each Lender:

(a) [Reserved];

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements and reports required to be delivered by the Loan Parties hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”) (which the Agent agrees to so deliver);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of this Agreement; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) [reserved] ; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender or Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Agent and any such other Lender or Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, in accordance with such Pro Rata Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.09. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.10. Successor Agent.

(a) The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrowers and the Agent shall be replaced (but not removed without a replacement) at the written request of the Required Lenders upon the occurrence and during the continuance of an Event of Default (as reasonably determined by the Required Lenders) by an instrument or concurrent instruments in writing delivered to the Borrowers and the Agent and signed by the Required Lenders. If the Agent shall resign or be replaced as Agent under this Agreement and the other Loan Documents, then the Required Lenders (with the consent of all Lenders, not to be unreasonably withheld, conditioned or delayed, it being understood and agreed that each Lender as of the Amendment Effective Date consents to the replacement of the Agent with an affiliate of Wilmington Trust) shall appoint ~~from among the Lenders~~ a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of Loans. If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder, until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation or removal as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 8.11. [Reserved].

SECTION 8.12. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and this Section 8.12.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Extension of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Extensions of Credit under this Agreement; fourth, to the payment of any amounts owing to the Non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(c) Consents. If a Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not in limitation thereof, except as set forth in the last sentence hereof, such Defaulting Lender’s right to participate in decision-making rights related to the Obligations in respect of Required Lender or Required Lender votes, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal. Notwithstanding anything else provided herein, any amendment, waiver determination, consent or notification under Section 9.01 that would (i) reduce the principal amount of the Loan made by such Defaulting Lender, (ii) alter the terms and conditions of this sentence or (iii) otherwise disproportionately affect a Defaulting Lender, will require the consent of such Defaulting Lender.

(d) Defaulting Lender Cure. If the Borrowers and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc.   ~~No~~Except to the extent otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, nor any terms hereof or thereof, nor consent to any departure by any Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) unless in writing and also signed by each Lender directly affected thereby, do any of the following: (i) increase the amount or extend the expiration date of any Lender’s Commitment or otherwise commit such lender to make Loans hereunder, (ii) reduce the principal of, or interest on, any Loan or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder;

(b) unless in writing and signed by all of the Lenders, do any of the following: (i) ~~[reserved]~~amend Section 2.16, Section 8.10 or Section 2.18 (provided that only the written consent of the Agent, the Borrowers and the Required Tranche B Lenders shall be required to amend Sections 2.18(a), (b), (c), (d), (e), and (f) and the definitions relevant thereto, including the definition of “Tranche B Term Increase Cap”), (ii) release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations under the Article X hereof, (iii) except as expressly permitted herein or in any other Loan Document, subordinate the Liens granted hereunder or under the other Loan Documents, to any other Lien, (iv) amend this Section 9.01, (v) amend the ~~definition~~definitions of “Required Lenders”, “Required Tranche A Lenders”, “Required Tranche B Lenders” or “Tranche A Term Increase Cap” or (vi) other than in accordance with Section 6.01(d), release either Borrower from all of its respective obligations hereunder~~,~~ ;

(c) unless in writing and signed by all of the ~~Term~~ Lenders, ~~do any of the following: (i)~~ change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term ~~Loan~~Loans, or the number of Term Lenders, that shall be required for the Term Lenders or any of them to take any action hereunder ~~or (ii) reserved~~; or

(d) unless in writing and signed by the Agent (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Article VIII or affect the rights or duties of the Agent under this Agreement or any other Loan Document.

provided, further, that (I) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans of a particular Class (but not the Lenders holding Loans of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.01 if such Class of Lenders were the only Class of Lenders hereunder at such time, it being understood that, Lenders holding the Loans (including Shortened Loans) shall vote as a single Class with respect to any waiver, amendment or modification of this Agreement that applies before the Termination Date applicable to such Shortened Loans~~.~~; (II) a Lender (or the Required Lenders) shall be deemed to have consented to any waiver, amendment, consent, release or modification of this Agreement or any other Loan Document unless such Lender (or the Required Lenders) shall object thereto by written notice to the Agent within ten (10) Business Days after having received written notice thereof; and (III) if an ESL Buy- Out Notice has been delivered to a Non-Consenting Lender then (1) such Lender shall be deemed to have consented to any waiver, amendment, consent, release or modification of this Agreement or any other Loan Document and no written signature of such Lender shall be required to make such waiver, amendment, consent, release or modification effective, (2) the signature of ESL or its designee shall be required for such waiver, amendment, consent, release or modification and (3) such waiver, amendment, consent, release or modification may be made effective by ESL even if the assignment described in Section 9.16 is still in process. The Borrower and any Lender may agree to reduce the applicable rate or margin with respect to the Term Loans held by such Lender, without the consent of any other party.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder or in the Security Documents shall (unless otherwise provided in such Security Document) be in writing (including telecopier communication) and mailed, telecopied or delivered, (i) if to Holdings, any Borrower or any Subsidiary Guarantor, at its address at 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attention: General Counsel, with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Scott Charles; (ii) if to any Lender, at its address set forth in its completed administrative questionnaire delivered to the Agent; and (iii) if to the Agent, at its address at ESL Investments, Inc., 1170 Kane Concourse, Suite 200 Bay Harbor Islands, FL 33154, Attention: Edward S. Lampert, CEO; provided that notices required to be delivered pursuant to Section 6.01(j)(i), (ii), (iii), and (v) shall be delivered to the Agent and the Lenders as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied, telegraphed or emailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Loan Document or of any exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Holdings and the Borrowers agree that materials required to be delivered pursuant to Sections 6.01(j)(i), (ii), (iii) and (v), shall be deemed delivered to the Agent on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a written notice to the Agent and the Lenders and that is accessible by the Lenders without charge or if not so posted, may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by email to eslaccounting@eslinvest.com. Holdings and the Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to Holdings, the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Holdings and the Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Holdings and the Borrowers jointly and severally agree to pay promptly all reasonable costs and expenses of the Agent and each Term Lender party hereto as of the Amendment Effective Date in connection with the preparation, execution, delivery, distribution (including via the internet or through a service such as Intralinks), administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, (A) all due diligence (including diligence with respect to the Collateral), syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal and valuation, consultant, and audit expenses, (B) the reasonable fees and expenses of counsel for a potential assignee in connection with a syndication by ~~the~~any Term Lender party hereto as of the Amendment Effective Date ~~Term Lender~~ of any portion of its Term ~~Loan~~Loans within 180 days of the Amendment Effective Date and (C) the reasonable fees and expenses of counsel for the Agent and each Term Lender party hereto as of the Amendment Effective Date with respect thereto and with respect to advising the Agent or any Term Lender party hereto as of the Amendment Effective Date as to their rights and responsibilities under this Agreement and the other Loan Documents. Holdings and the Borrowers further jointly and severally agree to pay on demand all costs and expenses of the Agent and the Lenders, if any (including reasonable counsel fees and expenses), in connection with the enforcement of, or protection of their rights under, (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable fees and expenses of one counsel for the Agent, and one counsel for the Lenders in connection with the enforcement of or protection rights under this Section 9.04(a).

(b) Holdings and the Borrowers jointly and severally agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of

(including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the Loans, and (ii) the actual or alleged presence of Hazardous Materials on any property of Holdings, the Borrowers or any of their Subsidiaries or any Environmental Action relating in any way to Holdings, the Borrowers or any of their Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Holdings, any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Holdings and the Borrowers also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) If (i) any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Term Loan pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by any Borrower pursuant to Section 9.07(a), or (ii) any Borrower fails to prepay, borrow, continue or convert any Eurodollar Rate Advance on the date or in the amount notified by any Borrower; the applicable Borrower shall, promptly after notice by such Lender setting forth in reasonable detail the calculations used to quantify such amount (with a copy of such notice to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 9.04(c), each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

(d) Without prejudice to the survival of any other agreement of Holdings or any Borrower hereunder, the agreements and obligations of Holdings and the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Extensions of Credit due and payable pursuant to the provisions of Section 7.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings or any Loan Party against any and all of the obligations of Holdings and the Loan Parties now or hereafter existing under this Agreement, the other Loan Documents and the Extensions of Credit of such Lender, whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents. Each Lender agrees promptly to notify Holdings or the applicable Loan Party (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliate may have.

SECTION 9.06. Binding Effect; Effectiveness. When this Agreement has been executed by Holdings, the Borrowers, the Agent, and the Lenders, this Agreement shall thereafter be binding upon and inure to the benefit of Holdings, the Borrowers, the Agent, each Lender and their respective successors and assigns; provided, that, except with respect to Sections 9.07 and 9.08, this Agreement shall only become effective upon satisfaction of the conditions precedent set forth in Section 4.01 and none of the provisions of this Agreement, including without limitation provisions in respect of Loans to be made by or issued by any Lender, and in respect of any covenant, fee, indemnity, default, and expense reimbursement made by any Loan Party or for which any Loan Party is liable hereunder, shall become effective, nor shall any representation herein be deemed to be made, until the satisfaction of such conditions.

SECTION 9.07. Assignments and Participations. (a) Each Lender may, upon notice to the Borrowers and the Agent and with the consent, not to be unreasonably withheld or delayed, of the Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans and other amounts owing to it and any Note or Notes held by it); provided, however, that (i) [reserved]; (ii) [reserved] , (iii) [reserved], (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Loan of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the entire outstanding amount of the Loan held by such Lender) unless the Agent otherwise agrees, (v) each such assignment shall be to an Eligible Assignee, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and the parties to such assignment (other than the Borrowers and the Agent) shall deliver together therewith any Note subject to such assignment and a processing and recordation fee of $3,500 (except no such fee shall be payable for assignments to a Lender, an Affiliate of a Lender or an Approved Fund), and (vii) any Lender may, with notice to the Borrowers, assign all or a portion of its rights and obligations to any of its Affiliates or to another Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.01(j) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may, without the consent of the Agent or any Loan Party, sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates that is not a Permitted Holder) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would require the affirmative vote of the Lender from which it purchased its participation pursuant to Section 9.01(a).

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Holdings, the Borrowers or their Subsidiaries furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to Holdings, the Borrowers or their Subsidiaries received by it from such Lender in accordance with Section 9.08.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the portion of any Loan owing to it and any Notes held by it), including, without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Term Lender to facilitate transactions of the type described in paragraph (h) above.

(j) Neither Holdings nor any Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders (except, in the case of SRAC, pursuant to Section 6.01(d)).

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of Holdings or the Borrowers furnished to the Agent or the Lenders by Holdings or the Borrowers (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors to whom disclosure is required to enable the Agent or such Lender to perform its obligations under this Agreement and the other Loan Documents or in connection with the administration or monitoring of this Agreement and the other Loan Documents by the Agent or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement and the other Loan Documents, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement and the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant, or any prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, as the case may be, or (B) is or becomes available to the

Agent or such Lender on a non-confidential basis from a source other than Holdings, the Borrowers or any of their Subsidiaries and (viii) with the consent of the Borrowers.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof but including Section 5-1401 and 5-1402 of the New York General Obligations Law.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Holdings and each of the Borrowers hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Holdings or such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWERS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT,OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.13. Release of Collateral or Guarantee Obligation. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each Lender (without the requirement of consent of or notice to any Lender) to take, and hereby agrees to take, any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, any Permitted Disposition) or that has been consented to in accordance with Section 9.01; provided that the guarantee obligations of Sears may not be released without the consent of the Required Lenders, or (ii) under the circumstances described in paragraph (b) below. This subclause (a) shall survive termination of this agreement.

(b) At such time as the Loans and all other Obligations shall have been paid in full in cash and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Each Lender hereby authorizes the Agent to, and on the Effective Date the Agent shall enter into an agreement, reasonably satisfactory to the ABL Agent, acknowledging and agreeing not to interfere with the ABL Limited License. Each Lender hereby authorizes the Agent to, and on the Effective Date the Agent shall enter into an agreement, reasonably satisfactory to the 2L Collateral Agent, acknowledging and agreeing not to interfere with the 2L Limited License

SECTION 9.14. PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act. Each Borrower hereby agrees to provide such information promptly upon the request of any Lender or the Agent.

SECTION 9.15. Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrowers, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 9.16. Replacement of Lenders. (I) If ~~(A)~~ any Lender requests compensation under Section 2.12 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, if any Lender does not consent ~~(a “Non-Consenting Lender”)~~ to a proposed amendment, modification, waiver, consent or release with respect to any Loan Document ~~that requires the consent of each Lender and that has been approved by the Required Lenders~~, including pursuant to the last proviso in Section 9.01 (a “Non- Consenting Lender”) or any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon written notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) ~~or (B) a Non-Affiliated Lender does not consent to a proposed amendment, waiver, consent or release with respect to this Agreement or any other Loan Document (any such Lender being referred to as a “Non-Consenting Non-Affiliated Lender”; provided that if such Non-Affiliated Lender has not given the Agent written notice of its consent or waiver within five (5) Business Days after request therefore, such Non-Affiliated Lender shall be deemed to be a Non-Consenting Non-Affiliated Lender)~~, (II) If any Lender is a Non-Consenting Lender, then, at the sole option of ESL (regardless of whether ESL is then a Lender), upon   delivery by ESL to such Non-Consenting Lender of a written notice   ~~to such Non-Consenting Non-Affiliated Lender~~srequiring such Non-Consenting Lender to assign and delegate to ESL or a designee of ESL, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of such Non- Consenting    ~~Non-Affiliated Lenders~~’Lender’s   interests, rights and obligations under this Agreement and the related Loan Documents ~~shall be assigned and delegated to ESL and ESL~~and irrevocably agreeing to provide such Non-Consenting Lender on the date such buy-out settles with payment of an amount equal to the outstanding principal of its ratable share of the Term Loans plus accrued interest thereon through such settlement date, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (such notice, the “ESL Buy- Out Notice”), then ESL may, at its sole expense and effort, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to ESL or its designee; and (III) If any Tranche A Term Lender exercises any rights pursuant to Section 7.02(e) (a “BK Voting Lender”) or any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of the Required Lenders or all Lenders, as applicable (a “Non-Consenting Required Lender”), then any Lender party hereto on the Amendment Effective Date (the “Requesting Lender”) may, at its sole expense and effort, upon written notice to such BK Voting Lender or Non-Consenting Required Lender and the Agent, require such BK Voting Lender or Non-Consenting Required Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to the Requesting Lender that   shall assume such obligations; provided that, in each case of clauses (~~A~~I), (II) and (~~B~~III) above:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 9.07; provided that to the extent ESL delivers an ESL Buy-Out Notice to a Non-Consenting Lender, it may, at its sole option, pay such fee;

(b) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its ratable share of the Term ~~Loan~~Loans plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); provided that ESL shall only be responsible for the reasonable and documented out-of-pocket costs of a Non-Consenting Lender up to $25,000 in connection with such assignment;

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(d) with respect to the replacement of any Non-Consenting Lender, any BK Voting Lender or any Non-Consenting   ~~Non-Affiliated~~Required Lender, such amendment, waiver or consent can be effected as a result of such assignment (together with all other assignments required ~~by the Agent~~ to be made pursuant to this paragraph); and

(~~d~~e) such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation required by Section 9.16(~~A~~I) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. ~~Notwithstanding anything herein to the contrary, each party hereto agrees that an assignment or delegation required pursuant to Section 9.16(B) shall be effected pursuant to an Assignment and Acceptance executed by the Borrowers, the Agent and ESL and that the Non-Consenting Non-Affiliated Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Agent to execute and deliver such documentation as may be required to give effect to an assignment or delegation in accordance with Section 9.16(B) on behalf of a Non-Consenting Non-Affiliated Lender and any such documentation so executed by the Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.07.~~ In the event any Non-Consenting Lender, BK Voting Lender or Non-Consenting Required Lender fails to execute the agreements required under

Section 9.07 in connection with an assignment pursuant to this Section 9.16, the Borrower may (with respect to an assignment pursuant to Section 9.16(I)), ESL may (with respect to an assignment pursuant to Section 9.16(II)), or a Requesting Lender may (with respect to an assignment pursuant to Section 9.16(III)) execute such agreements on behalf of the Non-Consenting Lender, BK Voting Lender, or Non-Consenting Required Lender, as applicable, and each such Lender hereby grants to the Borrowers, ESL or Requesting Lender, as applicable, an irrevocable power of attorney (which shall be coupled with an interest) for such purpose.

SECTION 9.17. No Advisory or Fiduciary Capacity. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.18. Reinstatement. If at any time any amount paid by any Loan Party or by any other Person in respect of any Obligations is rescinded or must otherwise be restored or returned for any reason, including upon the insolvency, bankruptcy, or reorganization of any Person or otherwise (such amount, the “Rescinded Amount”), each Lender’s and each Loan Party’s obligations under this Agreement and the Loan Documents with respect to such Rescinded Amount and the obligations that gave rise to payment of such Rescinded Amount shall be reinstated at such time and this Agreement and the Loan Documents, if terminated, shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

SECTION 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

GUARANTEE

SECTION 10.01. Guarantee.

(a) Each of the Guarantors (other than the Borrowers) hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Borrower. Each Borrower hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of each such other Borrower.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than, as to their respective Obligations, the Borrowers) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article X or affecting the rights and remedies of any Agent or any other Credit Party hereunder.

(d) The guarantee contained in this Article X shall remain in full force and effect until all the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) and the obligations of each Guarantor under the guarantee contained in this Article X shall have been satisfied by payment in full, notwithstanding that from time to time during the term of this Agreement any of the Borrowers may be free from any Obligations.

(e) No payment made by any of the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Agent or any other Credit Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of any of the Obligations or any payment received or collected from such Guarantor in respect of any of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until each of the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) are paid in full.

SECTION 10.02. Right of Contribution. Each Guarantor (other than Holdings) hereby agrees that to the extent that a Guarantor (other than Holdings) shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor (other than Holdings) hereunder which has not paid its proportionate share of such payment. Each Guarantor’s (other than Holdings’) right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Agent and the other Credit Parties, and each Guarantor shall remain liable to the Agent and the other Credit Parties for the full amount guaranteed by such Guarantor hereunder. This Section 10.02 shall not apply to Sears in its capacity as a Guarantor of the Obligations of SRAC, or to Kmart in its capacity as a Guarantor of the Obligations of Kmart Corp.

SECTION 10.03. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Agent or any other Credit Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Agent or any other Credit Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Agent or any other Credit Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution, reimbursement or indemnification from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, and notwithstanding the foregoing, in the event that any Guarantor possesses any such rights of subrogation, contribution, reimbursement or indemnification, all such rights shall in all respects be subordinated and junior in right of payment, until all amounts owing to the Agent and the other Credit Parties by each of the Borrowers on account of its Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation, contribution, reimbursement or indemnification rights at any time when any of the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Agent and the other Credit Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be transferred as the Agent directs in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

SECTION 10.04. Amendments, etc. with Respect to Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Agent or any other Credit Party may be rescinded by the Agent or such other Credit Party and any of the Obligations continued, and any of the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any other Credit Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent (or the Required Lenders or all Lenders, as the case may be) or any other Credit Party, if applicable, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any other Credit Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any other Credit Party shall have any obligation to any Loan Party or other Person, to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Obligations or for the guarantee contained in this Article X or any property subject thereto.

SECTION 10.05. Guarantee Absolute and Unconditional.

(a) Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or any other Credit Party upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; each of the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Agent and the other Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the Guarantors with respect to any of the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Agreement, any other Loan Document or any other document made, delivered or given in connection with any of the foregoing, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any other Credit Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Agent or any other Credit Party, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Obligations, or of such Guarantor under the guarantee contained in this Article X, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Agent or any other Credit Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for any of the Obligations or any right of offset with respect thereto, and any failure by the Agent or any other Credit Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any of the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any other Credit Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b) The obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other document made, delivered or given in connection with any of the foregoing or any other agreement, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than upon a written release of such Guarantor from the Agent or upon the indefeasible payment in full in cash of all the Obligations).

(c) The Agent and the other Credit Parties may, at their election upon the occurrence and during the continuance of an Event of Default, foreclose on any Collateral held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such Collateral in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Guarantor, or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any other Guarantor hereunder except to the extent that all the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) have been indefeasibly paid in full in cash. Each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any Collateral.

SECTION 10.06. Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any other Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 10.07. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid without set-off or counterclaim in Dollars, to such account as the Agent may designate in accordance with Section 9.02 of this Agreement.

SECTION 10.08. Additional Guarantors. Each Subsidiary of the Borrowers that is required to become a party to this Agreement pursuant to Section 6.01(i) shall, and any other Subsidiary of Holdings may in its sole discretion, become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder to this Agreement substantially in the form of Exhibit C hereto.

SECTION 10.09. Releases. At the request and sole expense of the Borrowers, the Agent shall release any Guarantor from its obligations hereunder, including, without limitation, its obligations pursuant to Article X hereof, and shall execute and deliver to the Borrowers all releases or other documentation reasonably necessary or desirable to evidence such release, in the event that all the equity interest of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement and/or in the event that such Guarantor shall dispose of all or substantially all of its assets and shall cease to own any Collateral.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEARS HOLDINGS CORPORATION

By:
Name:	Robert A. Riecker
Title:	Chief Financial Officer

KMART CORPORATION

By:
Name:	Robert A. Riecker
Title:	Chief Financial Officer

SEARS ROEBUCK ACCEPTANCE CORP.

By:
Name:	Robert A. Riecker
Title:	Vice President, Finance

SEARS, ROEBUCK AND CO.

By:
Name:	Robert A. Riecker
Title:	Chief Financial Officer

STI MERCHANDISING, INC.

By:
Name:	Robert A. Riecker
Title:	President

SEARS BRANDS, L.L.C.

By:
Name:	Robert A. Riecker
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

A&E FACTORY SERVICE, LLC
A&E HOME DELIVERY, LLC
A&E LAWN & GARDEN, LLC
A&E SIGNATURE SERVICE, LLC
CALIFORNIA BUILDER APPLIANCES, INC.
FLORIDA BUILDER APPLIANCES, INC.
KMART OF MICHIGAN, INC.
KLC, INC.
PRIVATE BRANDS, LTD.
SEARS BRANDS MANAGEMENT
CORPORATION
SEARS PROTECTION COMPANY
SEARS PROTECTION COMPANY
(FLORIDA), L.L.C.
SEARS, ROEBUCK DE PUERTO RICO, INC.
SOE, INC.
STARWEST, LLC

By:
Name:	Robert A. Riecker
Title:	Vice President

SEARS HOME IMPROVEMENT PRODUCTS, INC.

By:
Name:	Robert A. Riecker
Title:	President

KMART HOLDING CORPORATION
KMART OPERATIONS LLC
SEARS OPERATIONS LLC

By:
Name:	Robert A. Riecker
Title:	Chief Financial Officer

KMART OF WASHINGTON LLC
KMART STORES OF ILLINOIS LLC
KMART STORES OF TEXAS LLC
MYGOFER LLC
By: Kmart Corporation, its Sole Member

[Signature Page – Term Loan Credit Agreement]

By:
Name:	Robert A. Riecker
Title:	Chief Financial Officer

[Signature Page – Term Loan Credit Agreement]

SEARS DEVELOPMENT CO.

By:
Name:	Robert A. Riecker
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

KMART.COM LLC
By: BlueLight.com, Inc., its Sole Member

By:
Name:	Lawrence J. Meerschaert
Title:	Vice President of BlueLight.com, Inc., the Sole Member of Kmart.com LLC

SEARS HOLDINGS MANAGEMENT CORPORATION

By:
Name:	Robert A. Riecker
Title:	President

[Signature Page – Term Loan Credit Agreement]

SEARS BRANDS BUSINESS UNIT CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

KMART.COM LLC
By: BlueLight.com, Inc., its Sole Member

By:
Name:	Lawrence J. Meerschaert
Title:	Vice President of BlueLight.com, Inc., the Sole Member of Kmart.com LLC

SEARS HOLDINGS MANAGEMENT CORPORATION

By:
Name:	Robert A. Riecker
Title:	President

SEARS BRANDS BUSINESS UNIT CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

JPP, LLC,
as Agent, as a Lender and as a ~~Lender~~holder of rights under Section 9.16

By:
Name:	Edward S. Lampert
Title:	Member

JPP II, LLC, as a Lender and as a holder of rights under Section 9.16

By: RBS Partners, L.P., as Manager

By: ESL Investments, Inc., as General Partner

By:
Name:	Edward S. Lampert
Title:	Chairman and Chief Executive Officer

[Signature Page – Term Loan Credit Agreement]

Schedule 2.01

Lenders; Commitments

Tranche A Term Lender	Tranche A Term Commitments as of the Amendment Effective Date

Cyrus Opportunities Master Fund II, Ltd.	$25,260,000
CRS Master Fund, L.P.	$8,880,000
Crescent 1, L.P.	$9,000,000
Canary SC Master Fund, L.P.	$8,100,000
Cyrus Select Opportunities Master Fund, Ltd.	$2,760,000
Cyrus Special Strategies Master Fund, LP	$4,620,000
Cyrus 1740 Master Fund, LP	$1,380,000

TOTAL	$60,000,000.00

Tranche B Term Lender	Existing Tranche B Term Loans as of the Amendment Effective Date
JPP, LLC	$	~~72,327,000.00~~	108,490,000.00
JPP II, LLC	$	~~27,673,000.00~~	41,510,000.00

TOTAL	$	~~100,000,000.00~~	150,000,000.00

SCHEDULE 5.01(n)

Pension Plan Issues

-None-

SCHEDULE 5.01(s)

Existing Rights to Purchase Equity Interests

-None-

SCHEDULE 5.01(t)

Labor Matters

Collective Bargaining Agreements

Loan Party or other Subsidiary	Union	Contract Term
Kmart Corporation—Distribution Center – Manteno, IL	IBT # 705	2/2/15-2/4/18
Kmart Corporation—Distribution Center – Morrisville, PA	UAW # 8275	9/11/16-3/8/20
Kmart Corporation – Distribution Center – Warren, OH	UAW	9/3/15-9/8/18
Sears Roebuck—PRS. – Detroit, MI	IBT #243	10/19/14-10/18/17
Sears Roebuck—MDO – Detroit, MI	IBT #243	10/27/14-10/26/17
Sears Roebuck—PRS. – Toledo, OH	IBEW #1076	2/1/16-1/31/18
Sears Roebuck – Retail – Chicago, IL	IUOE #399	7/1/15-6/30/19
Sears Roebuck—Auto Center – Fairview Heights, IL	UFCW #881	3/22/15-3/24/18
Sears Roebuck—PRS – Belleville, IL	UFCW #881	3/22/15-3/24/18
Sears Roebuck—Retail – Fairview Heights, IL	UFCW #881	3/22/15-3/24/18
Sears Roebuck—PRS – Akron, OH	IBT #348	5/4/15-5/18/18
Sears Roebuck—PRS – Cleveland, OH	UFCW #880	2/1/16-1/31/19
Sears Roebuck – Retail – Wilkes Barre, PA	IBT #401	7/1/16-6/30/19
Sears Roebuck—Retail– Minneapolis, MN	IUOE #70	6/1/16-5/31/19
Sears Roebuck—PRS – Penn-Jersey (Philadelphia), PA	IBT #107	7/15/11-3/31/16
Kmart Corporation – Distribution Center – Chambersburg, PA	UNITE #196	3/8/15-3/3/18
Kmart Corporation – Distribution Center – Mira Loma, CA	UNITE # 512	1/13/12-1/12/18
Sears Roebuck—PRS – McMurray (Pittsburgh), PA	USWA Dist. 10	1/1/14-12/31/16 11/1/12-4/30/15
Sears Roebuck – PRS – Anchorage, AK	IBEW 1547	(Extended through 10/31/16)
Sears Roebuck – PRS – Bloomingdale (Chicago), IL	IBEW 134	2/1/15-1/31/17
Sears Roebuck—MDO – Sacramento, CA	IBT #150	9/1/16-8/31/19
Sears Roebuck—PRS – St. Louis (Fenton), MO	IBT #688	12/1/13-11/30/16
Sears Logistics Services, Inc.—Kent, WA – DDC	IBT # 174	11/1/13-10/31/16
Sears Logistics Services, Inc.—Kent, WA—MDO	IBT # 117	12/4/13-9/30/16

Material Bonus, Restricted Stock, Stock Option, or Stock Appreciation Plans

1. Sears Holdings Corporation Umbrella Incentive Program and First Amendment thereto

2. Sears Holdings Corporation Annual Incentive Plan

3. Long-Term Incentive Plans

a.	Sears Holdings Corporation 2008 Long-Term Incentive Plan

b.	Sears Holdings Corporation 2009 Long-Term Incentive Plan

c.	Sears Holdings Corporation 2010 Long-Term Incentive Plan and First Amendment thereto

d.	Sears Holdings Corporation Long-Term Incentive Program, effective April 27, 2011

e.	Sears Holdings Corporation Cash Long-Term Incentive Plan, amended and restated effective April 10, 2015

4. Stock Plans

a.	Sears Holdings Corporation 2006 Stock Plan and First Amendment thereto

b.	Sears Holdings Corporation 2013 Stock Plan

SCHEDULE 6.01(j)

Financial and Collateral Reports

Reporting Requirements

A. WITHIN 10 BUSINESS DAYS AFTER THE END OF EACH FISCAL MONTH[1]

1. Borrowing Base Certificate

2. Summary Source document of Stock Ledger

3. Summary Source document of Sears inventory ineligibles

4. Summary Source document of KMart inventory ineligibles

5. Memo item of retail sales

6. Summary Source document of Home Service Inventory

7. Summary Source document showing In-Transit Inventory

8. Summary Source document showing Credit Card A/R

9. Summary Source document of Pharmacy A/R

10. Summary Source document of Pharmacy A/R ineligibles

11. Gift Card Liability Report

12. Monthly Store Rent in WA, VA, PA

13. Monthly DC Rent

14. Report showing PACA/PASA Liability

15. Tracking Summary (see schedule)

B. WITHIN 30 DAYS AFTER THE END OF EACH FISCAL MONTH[2]

1. Consolidated Balance Sheet

(i) Holdings and its Subsidiaries

(ii) Holdings and its domestic Subsidiaries

2. Consolidated Statement of Income (including cumulative from previous year end)

(i) Holdings and its Subsidiaries

(ii) Holdings and its domestic Subsidiaries

3. Consolidated Statement of Cash Flows (including cumulative from previous year end)

(i) Holdings and its Subsidiaries

(ii) Holdings and its domestic Subsidiaries

4. Compliance Certificate with Fixed Charge Ratio calculation

C. WITHIN 50 DAYS AFTER THE END OF THE FIRST THREE FISCAL QUARTERS

1. Consolidated Balance Sheet

(i) Holdings and its Subsidiaries

(ii) Holdings and its domestic Subsidiaries

2. Consolidated Statement of Income (including cumulative from previous year end)

(i) Holdings and its Subsidiaries

(ii) Holdings and its domestic Subsidiaries

3. Consolidated Statement of Cash Flows (including cumulative from previous year end)

(i) Holdings and its Subsidiaries

[1]	Upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, such Borrowing Base Certificate and supporting information shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday.
[2]	Only applicable ~~durring~~during an Accelerated Borrowing Base Delivery Event

(ii) Holdings and its domestic Subsidiaries

4. Compliance Certificate with Fixed Charge Ratio calculation

D. WITHIN 60 DAYS AFTER THE END OF EACH FISCAL YEAR

1. Forecast

E. WITHIN 95 DAYS OF FISCAL YEAR END

1. Annual Audited Consolidated Balance Sheet of Holdings and its Subsidiaries

2. Annual Consolidated Balance Sheet of Holdings and its domestic Subsidiaries

3. Annual Audited Consolidated Statement of Income of Holdings and its Subsidiaries

4. Annual Consolidated Statement of Income of Holdings and its domestic Subsidiaries

5. Annual Audited Consolidated Statement of Cash Flows of Holdings and its Subsidiaries

6. Annual Consolidated Statement of Cash Flows of Holdings and its domestic Subsidiaries

7. Compliance Certificate with Fixed Charge Ratio calculation

SCHEDULE 6.01(r)

Post-Closing Undertakings

(1) The Borrowers shall use commercially reasonable efforts to arrange for delivery, within 30 days of the Amendment Effective Date, of customary legal opinions of local counsel in Illinois, Michigan and Delaware, in form and substance reasonably satisfactory to the ~~Agent~~Required Lenders, with regard to such corporate and perfection matters as the ~~Agent~~Required Lenders of either Class may reasonably request~~, consistent with the other opinions delivered on the Effective Date pursuant to Section 4.01(a)(vii)~~.

~~The Borrowers shall use commercially reasonable efforts to deliver as promptly as practicable after the Effective Date (but in any event within 30 days) the results of UCC lien searches against each of Sears Brands, L.L.C, Sears Brands Management Corporation, Sears, Roebuck and Co., Sears Brands Business Unit Corporation and Kmart Corporation.~~

(2) The Borrowers shall deliver within five days of the Amendment Effective Date such documents and certifications as the Required Lenders may reasonably require to evidence that each Loan Party owning Property located in California is in good standing in California.

(3) The Borrowers shall, at their sole cost and expense, deliver Mortgages with respect to each of the Post-Closing Properties and Uniform Commercial Code financing statements required to be filed in connection therewith (or otherwise consent to the filing of such financing statements by the Lenders or the Agent) on or before the date that is 30 days after the Amendment Effective Date, in each case, in form and substance reasonably acceptable to the Required Lenders. If any such Mortgage is delivered without a complete legal description attached, the same shall nevertheless be deemed duly delivered, pursuant to this Agreement, provided the Borrowers cause such legal description to be delivered on or before 40 days after the Amendment Effective Date, and any such Mortgage without a legal description shall be held by the title company (reasonably approved by the Required Lenders) and not recorded until delivery of such legal description.

(4) The Borrowers, at their sole cost and expense, shall use commercially reasonable efforts to deliver Appraisals on or before ~~January 15, 2018, and~~February 10, 2018. The Borrowers shall, at their sole cost and expense, deliver, with respect to Mortgages delivered on or prior to the Effective Date, Title Insurance Policies ~~(subject to all Permitted Liens) and Surveys~~ on or before the date that is 90 days after the ~~Effective Date, in each case~~Amendment Effective Date, and with respect to Mortgages for the Post-Closing Properties, Title Insurance Policies on or before the date that is 90 days after the date of delivery of such Mortgage, in each case with respect to Title Insurance Policies, containing such endorsements and affirmative coverages that are customarily available in the applicable jurisdiction and otherwise in form and substance reasonably acceptable to ~~Agent, for each of the Properties.~~the Required Lenders, subject to all customary title company exclusions and subject only to Permitted Liens. Additionally, the Borrowers shall, at their sole cost and expense, take all actions and execute and deliver all affidavits, documents and other instruments required in connection with the delivery of the Title Insurance Policies in form and substance reasonably satisfactory to the Required Lenders and each applicable title insurance company providing a Title Insurance Policy, so long as such affidavits documents and other instruments are in usual and customary form subject to the proviso in clause (i) of Permitted Liens. Anything contained herein to the contrary notwithstanding, each Title Insurance Policy shall be in an amount not less than the fair market value of each applicable Property as determined by an Appraisal.

(5) The Borrowers shall use commercially reasonable efforts to deliver such other customary certificates, documents, estoppels, or consents as the Required Lenders reasonably may require within the time periods reasonably designated by the Required Lenders with respect to each of the foregoing deliverables (but in no event shall such effort be required to continue beyond the date that is 90 days after the Amendment Effective Date); provided that, other than with respect to the other obligations of the Borrowers set forth in this Schedule 6.01(r), the Borrowers shall not be required pursuant to this paragraph to take any action that (a) would be unduly burdensome or costly in relation to the benefit likely to be afforded to the Lenders thereby, (b) would require the Borrowers to make any financial or monetary accommodation to any party (other than de minimis costs and expenses or otherwise in connection with the satisfaction of an outstanding monetary obligation or liability which can be satisfied by the payment of a fixed sum of money or any other reasonable out-of-pocket expenses incurred in the ordinary course of satisfying the obligations of Borrower contained herein), (c) the Borrowers reasonably believe would violate the applicable lease or jeopardize the Borrowers’ continued use and operation of the property, or (d) would require Holdings or any subsidiary thereof to modify or relinquish in any material respect any of its existing material rights with respect to any Property.

(6) The Borrowers shall deliver or perform each of the following to ~~Agent’s~~the Required Lenders’ reasonable satisfaction on or before the date that is ~~90 days following the Effective Date, or such later date as to which Agent~~, with respect to Mortgages delivered on or prior to the Effective Date, 90 days following the Amendment Effective Date, and with respect to Mortgages on the Post-Closing Properties, 90 days following the date of delivery of such Mortgage, or, in each case, such later date as is set forth below or to which the Required Lenders may grant ~~its~~their consent, such consent not to be unreasonably withheld, delayed or conditioned so long as Borrower is diligently pursuing the satisfaction of the applicable Post-Closing Items.

(a) Title Insurance. A marked, signed commitment to issue, or a signed pro-forma version of, a Title Insurance Policy in respect of each Property, listing only such exceptions as are reasonably satisfactory to ~~Agent, subject to all Permitted Liens~~the Required Lenders (it being agreed that Permitted Liens are reasonably satisfactory to the Required Lenders so long as the Loan Parties have fulfilled the provisos in clause (i) of the definition of “Permitted Liens”), in accordance with the time periods identified in paragraph 4 above.

(b) Opinion of Local Counsel. A legal opinion in form and substance reasonably acceptable to ~~Agent~~the Initial Tranche A Term Lenders as to the enforceability of each Mortgage under the laws of the state in which the applicable individual Property is located, the good standing, foreign qualification, valid existence or other comparable concept under applicable law of the applicable Borrower in such state and the other matters described in the form local counsel opinion delivered to Borrower as of the ~~Closing~~Effective Date (it being understood that the formulation of such opinions shall be subject to the policies of the counsel providing such opinions and qualifications required by the various jurisdictions in which the Properties are located and need not include any statement or opinion that in the reasonable opinion of the counsel providing such opinions is not factually and legally supportable and accurate).

(c) Lien Search Reports. Reports of Uniform Commercial Code, tax lien, bankruptcy and judgment searches (subject to all Permitted Liens) conducted by a search firm acceptable to ~~Agent~~the Required Lenders with respect to each Property.

(d) Zoning. A zoning report for each Property indicating that each Property is in material compliance with all applicable zoning requirements (taking into account all variances,

exceptions, special use permits and all grandfathering provisions thereof), subject to any survey requirements of the provider of such report.

(e) Survey. If requested by ~~Agent~~the Required Non-Affiliated Tranche A Lenders in writing, a Survey with respect to each Property within ~~ninety~~sixty (~~90~~60) days of the request therefor in form and substance reasonably satisfactory to ~~Agent~~the Required Lenders (subject only to ~~all~~ Permitted Liens).

(f) Legal Descriptions. If any Mortgage delivered on the Effective Date does not have a complete legal description attached, the same shall nevertheless be deemed duly delivered, pursuant to this Agreement, provided the Borrowers cause such legal description to be delivered on or before 15 days after the Effective Date, and any such Mortgage without a legal description shall be held by the title company (reasonably approved by ~~Agent~~the Initial Tranche A Term Lenders) and not recorded until delivery of such legal description.

(7) The Borrowers shall be entitled to extensions of the time periods set forth above in the reasonable discretion of the Required Lenders with respect to undertakings requiring the cooperation of government officials, title company personnel or other third parties located in Puerto Rico who remain operationally limited in any material respect by the consequences of Hurricane Maria.

(8) The Borrowers shall promptly upon request provide the Lenders with all information reasonably requested by any Lender regarding the status and progress of the post-closing undertakings required hereby.

SCHEDULE 6.02(d)

Restricted Payments

Sears Canada Inc.

SCHEDULE 6.02(k)(ii)

Investment Policy

•	Direct obligations of the United States government (U.S. Treasury Bills, Notes and Bonds) which are fully guaranteed by same.

•	Direct obligations of federal agencies (“Agencies” are arms of the federal government and their securities are backed by the full faith and credit of the U.S. government) and government-sponsored entities (“GSEs” are privately owned and publicly chartered organizations which were created by acts of Congress and their securities are not backed by the full faith and credit of the U.S. government).

•	Money Market Funds which have a minimum of $5 billion in assets, offer immediate redemption of shares, have a minimum of three years investment history, and have the highest rating by two of Standard & Poor’s, Moody’s or Fitch. All funds must be 2a7 eligible.

•	Commercial paper (unsecured or asset backed) issued by any corporation or bank having a maturity of 6 months or less and rated A1/ P1/F1 by two of S&P, Moody’s or Fitch, respectively, or having a maturity of 3 months or less and rated at least A2/P2/F2 by two of S&P, Moody’s and Fitch, respectively.

•	Money market investments such as, certificates of deposits, notes or time deposits issued by any domestic commercial bank or a domestic branch of certain foreign banks having a maturity of 6 months or less that are rated A1 or AA/P1or Aa2/F1 or AA by two of S&P, Moody’s or Fitch, respectively.

•	Repurchase agreements with domestic financial firms that are rated A/A2/A by two of S&P, Moody’s or Fitch, respectively. Permissible marketable securities allowed for repurchase or reverse repurchase agreements include any Eligible Investments listed above. Each Repo dealer is limited to $1.0 billion in exposure regardless of the underlying securities.

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) the portion of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Term Lender][their respective capacities as Term Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Term Lender)][the respective Assignors (in their respective capacities as Term Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[3]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[4]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrowers: [Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation].

4.	Agent: [JPP, LLC], a Delaware limited liability company, as the Agent under the Credit Agreement.

5.	Credit Agreement: [Term Loan Credit Agreement dated as of January [ ], 2018] (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by, among others, [Sears Holdings Corporation, the Borrowers, certain subsidiaries of Sears Holding Corporation, the Lenders party thereto and JPP, LLC, as Agent].

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Tranche A Term Loan for all Tranche A Term Lenders[9]	Amount of Tranche A Term Loan Assigned[10]	Percentage Assigned of Tranche A Term Loan[11]	Aggregate Amount of Tranche B Term Loan for all Tranche B Term Lenders[12]	Amount of Tranche B Term Loan Assigned[13]	Column missing on copy
		$____________	$______	_________%	$____________	$______	__
		$____________	$______	_________%	$____________	$______	__

[7.	Trade Date: __________________] ~~[12]~~[15]

Effective Date: [            ] [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ACCEPTANCE FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Subject to minimum amount requirements pursuant to Section 9.07(a) of the Credit Agreement.
[11]	Set forth, to at least 4 decimals, as a percentage of the Tranche A Loan of all applicable Tranche A Lenders thereunder.
[12]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[13]	Subject to minimum amount requirements pursuant to Section 9.07(a) of the Credit Agreement.
[14]	Set forth, to at least 4 decimals, as a percentage of the Tranche B Loan of all applicable Tranche B Lenders thereunder.
~~12~~15	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]~~13~~16 Accepted:

JPP, LLC, as Agent

By:
Name:
Title:

~~13~~16	To the extent that the Agent’s consent is required under Section 9.07(a) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(a) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(j) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes, to the extent reasonably requested by the Agent, attached hereto are duly completed and executed by [the][such] Assignee, any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4. Fees. This Assignment and Acceptance shall be delivered to the Agent with a processing and recordation fee of $3,500, to the extent required by the terms of the Credit Agreement, unless such fee has been waived by the Agent in its sole discretion.

EXHIBIT B

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Date of Certificate:             , 20

To:	JPP, LLC, as Agent

c/o ESL Investments, Inc.,

1170 Kane Concourse, Suite 200

Bay Harbor Islands, FL 33154

Attention: Edward S. Lampert, CEO

Ladies and Gentlemen:

Reference is made to a certain Term Loan Credit Agreement, dated as of January [    ], 2018 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”) by, among others, Sears Holdings Corporation, a Delaware corporation (“Holdings”), Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation (individually, a “Borrower”, and collectively, the “Borrowers”), the lenders from time to time party thereto and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator (the “Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, as a duly authorized and acting Authorized Officer of Holdings, hereby certifies on behalf of Holdings and each of the other Loan Parties as of the date hereof the following:

1.	No Defaults or Events of Default.

(a)	Since (the date of the last similar certification), and except as set forth in Appendix I, no Default or Event of Default has occurred.

(b)	If a Default or Event of Default has occurred since (the date of the last similar certification), the Loan Parties have taken or propose to take those actions with respect to such Default or Event of Default as described on said Appendix I.

2.	Financial Calculations.

(a)	Attached hereto as Appendix IIA are reasonably detailed calculations necessary to determine the Fixed Charge Ratio as of the last day of the [fiscal quarter][fiscal year] ended (whether or not compliance therewith is then required under Section 6.03 of the Credit Agreement).

3.	Financial Statements.

[Use following paragraph (a) for fiscal quarter-end financial statements]

(a)	Attached hereto as Appendix III are the unaudited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal quarter ended , and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal quarter, and the consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter (or if not attached, a copy of the quarterly report filed with the SEC on form 10-Q, reflecting such consolidated balance sheets and consolidated statements of income and cash flows, has been delivered to the Agent and the Lenders in accordance with Section 9.02(b) of the Credit Agreement).

[Use following paragraphs (b) and (c) for fiscal year-end financial statements]

(b)	Attached hereto as Appendix III are the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended , and the consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, accompanied by a report without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, which report has been prepared by a Board-appointed auditor of national standing (or if not attached, a copy of the annual report filed with the SEC on form 10-K, reflecting such consolidated balance sheet and consolidated statements of income and cash flows of Holdings and its Subsidiaries, has been delivered to the Agent and the Lenders in accordance with Section 9.02(b) of the Credit Agreement).

(c)	Attached hereto as Appendix IV are the unaudited consolidated balance sheet of Holdings and its domestic Subsidiaries for the fiscal year ended , and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year.

4.	No Material Accounting Changes, Etc.

(a)	The financial statements furnished to the Agent and the Lenders for the [fiscal quarter/fiscal year] ended were prepared in accordance with GAAP.

(b)	Except as set forth in Appendix V, there has been no change in GAAP used in the preparation of the financial statements furnished to the Agent and the Lenders for the [fiscal quarter/fiscal year] ended . If any such change has occurred, a statement of reconciliation conforming such financial statements to GAAP is attached hereto in Appendix V if necessary for the calculation of the Fixed Charge Ratio.

[Signature page follows]

IN WITNESS WHEREOF, a duly authorized and acting Authorized Officer of Holdings, on behalf of Holdings and each of the other Loan Parties, has duly executed this Compliance Certificate as of             , 20    .

HOLDINGS:

SEARS HOLDINGS CORPORATION

By:
Name:
Title:

APPENDIX I

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

APPENDIX IIA

A. Calculation of Fixed Charge Ratio: Required whether or not compliance under Section 6.03 of the Credit Agreement is then required. Calculated for the most recently ended four fiscal quarters.

1.

Adjusted Consolidated EBITDA~~14~~17 for such period (all calculated on a Consolidated basis in accordance with GAAP (excluding any non-cash income already deducted from Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period)):

	(a)	Consolidated Net Income for such period:
Plus the following, without duplication and to extent deducted in determining Consolidated Net Income for such period:
	(b)	Consolidated Interest Expense for such period:
	(c)	income tax expense for such period:
	(d)	all amounts attributable to depreciation and amortization expense for such period:
	(e)	any items of loss resulting from the sale of assets other than in the ordinary course of business for such period:
(f)

any non-cash charges for tangible or intangible impairments or asset write downs for such period (excluding any write downs or write-offs of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters):

(g)

any other non-cash charges for such period (including non-cash charges arising from share-based payments to employees or directors, but excluding (1) any non-cash charge already added back to Consolidated Net

~~14~~17	For the purposes of calculating Adjusted Consolidated EBITDA in connection with any determination of the Fixed Charge Ratio, (i) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made any Material Disposition, the Adjusted Consolidated EBITDA for such fiscal quart er shall be reduced by an amount equal to the Adjusted Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Adjusted Consolidated EBITDA (if negative) attributable thereto for such fiscal period and (ii) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made a Material Acquisition, Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $100,000,000.

Income in the calculation of Adjusted Consolidated EBITDA in a prior period, (2) any non-cash charge that relates to the write-down or write-off of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters, and (3) non-cash charges for which a cash payment is required to be made in that or any other period):

Minus the following, without duplication and to the extent included in Consolidated Net Income for such period:

(h)	any items of gain resulting from the sale of assets other than in the ordinary course of business for such period:

(i)	any cash payments made during such period in respect of non-cash charges described in Line 1(g) above taken in a prior period:

(j)	any non-cash items of income for such period:

(k)	any cancellation of debt income for such period:

(l)	Adjusted Consolidated EBITDA [Line 1(a), plus the sum of Lines 1(b) through 1(g), minus the sum of Lines 1(h) through 1(~~j~~k)]:

2.	Minus the following:

	(a)	the unfinanced portion of Capital Expenditures made
during such period (but including Capital Expenditures
financed with proceeds of the revolving
facility under the ABL Credit Agreement):

	(b)	taxes paid in cash net of refunds during such period (but in no event less than zero):

3.	Line 1( ~~k~~l), minus Lines 2(a) and 2(b):

4.	Fixed Charges for such period (all calculated on a Consolidated basis):

(a)	Consolidated Interest Expense paid or payable in cash:

Plus

(b)	scheduled principal payments on Debt made during such period:

Plus

	(c)	Capital Lease Obligation payments made during such period:

	(d)	Fixed Charges [The sum of Lines 4(a) through 4(c)]:

5.	FIXED CHARGE RATIO AS OF THE FISCAL [QUARTER]
[YEAR] ENDED [Line 3 divided by Line 4(d)]:

B. Fixed Charge Ratio Covenant: During the continuance of a Covenant Compliance Event, each of Holdings and the Borrowers will not permit the Fixed Charge Ratio as of the last day of any fiscal quarter of Holdings to be less than 1.0 to 1.0.

1.	Is covenant required to be tested?	Yes _________ No _________

2.	If covenant is required to be tested, in compliance?	Yes _________ No _________

APPENDIX III

APPENDIX IV

APPENDIX V

Exhibit C

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [            , 20            ], made by [            ] (the “Additional Guarantor”), in favor of [            ], as agent (in such capacity, the “Agent”), for the banks, financial institutions and other institutional lenders (the “Lenders”) parties to the Term Loan Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Term Loan Credit Agreement.

W I T N E S S E T H :

WHEREAS, Sears Holdings Corporation (“Holdings”), Sears Roebuck Acceptance Corp. (“SRAC”), Kmart Corporation (“Kmart Corp.” and, together with SRAC, the “Borrowers”), certain other subsidiaries of Holdings, as Guarantors, the Lenders and JPP, LLC, as administrative agent and collateral administrator, have entered into a certain Term Loan Credit Agreement, dated as of January [    ], 2018 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”);

WHEREAS, the Term Loan Credit Agreement requires the Additional Guarantor to become a party to the Term Loan Credit Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Term Loan Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Term Loan Credit Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 10.08 of the Term Loan Credit Agreement, hereby becomes a party to the Term Loan Credit Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

2. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW BUT INCLUDING SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Remainder of Page intentionally left blank]

D- 1

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title~~:~~

D- 2

Exhibit D

REAL ESTATE DEFINITIONS

“Alteration” means any demolition, or any material alteration, installation, improvement or expansion of or to any of the Properties or any portion thereof.

“Appraisal” means, with respect to each Property, an appraisal of such Property determining market value on an as if leased basis that is prepared by Cushman Wakefield or a member of the Appraisal Institute selected by Agent in consultation with the Initial Tranche A Term Lenders, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of any Property.

“Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest in or right accruing to or use of any of the Properties, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority, other than immaterial takings by and/or the granting of immaterial easements or rights of way to a Governmental Authority in the ordinary course of business that do not, in the aggregate, have a Property Material Adverse Effect.

“Environmental Claim” means any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to Borrowers directly in connection with any Property arising out of, based on, in connection with, or resulting from (i) the actual or alleged presence, Use or Release of any Hazardous Substance, (ii) any actual or alleged violation of any Environmental Law, or (iii) any actual or alleged injury or threat of injury to property, health or safety, natural resources or to the environment caused by Hazardous Substances.

“Environmental Laws” means, with respect to any Properties, any and all present and future federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of Hazardous Substances on property, health or safety, (iii) the Use or Release of Hazardous Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in each case with respect to Hazardous Substances or the environment or (v) the liability for or costs of other actual or threatened danger to health with respect to Hazardous Substances or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors

Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-013 (and, if necessary as determined in such Phase I Environmental Site Assessments, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor selected by Borrowers, and made available to Agent as provided in Section 1.7 of this Exhibit E.

“Ground Lease” means, with respect to each Property, any “Pledged Lease” described in the applicable Mortgage, as such ground lease may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Leased Parcel” means, with respect to each Property, any portion of such Property that is ground leased to Borrowers as the lessees under a Ground Lease.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or the presence of which on, in or under any of the Properties is prohibited or requires monitoring, investigation or remediation under Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Properties that are used at the Properties in compliance with all Environmental Laws and in a manner that does not result in contamination any of the Properties or in a Property Material Adverse Effect.

“Lease” means any leasehold estate, lease, sublease, sub-sublease, license, concession, occupancy agreement or other agreement (written or oral, now or at any time in effect and every modification, amendment or other agreement relating thereto, including every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto) that grant a possessory interest in, or the right to use or occupy, all or any part of the Property, together with all related security and other deposits (together with any and all modifications, renewals, extensions and substitutions of the foregoing), but specifically excluding (a) all Leases under which Borrowers are not the landlord, sublandlord or licensor thereunder, (b) Multi-Site Agreements, (c) REA’s that expressly prohibit the encumbrance of Borrowers’ interests, rights and obligations thereunder, and (d) Ground Leases.

“Loss Proceeds” means amounts, awards or payments payable to Borrowers or Agent in respect of all or any portion of any of the Properties in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrowers and Agent, respectively, of any and all reasonable expenses incurred by Borrowers and Agent in the recovery thereof, including all reasonable attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Loss Proceeds Account” means an account maintained by Agent for purposes of depositing any Loss Proceeds.

“Material Agreements” means each contract and agreement in force and effect relating to the Property a default under which or the termination or cancellation of which could reasonably be expected to result in a Material Adverse Effect, other than (i) Leases (but including REA’s), (ii) Multi-Site Agreements, (iii) any agreement (other than REA’s) set forth on Schedule B of the Title Insurance Policy, and (iv) agreements to which Borrowers and their affiliates are not parties or that relate only to the fee interest or any Superior Interest and/or fee owners of the Properties or interests of holders of Superior Interests and not Borrowers’ applicable leasehold estate under the applicable Ground Lease or the improvements owned by Borrowers thereon.

“Material Alteration” means any Alteration to be performed by or on behalf of Borrowers at any of the Properties that (i) is reasonably expected to result in a Material Adverse Effect with respect to the applicable Property or (ii) is reasonably expected to permit (or is reasonably likely to induce) any tenant to terminate its Lease or abate rent, but expressly excluding any Permitted Disposition described in clause (f) of the definition thereof.

“Multi-Site Agreements” means, collectively, national, multi-site or master leases, licenses, or concession or department agreements with tenants or licensees that operate within and as a part of Borrowers’ store, or that operate kiosks, ATM or vending machines or drive –through facilities located on the Property, in each case, solely to the extent any such leases, licenses, concessions or agreements terminate with respect to the Property upon the cessation of Borrower’s operations at the Property.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses, consents, approvals and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of such Property).

“Policies” means each insurance policy covering any of the Properties as more particularly described in the ~~[~~Closing Certificate.

“Properties” means the real property set forth on under the heading “Real Property Collateral” in a schedule to the Closing Certificate, as well as the Post-Closing Properties, all as described in greater detail under the Mortgages, together with all buildings and improvements thereon (other than leasehold improvements that are the property of a tenant under a lease at a Property) and all personal property owned by Borrowers and encumbered by the Mortgages, together with all rights pertaining to such property, all to the extent of the mortgagor’s right, title and interest therein; and “Property” means an individual property included in the Properties or all Properties collectively, as the context may require.

“Post-Closing Properties” means the real property set forth on under the heading “Real Property Collateral” in the Amendment Effective Date Certificate.

“Property Material Adverse Effect” means a material adverse effect upon (i) Borrowers’ title to any individual Property, (ii) Agent’s ability to enforce and derive the principal benefit of the security intended to be provided by any Mortgage and/or the other Loan Documents, or (iii) the use or value of any individual Property as determined by newly obtained appraisals as of, or promptly following, the Effective Date.

“Real Property Collateral” means the right, title and interest of the mortgagor in the “Property” under and as defined in each Mortgage.

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), and “Released” has the meaning correlative thereto.

“SAC Conditions” means, collectively, the visible or surface level presence of products, materials and equipment, and/or the existence of hydraulic lifts, oil and fluid separators, above ground and below ground storage tanks and all other machinery and equipment, in each case, solely to the extent related to, used in or incidental to the operation of a Sears Auto Center facility.

“Survey” means, with respect to each Property, either (a) a current land title survey thereof, certified to Borrower, the title company issuing the applicable Title Insurance Policy and ~~Lender~~Agent and their respective successors and assigns, in form and substance reasonably satisfactory to ~~Lender~~the Required Lenders, or (b) an existing survey accompanied by a “no change” affidavit from the Borrower, and certified to the persons in subdivision (a).

“Title Insurance Policy” means, with respect to each Property, an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably satisfactory to ~~Lender~~the Required Lenders (taking into account any endorsements or other modifications to any such policy to made upon the subsequent delivery of the Surveys and zoning reports required to be delivered pursuant to this Agreement), subject only to ~~all~~ Permitted Liens.

“Transfer” means the sale or other whole or partial conveyance of all or any portion of any of the Real Property Collateral or any direct or indirect interest therein to a third party, including any grant made after the Effective Date of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of the Real Property Collateral (but expressly excluding any and all of the same that exist as of the Effective Date) or the subjecting of any portion of the Real Property Collateral to restrictions on transfer.

“Third-Party Lease” means any Lease that covers all or any portion of any Property with a tenant that is not an affiliate of Borrowers.

“Threshold Amount” means, with respect to each Property, $1,000,000.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“Waste” means any intentional and material abuse or destructive use (whether by action or inaction) of any Property.

Exhibit E

REAL ESTATE REPRESENTATIONS

Section 1.1. ~~Section 1.2.~~ Payment of Taxes. To their knowledge, Borrowers have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed (taking into account any applicable extensions) and paid all material amounts of taxes due (including interest and penalties) except for taxes that are not yet delinquent and taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the lien of each Mortgage in favor of Agent.

Section 1.2. ~~Section 1.3.~~ Title~~Section 1.4.~~ . Borrowers own good, insurable and valid title to the applicable leasehold estate in the Properties and Borrowers either own good, insurable and valid fee simple title to the improvements thereon or own good, insurable and valid title to the applicable leasehold estate in such improvements, and good, insurable, valid ~~and transferrable~~ title to any other Real Property Collateral, in each case free and clear of all Liens whatsoever except the Permitted Liens. No Property is subject to a Lien (other than a Permitted Lien described in clauses (~~i) or (xii~~b) of the definition thereof) that secures Debt for borrowed money (expressly excluding all leases of furnishings, fixtures, equipment and other personal property). The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority Liens on the Properties, enforceable as such against creditors of and purchasers from Borrowers and subject only to Permitted Liens, any requirements in the various jurisdictions in which the Properties are located with respect to the order of, and requirements for the realization on, security, including any applicable so-called “security first” and “one-action” or similar rules, requirements or limitations, and (ii) perfected Liens in and to all personalty constituting Real Property Collateral, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Liens any requirements in the various jurisdictions in which the Properties are located with respect to the order of, and requirements for the realization on, security, including any applicable so-called “security first” and “one-action” or similar rules, requirements or limitations. ~~Subject to clauses (a), (j) and (k) of Permitted Liens~~Except as disclosed in writing to the Lenders on the Effective Date (including in any title commitments or Title Insurance Policies actually delivered to Agent and Lenders on or prior to the date hereof), to the Borrowers’ knowledge, there are no material claims for payment for work, labor or materials affecting the Properties that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. As used in this Section 1.2, “insurable” means that a Title Insurance Policy meeting the requirements of Sections 4 and 6(a) of Schedule 6.01(r) is capable of being issued by at least one title insurance company of nationally recognized standing that is reasonably acceptable to the Required Lenders.

Section 1.3. ~~Section 1.5.~~ Physical Condition.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, to the Borrowers’ knowledge, each Property and all building systems (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) are free of all material damage and are in good condition, order and repair in all respects material to such Property’s use, operation and value, subject to ordinary wear and tear and any maintenance, restoration, repairs and/or replacements that are diligently being prosecuted to completion in accordance with Borrowers’ ordinary course of business.

(b) ~~Except as would not reasonably be expected to result in a Material Adverse Effect~~To Borrowers’ knowledge (without due inquiry), Borrowers are not aware of any existing material structural or other material defect or damages in any of the Properties, whether latent or otherwise.

(c) Borrowers have not received written notice, and have not received written notice that any tenant has received written notice from any insurance company or bonding company of any material defects or inadequacies in any of the Properties that remain uncured or uncorrected that would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 1.5. ~~Section 1.6.~~ Condemnation. To the Borrowers’ knowledge, no Condemnation has been commenced or, to Borrowers’ knowledge, has been threatened in writing, with respect to all or any portion of any of the Properties or for the relocation of roadways providing access to any of the Properties to the extent that such Condemnation would reasonably be expected to cause a Material Adverse Effect.

Section 1.6. ~~Section 1.7.~~ Utilities and Public Access. Each Property has adequate rights of access to dedicated public ways (and to the Borrowers’ knowledge makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities, including water and sewer (or well and septic), necessary to the continued use and enjoyment of such Property as presently used and enjoyed.

Section 1.7. ~~Section 1.8.~~ Environmental Matters. To Borrowers’ knowledge, except as would not reasonably be expected to result in a Property Material Adverse Effect (it being agreed that the presence of SAC Conditions shall not constitute a Property Material Adverse Effect) and except as shown on any Phase I Environmental Reports made available to Agent or as shown on Schedule – Exhibit E – Section 1.7 to the ~~Closing~~Amendment Effective Date Certificate:

(i) No Hazardous Substances are located at, on, in or under any of the Properties or have been handled, manufactured, generated, stored, processed, or disposed of at, on, in or under, or have been Released from, any of the Properties in violation of Environmental Law. Without limiting the foregoing, there is not present at, on, in or under any of the Properties, any PCB-containing equipment not maintained in compliance with Environmental Laws), asbestos or asbestos containing materials not maintained in material compliance with Environmental Laws, underground storage tanks or surface impoundments for any Hazardous Substance not maintained in material compliance with Environmental Laws, lead in drinking water (except in concentrations that comply with all Environmental Laws, or lead-based paint. To the Borrowers’ knowledge, there is no threat of any Release of any Hazardous Substance migrating to any of the Properties.

(ii) Each Property is in compliance in all material respects with all Environmental Laws applicable to such Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of such Property under all Environmental Laws). No Environmental Claim is pending with respect to any of the Properties, nor is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrowers or any of the Properties.

(iii) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any of the Properties and, to Borrowers’ knowledge, no Governmental Authority has been taking any action to subject any of the Properties to Liens under any Environmental Law.

(iv) There are no Phase I Environmental Reports completed within the last two years in the possession of Borrowers in relation to any of the Properties that have not been made available to Agent.

Section 1.8. ~~Section 1.9.~~ Assessments. To the Borrowers’ knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any of the Properties, nor are there any contemplated improvements to any of the Properties that may result in such special or other assessments, to the extent the same would reasonably be expected to result in a Material Adverse Effect or Property Material Adverse Effect.

Section 1.9. ~~Section 1.10.~~ No Joint Assessment. Subject to the provisions of the Ground Leases, Borrowers have not suffered, permitted or initiated the joint assessment of any of the Properties (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any taxes that may be levied against such other real property or personal property shall be assessed or levied or charged to any of the Properties as a single Lien.

Section  1.10. ~~Section 1.11.~~ [Intentionally Deleted]

Section 1.11. ~~Section 1.12.~~ Permits; Certificate of Occupancy. Borrowers have obtained all material Permits necessary for the present use and operation of each Property. The uses being made of each Property are in conformity in all material respects with the certificate of occupancy (if any) and/or Permits for such Property and any other restrictions, covenants or conditions affecting such Property.

Section 1.12. ~~Section 1.13.~~ Security Deposits. Borrowers are in compliance in all material respects with all Requirements of Law relating to security deposits by Borrowers pursuant to any of the Leases.

Section 1.13. ~~Section 1.14.~~ Insurance. Borrowers have obtained insurance policies reflecting the insurance coverages as set forth and certified to Agent and the Lenders in the Officer’s Certificate, and such list accurately reflects the insurance coverage maintained with respect to each of the Properties, excluding any policies that may be held by the lessors under the Ground Leases. All premiums on such insurance policies required to be paid as of the Effective Date have been paid for the current policy period. No Person, including Borrowers, has done, by act or omission, anything that would impair the coverage of any such policy.

Section 1.14. ~~Section 1.15.~~ Ground Leased Parcel. Each of the following is true with respect to each Ground Lease:

(i) The Ground Lease has an original term (or an original term plus one or more optional renewal terms) that extends not less than 20 years beyond the maturity date of the Loans (including any unexercised option periods and automatic renewal periods);

(ii) The Ground Lease ~~does not expressly prohibit or restrict Borrowers’~~neither prohibits any Borrower’s ability to mortgage its leasehold interest therein, nor grants any Borrower’s right to do so, and the Ground Lease is assignable to Agent ~~and~~, its successors and assigns, without the consent of the ground lessor thereunder, and in the event it is so assigned, it is further assignable by Agent and its successors and assigns without the consent of the lessor, except as provided in and subject to the requirements set forth with respect to each specific Ground Lease as set forth on Schedule – Exhibit E – Section ~~1.15(ii) to the Closing Certificate; and~~ 1.14 (ii) to the Amendment Effective Date Certificate (and the Borrowers further represent and warrant Real Property Collateral with a fair market value of at least $200,000,000 in the aggregate (on a “lit/as if leased” basis, other than with respect to the property known as “Tinley Park”)as determined by Appraisals is not subject to any such scheduled restriction on assignment);

(iii) Borrowers have not received any written notice of default and have no knowledge of any default under ~~the~~any Ground Lease that remains uncured and to the Borrowers’ knowledge no condition exists that, but for the passage of time or giving of notice, would result in a default by any party under the terms of the Ground Lease, and the Ground Lease is in full force and effect as of the Effective Date~~.~~ ;

(iv) The Ground Lease or a memorandum of the Ground Lease (with or without amendments) has been duly recorded, except as set forth on Schedule—Exhibit E – Section 1.14(iv) to the Amendment Effective Date Certificate. To each Borrower’s knowledge, there have not been amendments or modifications to the terms of the Ground Lease since recordation of the Ground Lease (or a memorandum thereof), with the exception of written instruments which have been recorded or as previously disclosed to Agent and Lenders in writing or in this Agreement;

(v) Except for the Permitted Liens and other encumbrances of record, to Borrowers’ knowledge, Borrowers’ interest in the Ground Lease is not subject to any Liens or encumbrances executed by, acquiesced to by or consented to by any Borrower Party that are superior to, or of equal priority with, the applicable Mortgage other than the applicable ground lessor’s related fee interest and any Superior Interests; and

(vi) As of the date hereof, no Borrower has given or, to any Borrower’s knowledge, received any written notice of any material default(s) under any easements, REA’s, rights-of-way, covenants, conditions, statutory restrictions (including building, fire and safety, land use and development, and zoning regulations and restrictions), or declarations affecting the Ground Leased Parcels, in each case, that are continuing as of the date hereof and that are not in the process of being contested by appropriate proceedings conducted diligently and in good faith or being cured, and that in any case would have a Material Adverse Effect.

Exhibit F

REAL ESTATE COVENANTS

Sect Maintenance of Properties. Borrowers, at their sole cost and expense, shall cause each Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, in accordance with each Borrower’s customary practice in the ordinary course of business. Borrowers shall not knowingly use, maintain or operate any Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto . Subject to Section 1.12 of this Schedule, and except as may be required under any Ground Lease, no improvements or fixtures constituting Real Property Collateral located at or on any Property shall be voluntarily removed, demolished or materially altered without the prior written consent of ~~Agent~~the Required Lenders (except for (i) replacement of fixtures, furnishings, machinery, equipment and other personal property in the ordinary course of Borrowers’ business with items of the same utility and of equal or greater value and sales or dispositions of obsolete or economically unusable fixtures, furnishings, machinery, equipment or other personal property no longer needed for the operation of the applicable Property, and (ii) except any Permitted Dispositions), and Borrowers, at their sole cost and expense, shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Properties in accordance with Borrowers’ reasonable business judgment, subject to the terms of any Ground Lease. Borrowers shall not make any change in the use of any Property that would materially increase the risk of fire or other hazard arising out of the operation of any Property, or do or permit to be done thereon anything that may in any way impair the value of any Property in any material respect or the Liens of the Mortgages or otherwise cause or reasonably be expected to result in a Property Material Adverse Effect. Borrowers shall not install or permit to be installed on any Property any underground storage tank except in accordance with Environmental Laws, and solely in connection with the Sears Auto Centers. Borrowers shall not, without the prior written consent of ~~Agent~~the Required Lenders, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof, subject to all Permitted Liens.

Sect Impositions and Other Claims. Subject to the obligations of the landlords or lessors under the Ground Leases or Superior Leases, Borrowers shall timely pay and discharge all Taxes and all other taxes, assessments and governmental charges levied upon it, its income and its assets pursuant to all Requirements of Law as and when such taxes, assessments and charges are due and payable, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any Permitted Liens, including rights to contest contained in the definition of Permitted Liens. Borrowers shall timely file all material federal, state and local tax returns and other reports that they are required by law to file (taking into account any applicable extensions). If any law or regulation applicable to Agent, any of the Real Property Collateral or any of the Mortgages is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Agent the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrowers, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect any of the Mortgages, the indebtedness evidenced under the Loan Documents or Agent, then Borrowers, upon demand by Agent, shall pay such taxes, assessments, charges or Liens, or reimburse Agent for any amounts paid by Agent.

Sect Access to Properties. Borrowers shall permit, subject to the rights of tenants under Leases, agents, representatives and employees of Agent to enter and inspect the Properties or any portion thereof, and/or inspect, examine, audit and copy the books and records of Borrowers to the extent relating to the Properties, excluding data with respect to the retail operations of Borrowers ~~,~~ (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times so as not to disrupt the normal business operations of Borrowers as may be requested by ~~Agent~~the Required Lenders upon reasonable advance notice allowing an opportunity for agents or representatives of Borrowers to be present. If an Event of Default is continuing, the reasonable cost of such inspections, examinations, copying or audits shall be borne by Borrowers, including the reasonable cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Agent or the Required Lenders. The cost of such inspections, examinations, audits and copying, if not paid for by Borrowers within a reasonable time after presentment with documentation of expenses in reasonable detail following demand, may be added to the Term Loan and such amount shall be considered overdue for purposes hereunder.

Section 1.4. Leases.

(a) Upon ~~Agent~~the Required Lenders’~~s~~ written request, Borrowers shall furnish Agent with copies of all Leases to which any Borrower is a party entered into after the Effective Date. All new Leases and renewals or amendments of Leases (in each case, other than Leases with any Affiliates of Borrower which shall be subject in all instances to clause (b) below) shall, subject in the case of renewals to the terms and provisions of the applicable existing Lease (including any conditions or requirements with respect to attornment, subordination and attornment), be (i) entered into on arms’ length terms and with tenants that could not reasonably be expected to result in a Material Adverse Effect, (ii) subject and subordinate to the Mortgages and (iii) contain provisions for the agreement by the tenant thereunder to attorn to Agent and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the applicable Property by any purchaser at a foreclosure sale, which agreement by tenant may be conditioned upon Agent entering into a subordination, attornment and non-disturbance agreement mutually acceptable to ~~Agent~~the Required Lenders and the applicable tenant. If expressly required pursuant to a Lease, Agent shall enter into a subordination, attornment and non-disturbance agreement ~~mutually~~on the terms required by the Lease, or if none are set forth in the Lease, on customary terms that are reasonably acceptable to ~~Agent and the applicable tenant~~the Required Lenders.

(b) Any Lease that does not conform to the standards set forth in Section 1.4(a) (except for any Lease to an owner or operator of part or all of the Sears Auto Center business in connection with the separation of a material portion of the business or assets of such business from the assets of Borrowers) shall be subject to the prior written consent of ~~Agent~~the Required Lenders, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, all new Leases that are with third-parties, and all terminations, renewals and amendments of Third-Party Leases, and any surrender of rights under any Third-Party Lease, shall be subject to the prior written consent of ~~Agent~~the Required Lenders, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Borrowers shall (i) observe and punctually perform ~~in all material respects~~ all the material obligations imposed upon the lessor under the Leases; (ii) use commercially reasonable efforts to enforce in a commercially reasonable manner all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, except that Borrowers may terminate any Lease following a material default thereunder by the respective tenant; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignments of rents and leases under the Mortgages; and (v) not cancel or terminate any guarantee of any of the Third-Party Leases without the prior written consent of ~~Agent~~the Required Lenders.

(d) Security deposits of tenants under all Leases shall be held in compliance with Legal Requirements and any provisions in Leases relating thereto. Borrowers shall maintain books and records of sufficient detail to identify all security deposits of tenants separate and apart from any other payments received from tenants. Subject to Legal Requirements, Borrowers hereby pledge to Agent as security for the indebtedness evidenced under the Loan Documents any bond or other instrument held by Borrowers in lieu of cash security. Upon foreclosure on any Property, Borrowers shall deliver to Agent an amount equal to the aggregate security deposits of the tenants at such Property (and any interest theretofore earned on such security deposits and actually received by Borrowers), and any such bonds, that Borrowers had not returned to the applicable tenants or applied in accordance with the terms of the applicable Lease.

(e) Any Borrower shall promptly deliver to Agent a copy of each written notice from a tenant under any Third-Party Lease claiming that such Borrower is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by such Borrower. Borrowers shall use commercially reasonable efforts to provide in each Third-Party Lease executed after the ~~Closing~~Effective Date to which Borrowers are a party that any tenant delivering any such notice shall send a copy of such notice directly to Agent.

(f) All agreements entered into by or on behalf of Borrowers that require the payment of leasing commissions with respect to Leases at any Property or other similar compensation to any party shall (i) provide that the obligation will not be enforceable against Agent and (ii) be subordinate to the lien of the Mortgage.

(g) Borrower shall use commercially reasonable efforts to deliver to Agent, upon request by the Required Lenders of either Class, tenant estoppel certificates from each commercial tenant leasing space at the Properties in the form provided by Agent and otherwise reasonably satisfactory to the Required Lenders, provided that Borrower shall not be required to request such certificates more frequently than two (2) times in any calendar year.

Section 1.5. Property-Specific Information. At ~~Agent’s~~the request of the Required Lenders of either Class, Borrowers shall furnish within 30 days after the end of the applicable calendar month such information with respect to the Properties as Lender shall reasonably request, to the extent such other information is then reasonably available at no material expense to Borrowers.

Section 1.6. Insurance.

(a) At all times while any portion of the Loan remains outstanding, Borrowers shall maintain the Policies with respect to the Properties, for the mutual benefit of Borrowers and Agent.

(b) All Policies:

(i)	~~(v)~~ shall be maintained throughout the term of the Loan without cost to Agent and shall name each Borrower (and may name affiliates of each Borrower) as the named insured;

(ii) ~~(vi)~~ with respect to property insurance policies, shall contain a standard noncontributory mortgagee clause naming Agent and its successors and assigns as their interests may appear as first mortgagee and loss payee;

(iii) ~~(vii)~~ with respect to liability policies, except for workers compensation, employers liability and auto liability, shall name Agent and its successors and assigns as their interests may appear as additional insureds and loss payees;

(iv) ~~(viii)~~ with respect to property insurance policies, shall either be written on a no coinsurance form or contain an endorsement providing that neither Borrowers nor Agent nor any other party shall be a co-insurer under such Policies;

(v) ~~(ix)~~ with respect to property insurance policies, shall contain an endorsement or other provision providing that Agent shall receive 10 days’ prior written notice of cancellation thereof due to non-payment of premium;

(vi) ~~(x)~~ with respect to property insurance policies, shall contain an endorsement providing that no act or negligence of Borrowers or any foreclosure or other proceeding or notice of sale relating to one or more of the Properties shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(vii) ~~(xi)~~ shall not contain provisions that would make Agent liable for any insurance premiums thereon or subject to any assessments thereunder;

(viii) ~~(xii)~~ shall contain a waiver of subrogation against Agent, as applicable;

(ix) ~~(xiii)~~ may be in the form of a blanket or umbrella policy; and

(x) ~~(xiv)~~ shall otherwise be reasonably satisfactory in form and substance to ~~Agent~~the Required Lenders and shall contain such other provisions as Agent or the Required Lenders deems reasonably necessary or desirable to protect its interests; provided, that nothing in this clause (x) shall require Borrowers to obtain types of coverage that it does not typically carry, or coverage in an amount greater than it typically carries, each case in the ordinary course of its business.

(c) Borrowers shall pay the premiums for all Policies as the same become due and payable, subject to Borrowers’ right to finance the premiums therefor. Complete copies or certificates of such Policies shall be delivered to Agent reasonably promptly upon request. Not later than 30 days prior to the expiration date of each Policy, Borrowers shall deliver to Agent evidence, reasonably satisfactory to ~~Agent~~the Required Lenders, of its renewal. Borrowers shall reasonably promptly forward to Agent a copy of each written notice received by Borrowers of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(d) Borrowers shall not procure any other insurance coverage that would be on the same level of payment as the Policies or would adversely impact in any way the ability of Agent or Borrowers to collect any proceeds under any of the Policies, unless the foregoing provisions (a)-(c) are applicable to such other insurance coverage. If at any time Agent is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, upon notice to Borrowers, Agent shall have the right to take such reasonable action as Agent or the Required Lenders of either Class deems necessary to protect its interest in the Properties, including the obtaining of such insurance coverage as Agent in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder). All premiums, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Agent upon demand and, until paid, shall bear interest at the rate paid for overdue amounts.

(e) Borrowers or Guarantors shall provide Agent with at least 30 days’ prior written notice of cancellation by Borrowers or Guarantors or any of their respective affiliates of any property insurance policies relating to any Property.

(f) Borrowers shall have the right to replace any Policy with one or more additional Policies providing substantially similar or better coverage.

(g) Notwithstanding the foregoing, Borrowers may maintain self-insurance with respect to all Properties as otherwise expressly provided in this Agreement.

Section 1.7. Casualty and Condemnation.

(a) Upon learning thereof, Borrowers shall give reasonably prompt notice to Agent of any Casualty or Condemnation or of the actual or threatened commencement of proceedings that would result in a Condemnation.

~~(b) All of the following provisions of this Section 1.7 shall be subject in all respects to all terms, conditions and provisions of the applicable Ground Lease and any Superior Interests.~~

(b) ~~(c)~~ Agent may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Condemnation or any transfer made in lieu of or in anticipation of a Condemnation, to the extent permitted by law. Upon Agent’s request, Borrowers shall deliver to Agent all instruments reasonably requested by it to permit such participation. Borrowers shall, at their sole cost and expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Borrowers shall not consent or agree to a Condemnation or action in lieu thereof without the prior written consent of ~~Agent~~the Required Lenders in each instance, which consent shall not be unreasonably withheld, delayed or conditioned in the case of a taking of an immaterial portion of any Property.

(c) ~~(d)~~ Agent may (x) jointly with Borrowers settle and adjust any insurance claims, (y) following the commencement of a foreclosure action, settle and adjust any insurance claims without the consent or cooperation of Borrowers, or (z) allow Borrowers to settle and adjust any insurance claims; except that if no Event of Default is continuing, Borrowers may settle and adjust such claims aggregating not in excess of the Threshold Amount if such settlement or adjustment is carried out in a competent and timely manner, but Agent, at its election, shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds. The reasonable expenses incurred by Agent in the adjustment and collection of Loss Proceeds shall become part of the indebtedness evidenced under the Loan Documents and shall be reimbursed by Borrowers to Agent upon demand therefor.

(d) ~~(e)~~ All Loss Proceeds from any Casualty or Condemnation shall be immediately deposited into an account under the sole dominion and control of Agent. So long as no Event of Default exists and is continuing, Loss Proceeds after receipt thereof by Agent and reimbursement of any reasonable expenses incurred by Agent in connection therewith shall be applied promptly to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrowers shall commence, as promptly and diligently as practicable, to prosecute such restoring, repairing, replacing or rebuilding of such Property in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of such Property immediately prior to the Condemnation or Casualty). Provided that no Event of Default shall have occurred and be then continuing, Agent shall disburse such Loss Proceeds to

Borrowers upon Agent’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) if the cost of completion of the restoration plus payment of debt service on the Loan during the period of restoration exceeds the amount then contained in the Loss Proceeds Account, funds in an amount equal to such excess, which funds shall be remitted into the Loss Proceeds Account as additional Real Property Collateral for the Loan, and (iii) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Agent may reasonably request; and Agent may, in any event, require that all plans and specifications for restoration reasonably estimated by Agent to exceed the Threshold Amount be submitted to and approved by Agent prior to commencement of work (which approval shall not be unreasonably withheld, delayed or conditioned). If ~~Agent~~the Required Lenders of either Class reasonably ~~estimates~~estimate that the cost to restore will exceed the Threshold Amount, Agent or such Required Lenders may retain a local construction consultant to inspect such work and review Borrowers’ request for payments and Borrowers shall, on demand by Agent, reimburse Agent or such Required Lenders for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute indebtedness evidenced under the Loan Documents). No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on the anticipated aggregate cost of the work) has been completed, and thereafter, 100% of the value of the work shall be disbursed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration. Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Agent to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien, subject to all Permitted Liens.

(e) ~~(f)~~ Borrowers shall cooperate with Agent in obtaining for Agent the benefits of any Loss Proceeds lawfully or equitably payable to Agent in connection with the Properties. Agent shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Agent) out of such Loss Proceeds or, if insufficient for such purpose, by Borrowers.

Section 1.8. Compliance with Encumbrances and Material Agreements. Borrowers covenant and agree as follows:

(i)	Borrowers shall comply with all material terms, conditions and covenants of each Material Agreement and each material Permitted Lien which imposes obligations on the tenant under the Ground Lease (subject to the provisions of the Ground Lease), including any reciprocal easement agreement, ground lease, declaration of covenants, conditions and restrictions, and any condominium arrangements applicable to the Property.

(ii)	Borrowers shall promptly deliver to Agent a true and complete copy of each and every written notice of default or event of default received by Borrowers with respect to any obligation of Borrowers under the provisions of any Material Agreement and/or Permitted Lien.

(iii)	Borrowers shall deliver to Agent copies of any written notices of default or event of default relating to any Material Agreement and/or Permitted Lien served by Borrowers.

(iv)	Without the prior written consent of ~~Agent~~the Required Lenders, not to be unreasonably withheld, conditioned or delayed, Borrowers shall not grant or withhold any material consent, approval or waiver under any Material Agreement or Permitted Lien, subject to the provisions thereof, unless no Event of Default is continuing and the same is not reasonably likely to have a Material Adverse Effect.

(v)	Borrowers shall deliver to each other party to any Permitted Lien and any Material Agreement notice of the identity of Agent and each assignee of Agent of which Borrowers are aware if such notice is required under the terms of such Material Agreement or Permitted Lien in order to protect Agent’s interest thereunder.

(vi)	Borrowers shall use reasonable efforts to enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of each Material Agreement applicable to the counterparty(ies) thereto (other than Borrowers),, and to comply with the material terms, covenants and provisions of any Permitted Lien to be performed or observed by Borrowers, if any, in each case only if and to the extent the failure to do so would have a Material Adverse Effect.

Section 1.9. Ground Lease. ~~Except as may be expressly required pursuant to the Ground Lease in effect as of the Effective Date, Borrowers shall not amend, modify or consent to the termination of any Ground Lease. without Agent’s prior written consent, which consent , in the absence of an Event of Default, shall not be unreasonably withheld, conditioned or delayed. It shall constitute an immediate Event of Default if (i) a default (that would constitute a basis for an event of default that could result in the termination of the Ground Lease) by any Borrower occurs under the Ground Lease and continues beyond the expiration of any applicable cure period set forth therein with the applicable ground lessor having delivered written notice to the applicable Borrower (to the extent the applicable Ground Lease requires such notice), (ii) any Borrower terminates the Ground Lease or (iii) except as may be expressly required pursuant to the Ground Lease in effect as of the Effective Date, any Borrower amends the Ground Lease without Agent’s prior written consent.~~

(a) Except as may be expressly required pursuant to the Ground Lease in effect as of the Effective Date, Borrowers shall not amend, modify or consent to the termination of any Ground Lease without the Required Lenders’ prior written consent, which consent, in the absence of an Event of Default, shall not be unreasonably withheld, conditioned or delayed.

(b) Borrowers shall, at their sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrowers as lessee under each Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under each Ground Lease).

(c) Borrowers shall not, without the Required Lenders’ written consent, fail to exercise any option or right to renew or extend the term of any Ground Lease according to its terms during the term of this Agreement and shall give prompt written notice to Agent and shall execute, acknowledge, deliver and record any document reasonably requested by Agent or the Required Lenders to evidence the lien of the related Mortgage on such extended or renewed lease term; provided, however, Borrowers shall not be required to exercise any particular such option or right to renew or extend to the extent Borrowers shall have received the prior written consent of the Required Lenders (which consent may not be unreasonably withheld, delayed or conditioned) allowing Borrowers to forego exercising such option or right to renew or extend. If Borrowers shall fail to exercise any such option or right that is required as aforesaid, Agent may exercise the option or right as Borrowers’ agent and attorney-in-fact as provided above in Agent’s own name or in the name of and on behalf of a nominee of Agent, as Agent may determine in the exercise of its sole and absolute discretion, subject to the terms and conditions of the Ground Lease.

(d) Borrowers shall not waive, excuse, condone or in any way release or discharge any ground lessor under any Ground Lease of or from such ground lessor’s obligations, covenants and/or conditions under the related Ground Lease without the prior written consent of the Required Lenders.

(e) Subject to the express requirements of any Ground Lease, Borrowers shall not, without the Required Lenders’ prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend any Ground Lease, other than an expiration of the Ground Lease pursuant to its terms or as a result of any action by a holder of a Superior Interest or any other third party not an Affiliate of any Borrower or under any Borrower’s control, in each case, solely to the extent that neither any Borrower nor any Affiliate thereof consented to, acquiesced to or in any way participated in such action. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of ground lessor’s interest in any Ground Lease by Borrowers or any Affiliate of Borrowers shall be accomplished by Borrowers in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by the Required Lenders, with any acquisition resulting in such a merger without the consent of the Required Lenders being void ab initio.

(f) If Borrowers shall be in default under any Ground Lease and either (i) are not (or have not given notice that they are or will be) diligently pursuing a cure of the same within the applicable cure period or (ii) all applicable cure periods have lapsed, then, subject to the terms of the applicable Ground Lease, Borrowers shall grant Agent the right (but not the obligation), to cause the default or defaults under such Ground Lease to be remedied and otherwise exercise any and all rights of Borrowers under the Ground Lease, as may be necessary to prevent or cure any default, and Agent shall have the right to enter all or any portion of the related Property at such times and in such manner as Agent or the Required Lenders of either Class deems necessary, to prevent or to cure any such default.

(g) The actions or payments of Agent to cure any default by Borrower under each Ground Lease shall not remove or waive, as between Borrowers and Agent, the default that occurred under this Agreement by virtue of the default by Borrowers under any Ground Lease. All sums expended by Agent to cure any such default shall be paid by Borrowers to Agent, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Agent. All such indebtedness shall be deemed to be secured by the related Mortgage.

(h) Borrowers shall notify Agent promptly in writing of the occurrence of any default (upon any of any Borrower, Affiliate of Borrower, or any agent, employee or representative of any of the foregoing becoming aware of the same) by the ground lessor under any Ground Lease or following the receipt by Borrowers of any written notice from the ground lessor under any Ground Lease noting or claiming the occurrence of any default by Borrowers under any Ground Lease or the occurrence of any event that, with the passage of time or service of notice, or both, would constitute a default by Borrowers under any Ground Lease. Borrowers shall promptly deliver to Agent a copy of any such written notice of default.

(i) Within ten (10) business days after receipt of written demand by Agent, Borrowers shall use commercially reasonable efforts to obtain from the ground lessor under each Ground

Lease and promptly after receipt furnish to Agent the estoppel certificate of the ground lessor stating the date through which rent has been paid and whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any.

(j) Subject to the terms and conditions of the Ground Lease, Borrowers shall reasonably promptly execute, acknowledge and deliver to Agent such instruments as may be reasonably required to permit Agent to cure any default under any Ground Lease (subject to the provisions of clause (f) above) or permit Agent to take such other action reasonably required to enable Agent to cure or remedy the matter in default (subject to clause (f) above) and preserve the security interest of Agent under the Loan Documents with respect to each Ground Lease Property. Borrowers irrevocably appoint Agent as its true and lawful attorney-in-fact to do, in its name or otherwise, after the occurrence of an Event of Default, any and all acts and to execute any and all documents that are reasonably necessary to preserve any rights of Borrowers under or with respect to each Ground Lease, including, without limitation, the right to effectuate any extension or renewal of each Ground Lease (subject to clause (c) above), or to preserve any rights of Borrowers whatsoever in respect of any part of each Ground Lease (and the above powers granted to Agent are coupled with an interest and shall be irrevocable).

(k) Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i) The lien of the related Mortgage attaches to all of Borrowers’ rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq., including, without limitation, all of Borrowers’ rights, as debtor, to remain in possession of the related Property.

(ii) Borrowers shall not, without the Required Lenders’ written consent, elect to treat the Ground Lease as terminated under Subsection 365(h)(l) of the Bankruptcy Code. Any such election made without the Required Lenders’ prior written consent shall be void.

(iii) As security for the Obligations, Borrowers unconditionally assign, transfer and set over to Agent all of Borrower’s claims and rights to the payment of damages arising from any rejection by the lessor under the Ground Lease under the Bankruptcy Code. Agent and Borrowers shall proceed jointly or in the name of Borrowers in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Obligations shall have been satisfied and discharged in full. Any amounts received by Agent or Borrowers as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Agent (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv) If, pursuant to Subsection 365(h) of the Bankruptcy Code, Borrowers seek to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by the lessor of any of its obligations thereunder after the rejection by lessor of the Ground Lease under the Bankruptcy Code, then Borrowers shall not affect any offset of the amounts so objected to by Agent or the Required Lenders. If Agent or the Required Lenders of either Class has failed to object as aforesaid within ten (10) days after notice from Borrowers in accordance with the first sentence of this Subsection, Borrowers may proceed to offset the amounts set forth in Borrowers’ notice.

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any lessor of all or any part of the applicable Property in connection with any case under the Bankruptcy Code, Agent and Borrowers shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Agent in connection with such litigation. Borrowers shall, upon demand, pay to Agent all costs and expenses (including attorneys’ fees and costs) incurred in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the lien of the related Mortgage.

(vi) Borrowers shall notify Agent of any filing by or against the lessor under the Ground Lease of a petition under the Bankruptcy Code, setting forth any information available to Borrowers as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrowers shall deliver to Agent any and all notices, summonses, pleadings, applications and other documents received by Borrowers in connection with any such petition and any proceedings relating to such petition.

(l) If Agent, its nominee, designee, successor, or assignee acquires title and/or rights of Borrowers under the Ground Lease by reason of foreclosure of the applicable Mortgage, deed in lieu of foreclosure or otherwise, insofar as Borrowers may be concerned and subject to the provisions of the Ground Lease, such party shall (x) succeed to all of the rights of and benefits accruing to Borrowers under the Ground Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrowers under the Ground Lease. At such time as Agent or the Required Lenders of either Class shall request, Borrowers agree to execute and deliver and use commercially reasonable efforts to cause any third party to execute and deliver to Agent such documents as Agent or the Required Lenders of either Class and their counsel may reasonably require in order to insure that the provisions of this section will be validly and legally enforceable and effective against Borrowers and all parties claiming by, through, under or against Borrowers.

(m) Anything contained herein to the contrary notwithstanding, it shall constitute an immediate Event of Default if (i) a default by any Borrowers occurs under the Ground Lease and continues beyond the expiration of any applicable cure period set forth therein, (ii) there occurs any event or condition that gives the lessor under the Ground Lease a right to terminate or cancel the Ground Lease, (iii) any Ground Lease shall be terminated, cancelled or forfeited for any reason or under any circumstance whatsoever, or (iv) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of the Required Lenders, except as expressly required pursuant to the terms and conditions of the Ground Lease.

Section 1.10. Transfer. Subject to the terms of any Ground Lease, Borrowers shall not Transfer any Real Property Collateral other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business and Borrowers shall not hereafter file a declaration of condominium with respect to any of the Properties. Anything contained herein to the contrary notwithstanding, it shall constitute an immediate Event of Default if any Borrower Transfers or otherwise encumbers all or any portion of any individual Property (directly or indirectly) without the Required Lenders’ prior written consent in violation of the provisions of this Agreement, including without limitation any Permitted Disposition, further subject to any Permitted Liens.

Section 1.11. Modifications and Waivers. ~~Unless otherwise consented to in writing by Agent~~Subject to Section 1.9(a), Borrowers shall not amend, modify, terminate, renew, or surrender any material rights or remedies under any Ground Lease, or enter into any Ground Lease, ~~except in accordance with the express terms and conditions of any Lease or otherwise in compliance with~~

~~Section  1.4.~~without the express prior written consent of the Required Lenders. Borrowers shall not (i) enter into any Material Agreement, or amend, modify, surrender or waive any material rights or remedies under any Material Agreement, except, in each case, on arms- length commercially reasonable terms, (ii) terminate any Material Agreement, except for terminations in connection with a material default thereunder, or (iii) default in its material obligations under any Material Agreement~~.~~

Section 1.12. Alterations and Expansions. Except as expressly required under any Ground Lease, Borrowers shall not perform, undertake, contract to perform or consent to any Material Alteration without the prior written consent of ~~Agent~~the Required Lenders, which consent (in the absence of the continuation of an Event of Default) shall not be unreasonably withheld, delayed or conditioned, but may be conditioned on the delivery of additional collateral in the form of cash or cash equivalents acceptable to Agent in respect of the amount by which any such Material Alteration exceeds the Threshold Amount. If ~~Agent’s~~the Required Lenders’ consent is requested hereunder with respect to a Material Alteration, Agent or the Required Lenders of either Class may retain a construction consultant to review such request and, if such request is granted, Agent or the Required Lenders of either Class may retain a construction consultant to inspect the work from time to time. Borrowers shall, on demand by Agent or the Required Lenders of either Class, reimburse Agent or the Required Lenders for the reasonable fees and disbursements of such consultant.

Section 1.13. Zoning and Uses. ~~Except as expressly required under any Ground Lease,~~ Borrowers shall not do any of the following without the prior written consent of ~~Agent~~the Required Lenders:

(i)	initiate or support any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to a Property, or use or permit the use of a Property in a manner that would result in the use of such Property first becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate any of the material terms of any Lease, Material Agreement or Requirements of Law (and if under applicable zoning ordinances the use of all or any portion of any Property is a nonconforming use, Borrowers shall not cause or permit such nonconforming use to be discontinued or abandoned);

(ii)	execute or file any subdivision plat affecting any of the Properties, or institute, or permit the institution of, proceedings to alter any tax lot comprising any of the Properties; or

(iii)	permit or consent to any of the Properties being used by the public or any Person in such manner as might reasonably make possible a valid claim of adverse usage or possession or of any implied dedication or easement.

Section 1.14. Waste. Borrowers shall not commit or permit any Waste on any of the Properties, nor take any actions that might invalidate any insurance carried on any of the Properties (and Borrowers shall promptly correct any such actions of which Borrowers become aware).

Section 1.15. Mortgage. Section 7.26 of each Mortgage is incorporated herein by this reference.